As filed with the Securities and Exchange Commission on March 20, 2023

No. 333-264910

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NuScale Power Corporation

(Exact name of registrant as specified in its charter)

Delaware	4911	98-1588588
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6650 SW Redwood Lane, Suite 210

Portland, OR 97224

(971) 371-1592

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Temple

General Counsel

6650 SW Redwood Lane, Suite 210

Portland, OR 97224

(971) 371-1592

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jason M. Brauser

James M. Kearney

Stoel Rives LLP

760 SW Ninth Avenue, Suite 3000

Portland, OR 97205

Tel: (503) 224-3380

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-264910) (the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (“SEC”) on June 30, 2022, is being filed to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 16, 2023, and to update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on May 13, 2022.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 20, 2023

PRELIMINARY PROSPECTUS

228,011,646 Shares of Class A Common Stock

8,900,000 Warrants to Purchase Shares of Class A Common Stock

NUSCALE POWER CORPORATION

This prospectus relates to (1) the issuance by us of up to 178,396,711 shares (“Exchange Shares”) of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of NuScale Power Corporation, a Delaware corporation (“NuScale Corp,” “we,” “our” or “us”), upon exchange (on a one-for-one basis, subject to adjustment) of Class B Units of NuScale Power, LLC, an Oregon limited liability company (“NuScale LLC”) (which Class B Units were originally purchased at various times since 2007 for ascribed prices per unit ranging from approximately $0.00 (for certain incentive awards) to $7.76 per unit, and which collectively have a weighted average ascribed purchase price of $4.74 per unit) and cancellation of a corresponding number of shares of Class B Common Stock, par value $0.0001 per share, of NuScale Corp, and the resale of 171,755,372 Exchange Shares, the resale of which might otherwise be limited by the resale restrictions imposed on “control securities” under Rule 144 under the Securities Act; (2) the issuance by us of up to 11,500,000 shares of Class A Common Stock upon the exercise of the Public Warrants (as defined below); (3) the issuance by us of up to 8,900,000 shares of Class A Common Stock upon the exercise of Private Placement Warrants (defined below) and the resale of such shares; and (4) the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees of up to: 8,900,000 Private Placement Warrants (as defined below) to purchase Class A Common Stock, which Private Placement Warrants were originally purchased for $1.00 per warrant; 23,700,002 shares of Class A Common Stock, which were originally purchased for approximately $10.00 per share by PIPE Investors (defined below) immediately prior to the consummation of the Merger (defined below) pursuant to the terms of the Subscription Agreements (defined below); and 5,514,933 shares of Class A Common Stock held by Spring Valley Acquisition Sponsor Sub, LLC and its affiliates and the former officers and directors of Spring Valley Acquisition Corp (“Spring Valley Founders”) , which were originally purchased for approximately $0.003 per share.

On May 2, 2022 (the “Closing Date”), Spring Valley Acquisition Corp., formerly a blank check company incorporated as a Cayman Islands exempted company (“Spring Valley”), completed the previously announced transactions pursuant to the Agreement and Plan of Merger dated December 13, 2021 (as amended) between Spring Valley, Spring Valley Merger Sub, LLC, an Oregon limited liability company (“Merger Sub”) and NuScale LLC, including: (a) the domestication of Spring Valley as a Delaware corporation (the “Domestication”) and the change of its name to “NuScale Power Corporation”; and (b) the merger (“Merger”) of Merger Sub with and into NuScale LLC, with NuScale LLC as the surviving business entity in the Merger, through which the combined company was reorganized in an “UP-C” structure, with NuScale Corp now serving as the sole manager of NuScale LLC. NuScale LLC is now owned in part, indirectly through NuScale Corp, by former public and private shareholders of Spring Valley and in part directly by continuing equity owners of NuScale LLC (the “Legacy NuScale Equityholders”).

After the Domestication and immediately before completion of the Merger, Spring Valley issued to certain selling securityholders, in private placements, 23,700,002 shares of Class A Common Stock at approximately $10.00 per share, for an aggregate purchase price of $235,000,000.

In connection with the special meeting at which shareholders approved the Merger, holders of 8,599,631 shares of our Class A Common Stock, or 37.5% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.10 per share, for an aggregate redemption amount of $86.9 million. The shares of common stock being offered for resale pursuant to this prospectus by the selling securityholders represent approximately 85.5% of shares outstanding on a fully diluted basis as of March 15, 2023, assuming the exercise of all outstanding options to purchase Class A Common Stock. The sale of shares by the selling securityholders, or the perception in the market that the selling securityholders intend to sell a large number of shares, could increase the volatility of the market price of our Class A Common Stock or result in a significant decline in the public trading price of our Class A Common Stock. Even if our trading price is significantly below $10.00, the offering price for the Spring Valley Units offered in our initial public offering, certain of the selling securityholders, including the Spring Valley Founders and the Legacy NuScale Equityholders, may still have an incentive to sell shares of our Class A Common Stock because they purchased the shares at prices lower than the price paid by the Public Shareholders (defined below) or the current trading price of our Class A Common Stock. For example, based on the closing price of our Class A Common Stock of $9.00 as of March 15, 2023, the Spring Valley Founders could experience a potential profit of approximately $9.00 per share, or $49.6 million in the aggregate; the PIPE Investors would realize a potential loss of approximately $1.00 per share, or $23.1 million in the aggregate; and the Legacy NuScale Equityholders would realize a potential profit (on average) of approximately $4.72 per share, or $725.1 million in the aggregate. Similarly, if the Spring Valley Founders sold Private Placement Warrants for $1.63 per warrant, the closing price of our warrants on March 15, 2023, the Spring Valley Founders would realize a potential profit of approximately $0.63 per warrant, or $6.2 million in the aggregate.

The selling securityholders may offer, sell or distribute all or a portion of the Private Placement Warrants and the shares of Class A Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices.

We provide more information about how the selling securityholders may sell their shares in the section entitled “Plan of Distribution.”

We paid certain offering fees and expenses and fees in connection with the registration of the Private Placement Warrants and the Class A Common Stock and will not receive proceeds from the exchange of NuScale LLC Class B Units (and cancellation of a corresponding number of shares of Class B Common Stock) for Class A Common Stock or from the sale of the Private Placement Warrants or shares of Class A Common Stock by the selling securityholders, except with respect to any amounts received by us upon exercise of any Warrants. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive from such exercises, depends on the trading price of our Class A Common Stock, which may not exceed the $11.50 warrant exercise price before the warrants expire. In certain circumstances, the Warrants can be exercised on a cashless basis. See “Description of Capital Stock — Warrants.” The selling securityholders will bear all commissions and discounts, if any, attributable to their respective sales of warrants or Class A Common Stock.

Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “SMR.” On March 15, 2023, the closing sale price of our Class A Common Stock was $9.00 per share. Our public warrants are listed on the NYSE and trade under the symbol “SMR.WT.” On March 15, 2023, the closing sale price of our public warrants was $1.64 per warrant.

We are an “emerging growth company” as defined under applicable federal securities laws, and therefore are subject to certain reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have taken no actions that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by selling securityholders of the securities offered by them.

Neither we nor the selling securityholders (1) have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you; (2) take responsibility for, or provide assurances as to the reliability of, any other information that others may give you; and (3) will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the selling securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

We may provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any supplement or post-effective amendment with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.” You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

BASIS OF PRESENTATION

We were incorporated on August 20, 2020 as a Cayman Islands exempted company under the name Spring Valley Acquisition Corp. for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On May 2, 2022, we completed the Transactions (as defined herein), following which we were renamed “NuScale Power Corporation,” and we act as the sole manager of NuScale Power, LLC, an Oregon limited liability company (“NuScale LLC”). Unless otherwise indicated, the financial information included herein is that of NuScale LLC, which, following the Transactions, became our business. We are a holding company and, accordingly, all of our assets are held directly by, and all of our operations are conducted through, NuScale LLC, and our only direct asset consists of NuScale LLC Class A Units. As the manager of NuScale LLC, we have the full, exclusive, and complete discretion to manage and control the business of NuScale LLC and to take all action we deem necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of NuScale LLC set forth in its operating agreement. We may not be removed as the manager of NuScale LLC.

Because NuScale Corp had limited operations before the Transactions, NuScale LLC is our “predecessor” for financial reporting purposes and we present in this prospectus the financial statements of NuScale LLC for all periods.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Unless the context otherwise requires, references in this prospectus to the “Company,” “NuScale,” “we,” “us,” or “our” refer to the business of NuScale LLC, which became the business of NuScale Power Corporation following the consummation of the Transactions.

MARKET AND INDUSTRY DATA

This prospectus includes, and any amendment or supplement to this prospectus may include, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge and experience, as well as information obtained from trade and business organizations, and other contacts in the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies, and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports, and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this prospectus or any amendment or supplement to this prospectus that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

TRADEMARKS

NuScale Power Corporation, NuScale Power, LLC, and their logos and other registered and common law trade names, trademarks and service marks, including NuScale Power Module™, VOYGR™ and Triple Crown For Nuclear Plant Safety™, are the property of NuScale Power, LLC. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names.

This document contains references to trademarks and service marks belonging to other entities. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

When used in this prospectus, unless the context otherwise requires:

●	“A&R NuScale LLC Agreement” refers to the Sixth Amended and Restated Limited Liability Company Agreement of NuScale LLC.
●	“ASC” refers to the Financial Accounting Standards Board Accounting Standards Codification.
●	“Board” refers to the board of directors of NuScale Corp.
●	“Bylaws” refers to the bylaws of NuScale Corp.
●	“Charter” refers to the certificate of incorporation of NuScale Corp.
●	“Class A Common Stock” refers to shares of Class A common stock, par value $0.0001 per share, of NuScale Corp.
●	“Class B Common Stock” refers to shares of Class B common stock, par value $0.0001 per share, of NuScale Corp., which represents the right to one vote per share and carries no economic rights.
●	“Common Stock” refers collectively to shares of Class A Common Stock and Class B Common Stock.
●	“Closing” refers to the closing of the Merger.
●	“Closing Acquiror Cash” refers to, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Closing; plus (b) all other cash and cash equivalents of Spring Valley as of immediately prior to the Closing; minus (c) the aggregate amount of cash proceeds that were required to satisfy the redemption of any shares of Spring Valley Class A ordinary shares (to the extent not already paid); plus (d) the aggregate proceeds of the PIPE Investment that is actually paid to Spring Valley at or prior to the Closing; minus (e) any Transaction Expenses (as defined in the Merger Agreement) in excess of $43,000,000 in the aggregate.
●	“Closing Date” refers to the date on which the Closing occurred.
●	“COVID-19” refers to the novel coronavirus pandemic.
●	“DGCL” refers to the Delaware General Corporation Law, as amended.
●	“DOE” refers to the U.S. Department of Energy.
●	“Effective Time” refers to the time when the Merger was consummated.
●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
●	“Fluor” refers to Fluor Enterprises, Inc., a California corporation, which is wholly owned by Fluor Corporation (NYSE: FLR).
●	“GAAP” refers to generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
●	“G&A” refers to general and administrative expenses.
●	“IPO” or “Initial Public Offering” refers to the initial public offering of Spring Valley, which closed on November 27, 2020.

●	“Legacy NuScale Equityholders” refers to the holders of NuScale LLC Units other than NuScale Corp.
●	“Merger” refers to the merger of Merger Sub with and into NuScale LLC, with NuScale LLC as the surviving entity.
●	“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of December 13, 2021 (as amended, modified, supplemented or waived from time to time), by and among Spring Valley, Merger Sub and NuScale LLC.
●	“Merger Sub” refers to Spring Valley Merger Sub, LLC, an Oregon limited liability company and a wholly owned subsidiary of Spring Valley.
●	“MWe” refers to one million watts of electric power.
●	“MWt” refers to one million watts of thermal power.
●	“NPM” refers to NuScale Power Module™.
●	“NRC” refers to the U.S. Nuclear Regulatory Commission.
●	“NuScale Corp” refers to NuScale Power Corporation, a Delaware corporation and the combined company following the consummation of the Transactions, and its consolidated subsidiaries, including NuScale LLC.
●	“NuScale LLC” refers to NuScale Power, LLC, an Oregon limited liability company.
●	“NuScale LLC Class A Units” refers to the Class A units of NuScale LLC issued to NuScale Corp immediately after the Closing.
●	“NuScale LLC Class B Units” refers to non-voting, Class B units of NuScale LLC.
●	“NuScale LLC Common Units” refers to the collective NuScale LLC limited liability company interests existing immediately after the Closing.
●	“NYSE” means the New York Stock Exchange.
●	“Organizational Documents” refers to the Charter and the Bylaws.
●	“OSU” means Oregon State University.
●	“PCAOB” refers to the Public Company Accounting Oversight Board.
●	“PIPE Investment” refers to the PIPE Investors’ purchase an aggregate of 23,700,002 shares of Class A Common Stock at an aggregate cash purchase price of $235,000,000 pursuant to the Subscription Agreements.
●	“PIPE Investors” refers, collectively, to the institutional and accredited investors that made the PIPE Investment.
●	“Pre-Existing NuScale LLC Common Units” refers to the “Common Units” of NuScale LLC as defined in the Fifth Amended and Restated Limited Liability Company Agreement of NuScale LLC.
●	“Pre-Existing NuScale LLC Options” refers to options to purchase Pre-Existing NuScale LLC Common Units, which Pre-Existing NuScale LLC Options converted automatically in the Merger into options to purchase Class A Common Stock.
●	“Private Placement Warrants” refers to the 8,900,000 warrants to purchase Spring Valley Class A ordinary shares that were issued in a private placement concurrently with the IPO and converted in the Transactions into warrants to purchase Class A common shares.

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●	“Public Warrants” refers to the 11,500,000 redeemable warrants issued in the IPO and converted in the Transactions into warrants to purchase Class A common shares.
●	“Public Shareholder” refers to a holder of Spring Valley Class A ordinary shares sold in the Initial Public Offering.
●	“R&D” refers to research and development.
●	“Registration Rights Agreement” refers to the registration rights agreement, dated May 2, 2022 between NuScale Corp., the Sponsor, the Sponsor Sub, the former independent directors of Spring Valley and certain equity holders of NuScale Corp and NuScale LLC.
●	“SEC” refers to the United States Securities and Exchange Commission.
●	“Securities Act” refers to the Securities Act of 1933, as amended.
●	“SMR” means small modular reactor.
●	“Sponsor” refers to Spring Valley Acquisition Sponsor, LLC, a Delaware limited liability company.
●	“Sponsor Letter Agreement” refers to the sponsor letter agreement, dated as of December 13, 2021, by and among Sponsor Sub, Spring Valley and NuScale LLC.
●	“Sponsor Sub” refers to SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company.
●	“Spring Valley” refers to Spring Valley Acquisition Corp., a special purpose acquisition company incorporated as a Cayman Islands exempt company.
●	“Spring Valley Founders” refers to Sponsor Sub and its affiliates and the former officers and directors of Spring Valley Acquisition Corp.
●	“Spring Valley Letter Agreement” refers to that certain Letter Agreement, dated November 23, 2020, by and between Spring Valley, the Sponsor and each of the officers and directors of Spring Valley.
●	“Spring Valley Units” refers to a unit which Spring Valley sold in the IPO consisting of one Spring Valley Class A ordinary share and one half of a Spring Valley Public Warrant.
●	“Subscription Agreements” refers to the subscription agreements (as amended from time to time) that Spring Valley entered into with the PIPE Investors in connection with the Merger Agreement, each dated as of December 13, 2021, March 29, 2022, or April 4, 2022.
●	“Tax Receivable Agreement” or “TRA” refers to that certain tax receivable agreement entered into concurrent with the Closing by and among NuScale Corp, NuScale LLC and the Legacy NuScale Equityholders.
●	“Transaction” or “Transactions” refers to the transactions contemplated by the Merger Agreement.
●	“VWAP” refers to the dollar volume-weighted average price.
●	“Warrants” refers collectively to the Public Warrants and the Private Placement Warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	NuScale Corp’s financial and business performance, including financial projections and business metrics;
●	the ability to maintain the listing of the Class A Common Stock on the NYSE, and the potential liquidity and trading of such securities;
●	the ability to obtain regulatory approvals for NuScale Corp to deploy its SMRs in the United States and abroad;
●	changes in applicable laws or regulations;
●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Transactions, and our ability to attract and retain key personnel;
●	forecasts regarding end-customer adoption rates and demand for NuScale Corp’s products in markets that are new and rapidly evolving;
●	macroeconomic conditions resulting from COVID-19;
●	availability of a limited number of suppliers for NuScale Corp’s products and services;
●	increases in costs, disruption of supply, or shortage of materials;
●	NuScale Corp’s dependence on a small number of customers, and failure to add new customers or expand sales to NuScale Corp’s existing customers;
●	substantial regulations, which are evolving, and unfavorable changes or failure by NuScale Corp to comply with these regulations;
●	product liability claims, which could harm NuScale Corp’s financial condition and liquidity if NuScale Corp is not able to successfully defend or insure against such claims;
●	changes to United States trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties;
●	various environmental and safety laws and regulations that could impose substantial costs upon NuScale Corp and negatively impact the ability of NuScale Corp’s suppliers to operate their manufacturing facilities; outages and disruptions of NuScale Corp’s services if it fails to maintain adequate security and supporting infrastructure as it scales NuScale Corp’s information technology systems;
●	availability of additional capital to support business growth;
●	failure to protect NuScale Corp’s intellectual property;

●	intellectual property rights claims by third parties, which could be costly to defend, related significant damages and resulting limits on NuScale Corp’s ability to use certain technologies, developments and projections relating to NuScale Corp’s competitors and industry;
●	the anticipated growth rates and market opportunities of NuScale Corp;
●	the period over which NuScale Corp anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;
●	the potential for NuScale Corp’s business development efforts to maximize the potential value of its portfolio;
●	NuScale Corp’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
●	NuScale Corp’s financial performance;
●	the inability to develop and maintain effective internal controls;
●	the diversion of management’s attention and consumption of resources as a result of potential acquisitions of other companies;
●	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;
●	cyber-attacks and security vulnerabilities;
●	the effect of COVID-19 and other pandemics on the foregoing; and
●	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future.

Each potential purchaser of securities of NuScale Corp should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus may adversely affect us.

SUMMARY

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

NuScale

NuScale is an advanced nuclear technology company that is developing an SMR to generate steam that can be used for electrical generation, district heating, desalination, hydrogen production and other process heat applications. For more information regarding NuScale, see the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Background

NuScale Power Corporation (formerly named “Spring Valley Acquisition Corp.”) was a blank check company incorporated under the laws of the Cayman Islands. Spring Valley, Merger Sub and NuScale LLC entered into the Merger Agreement on December 13, 2021, as amended, and the following transactions contemplated by the Merger Agreement were completed on May 2, 2022:

●	Spring Valley changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and domesticating as a corporation under the laws of the State of Delaware, and changed its name to “NuScale Power Corporation”;
●	NuScale Corp was designated as the sole manager of NuScale LLC;
●	Merger Sub merged into NuScale LLC with NuScale LLC surviving; and
●	the combined company was organized in an “UP-C” structure, in which substantially all of the assets and business of the combined company are held by NuScale LLC.

As a result of these transactions, former public shareholders of Spring Valley own shares of Class A Common Stock of NuScale Corp; NuScale Corp and the Legacy NuScale Equityholders hold NuScale LLC Class A Units and NuScale LLC Class B Units, respectively; and Legacy NuScale Equityholders hold a number of shares of Class B Common Stock (which represent a right to cast one vote per share at the NuScale Corp level, and carry no economic rights) equal to the number of NuScale LLC Class B Units held by the Legacy NuScale Equityholders.

The following diagram illustrates in simplified terms the structure of NuScale Corp and NuScale LLC.

Public
Sponsor Investor
Historic Owners (Fluor and others)
Class A Shares
Class A Shares
Non-Economic Class B Voting Shares
Right to exchange Economic LLC Units (together with cancellation of Non-Economic Class B Shares) for Class A Shares (or, upon the election of NuScale Corp, cash in an amount equal to the net proceeds raised by selling such NuScale Corp Class A Common Stock in a contemporaneous underwritten offering)
NuScale Power Corporation
(Manager)
Economic LLC Units
Economic LLC Units
NuScale Power, LLC

In connection with the Merger Agreement, Spring Valley entered into Subscription Agreements with certain PIPE Investors, pursuant to which, among other things, the PIPE Investors purchased an aggregate of 23,700,002 shares of Class A Common Stock immediately prior to the Closing at an aggregate purchase price of $237,000,000.

Selling Securityholders

This registration statement registers for resale 8,900,000 Private Placement Warrants to purchase Class A Common Stock, which Private Placement Warrants were originally purchased for $1.00 per warrant, and up to an aggregate of 209,870,307 shares of Class A Common Stock composed of: (a) 171,755,372 shares of Class A Common Stock issuable upon exchange (on a one-for-one basis, subject to adjustment) of Class B Units of NuScale LLC, which Class B Units were originally purchased at various times since 2007 for ascribed prices per unit ranging from approximately $0.00 (for certain incentive awards) to $7.76 per unit, and which collectively have a weighted average ascribed purchase price of $4.74 per unit; (b) 23,700,002 shares of Class A Common Stock, which were originally purchased for approximately $10.00 per share issued in private placements by PIPE Investors; and (c) 5,514,933 shares of Class A Common Stock held by Spring Valley Founders, which were originally purchased for approximately $0.003 per share.

Even if our trading price is significantly below $10.00, the offering price for the Spring Valley Units offered in the Company’s initial public offering, certain of the selling securityholders, including the Spring Valley Founders, may still have an incentive to sell shares of our Class A Common Stock because they purchased the shares at prices lower than the Public Shareholders or the current trading price of our Class A Common Stock. For example, based on the closing price of our Class A Common Stock of $9.00 as of March 15, 2023, the Spring Valley Founders could experience a potential profit of approximately $9.00 per share, or $49.6 million in the aggregate; the PIPE Investors would realize a potential loss of approximately $1.00 per share, or $23.1 million in the aggregate; and the Legacy NuScale Equityholders would realize a potential profit (on average) of approximately $4.72 per share, or $725.1 million in the aggregate. Similarly, if the Spring Valley Founders sold Private Placement Warrants for $1.63 per warrant, the closing price of our warrants on March 15, 2023, the Spring Valley Founders would realize a potential profit of approximately $0.63 per warrant, or $6.2 million in the aggregate. Purchasers of Class A Common Stock or Private Placement Warrants in the offering made by this prospectus may not experience a similar rate of return. See “Risk Factors — Risks Related to this Offering and Ownership of Our Shares of Class A Common Stock or Warrants — You may not experience a rate of return on your investment in Class A Common Stock similar to the return experienced by existing stockholders, including those who hold shares that are registered for resale under this registration statement.”

Summary of Risk Factors (page 8)

The investment in our securities involve significant risks, and you should carefully read and consider the factors discussed under “Risk Factors.” The following is a summary of some of these risks. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Structure and Governance

●	We are subject to risks related to our dependency on NuScale LLC to pay taxes, make payments under the Tax Receivable Agreement and pay dividends and fees associated with being a public company such as director retainers, NYSE and other regulatory filings;
●	If NuScale LLC were treated as a corporation for United States federal income tax or state tax purposes, then the amount available for distribution by NuScale LLC could be substantially reduced and the value of NuScale Corp shares could be adversely affected;
●	In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual tax benefits NuScale Corp realizes;
●	NuScale is a “controlled company” under the NYSE listing standards and an “emerging growth company” (“EGC”) under the Securities Act, and as a result, its stockholders may not have certain corporate protections or receive disclosures that are available to stockholders of companies that are not controlled companies or EGCs.

Risks Related to NuScale’s Business and Industry

●	We have not yet delivered an NPM to a customer or entered into a binding contract with a customer to deliver NPMs, and there is no guarantee that we will be able to do so;
●	Competitors in China and Russia currently operate commercial SMRs and may have advantages in marketing their SMRs to potential customers;
●	We may be unable to charge Utah Associated Municipal Power Systems (“UAMPS”), our first customer, for some costs we have incurred; we may be required to reimburse UAMPS if we fail to achieve specified performance measures, and we are required to hold restricted cash in the amount of $26.5 million to secure our reimbursement obligations and up to $81 million by the end of calendar year 2023, which amount will be unavailable for other expenditures;
●	Any delays in the development and manufacture of NPMs and related technology, the failure of any commercial or demonstration missions, or the failure to timely deliver NPMs to customers may adversely affect our business and financial condition;
●	We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability;
●	The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, and we may fail to effectively incorporate updates to

●	the design, construction and operations of our plants to ensure cost competitiveness, which could materially and adversely affect our business;
●	The market for SMRs is not yet established and may not achieve the growth potential expected or may grow more slowly than expected;
●	Our commercialization strategy relies on our relationships with Fluor and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if their relationships terminate;
●	We may be unable to manage future growth effectively, which could make it difficult to execute our business strategy;
●	If manufacturing and construction issues are not identified before design finalization, long-lead procurement and/or module fabrication, those issues will be realized during production, fabrication, construction or operation and may negatively affect plant deployment cost and schedule;
●	We, and our customers, operate in a politically sensitive environment, and may be affected by the public perception of nuclear energy and accidents, terrorist attacks or other high-profile events involving nuclear materials;
●	Our supply base may not be able to scale to the production levels necessary to meet sales projections, and a lack of availability and cost of component raw materials may affect the manufacturing processes for plant equipment and increase our costs;
●	We depend on our senior management team and other highly skilled personnel, and we may not be able to successfully implement our business strategy if we are unable to attract qualified personnel;
●	We may require additional future funding, which may be difficult or impossible to obtain on acceptable terms or at all and which may be negatively affected by the resale of shares of Class A common stock by selling securityholders which could result in a significant decline in the trading price of our Class A common stock;
●	We may not receive the DOE cost share funding as a result of appropriations or allocations obligated by the DOE, which could affect how quickly we need additional funding;
●	We may be unable to adequately protect our intellectual property rights, in particular rights in non-U.S. jurisdictions, and may be subject to infringement claims from others;
●	Our design is only approved in the United States and we must obtain approvals on a country- by-country basis before we may sell its products abroad, which approvals may be delayed or denied or which may require modification to our design;
●	At the end of 2022, we submitted SDA applications to approve a VOYGR-6 plant design and to raise the licensed output of our NPM from 50 MWe to 77 MWe. If the NRC does not approve our applications, the rework required to address NRC concerns could substantially delay the commercialization of our products;
●	Our customers must obtain additional, site-specific regulatory approvals before they can construct power plants using NPMs, which may be delayed or denied;
●	Our first customer project, CFPP, is dependent upon future congressional appropriations to fund the $1.355B cost-share award from U.S. DOE, which appropriations are uncertain as to amounts, timing or imposition of conditions that could result in the delay or termination of the project; and
●	Our business is subject to a wide variety of extensive and evolving laws and regulations — including export and import controls, nuclear material and nuclear power regulations, and environmental regulations — and changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

●	Sufficient funding for the CFPP DOE award in fiscal year 2024 will be necessary to maintain proposed schedules. The federal budget and appropriations process is complex and uncertain. Insufficient funding or delay in fiscal year 2024 funding could result in the delay or termination of CFPP.
●	Our SDA applications may not be approved, and any rework necessary to address NRC concerns could significantly delay the commercialization of our products.

General Risk Factors

●	Our business has similar vulnerabilities to cybersecurity events as other businesses, in that a cyber event may limit access to information needed to deliver our product to our customers, may compromise personnel or customer data kept in our systems, may corrupt proprietary information necessary to manufacture or receive regulatory approval for our designs, and may cause other similar difficulties as may be expected for a business of our kind.

Risks Related to this Offering and Ownership of Our Shares of Class A Common Stock and Warrants

●	We are subject to risks related to the volatility of the price of our Class A Common Stock and Warrants;
●	The resale of shares registered on this registration statement, which represent a majority of the shares that are or will be outstanding, could cause the market price of our stock to drop significantly; and
●	Warrants are exercisable for Class A Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies (“EGCs”) from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with such standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. We intend to take advantage of the benefits of this extended transition period.

We will remain an EGC until the earlier of: (1) the last day of the fiscal year (a) 2025, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. We expect to remain an EGC until December 31, 2025, the last day of the fiscal year following the fifth anniversary of the completion of our IPO on November 27, 2020.

Corporate Information

We were incorporated on August 20, 2020 as a Cayman Islands exempted company under the name Spring Valley Acquisition Corp. for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On May 2, 2022, we completed the Transactions, following which we were renamed “NuScale Power Corporation.” Our principal executive offices are located at 6650 SW Redwood Lane, Suite 210, Portland, OR 97224, and our telephone number is (971) 371-1592. Our website is www.nuscalepower.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

Issuer	NuScale Power Corporation (NYSE: SMR)
Securities Being Registered

The issuance of up to 178,396,711 shares of Class A Common Stock to Legacy NuScale Equityholders in exchange for the NuScale LLC Class B Units, and the resale of a majority of such shares; the issuance of up to 11,500,000 shares of Class A Common Stock upon the exercise of Public Warrants; and the issuance of up to 8,900,000 shares of Class A Common Stock upon the exercise of Private Placement Warrants and the resale of those shares.

The resale of up to 23,700,002 shares of Class A Common Stock owned by selling securityholders who are PIPE Investors.

The resale of the following securities owned by selling securityholders comprising the Sponsor and its affiliates: up to 5,514,933 shares of Class A Common Stock, and up to 8,900,000 warrants to purchase Class A Common Stock.

Term of the Offering

We may issue shares of Class A Common Stock upon the exchange of NuScale LLC Class B Units pursuant to the terms of the A&R NuScale LLC Agreement, and upon exercise of Warrants.

The selling securityholders will determine when and how they will dispose of any shares of Class A Common Stock registered under this prospectus for resale.

The selling securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by them in disposing of their shares of Class A Common Stock, and we will bear all other costs, fees, and expenses incurred in effecting the registration of securities covered by this prospectus, including registration and filing fees, NYSE listing fees, and fees and expenses of our legal counsel and our independent registered public accountants.

Use of Proceeds	We will not receive any proceeds from sales by selling securityholders.
Risk Factors

See “Risk Factors” beginning on page 8 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

NYSE Ticker Symbols	Class A Common Stock: “SMR” Warrants: “SMR WT”

SUMMARY HISTORICAL FINANCIAL INFORMATION AND OTHER DATA

The following table presents the summary historical combined financial and other data for NuScale and its subsidiaries. NuScale Corp is a holding company, and its sole material asset is a controlling equity interest in NuScale LLC. NuScale Corp operates and controls all of the business and affairs of NuScale LLC and, through NuScale LLC and its subsidiaries, conducts our business. NuScale LLC is the predecessor of NuScale Corp for financial reporting purposes. As a result, the consolidated financial statements of NuScale Corp recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical financial statements of NuScale LLC. NuScale Corp consolidates NuScale LLC in its consolidated financial statements and record a non-controlling interest related to the NuScale LLC Common Units held by the members of NuScale LLC on its consolidated balance sheet and statement of operations. The summary statements of operations data and summary statements of cash flows data presented below for the years ended December 31, 2021 and 2020 and the summary balance sheet data presented below as of December 31, 2021 and 2020 have been derived from the financial statements of NuScale LLC.

The summary historical consolidated financial and other data of NuScale Corp has not been presented because, prior to the consummation of the Transactions, NuScale Corp was a blank check company with no business transactions or activities, and assets or liabilities, during the periods presented, other than those activities, assets, and liabilities related to its search for a potential initial business combination.

Historical results are not necessarily indicative of the results expected for any future period. You should read the summary historical consolidated financial data below, together with our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other information appearing elsewhere in this prospectus.

	Year Ended December 31,
(in thousands)	2022	2021	2020
Revenue	$11,804	$2,862	$600
Net Loss	(141,573)	(102,493)	(88,387)

	As of December 31,
(in thousands)	2022	2021	2020
Summary Balance Sheet Data:
Total assets	$348,635	$121,197	$47,057
Total liabilities	71,548	52,799	74,056
Total mezzanine and members’ equity	277,087	68,398	(26,999)

	Year Ended December 31,
(in thousands)	2022	2021	2020
Summary Statements of Cash Flows:
Operating Cash Flows	$(148,609)	$(99,162)	$(47,235)
Investing Cash Flows	(52,332)	(1,952)	(3,526)
Financing Cash Flows	368,064	173,344	38,494

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related to Our Structure and Governance

NuScale Corp is a holding company and its only material asset is its interest in NuScale LLC, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends and fees associated with being a public company such as director retainers, NYSE and other regulatory filings.

NuScale Corp is a holding company with no material assets other than its ownership of the NuScale LLC Common Units. As a result, NuScale Corp has no independent means of generating revenue or cash flow. NuScale Corp’s ability to pay taxes, cause NuScale LLC to make payments under the Tax Receivable Agreement, and pay dividends depends on the financial results and cash flows of NuScale LLC and the distributions it receives (directly or indirectly) from NuScale LLC. Deterioration in the financial condition, earnings or cash flow of NuScale LLC for any reason could limit or impair its ability to pay such distributions. Additionally, to the extent that NuScale Corp needs funds and NuScale LLC is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or NuScale LLC is otherwise unable to provide such funds, it could materially adversely affect NuScale Corp’s liquidity and financial condition.

NuScale LLC is treated as a partnership for United States federal income tax purposes and, as such, generally will not be subject to any entity-level United States federal income tax. Instead, taxable income will be allocated to holders of NuScale LLC Common Units. Accordingly, NuScale Corp will be required to pay income taxes on its allocable share of any net taxable income from NuScale LLC. Under the terms of the A&R NuScale LLC Agreement, NuScale LLC is obligated to make tax distributions to holders of the NuScale LLC Common Units calculated at certain assumed tax rates. In addition to income taxes, NuScale Corp is also expected to incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by NuScale LLC (excluding payment obligations under the Tax Receivable Agreement). NuScale Corp intends to cause NuScale LLC to make ordinary distributions and tax distributions to holders of NuScale LLC Class A Units and NuScale LLC Class B Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by NuScale Corp. However, as discussed above, NuScale LLC’s ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of NuScale LLC and restrictions on distributions that would violate any applicable restrictions contained in NuScale LLC’s debt agreements, if any, or any applicable law or that would have the effect of rendering NuScale LLC insolvent. To the extent that NuScale Corp is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although NuScale LLC generally will not be subject to any entity-level United States federal income tax, it may be liable under recent United States federal tax legislation for adjustments to prior year tax returns, absent an election to the contrary. In the event NuScale LLC’s calculations of taxable income are incorrect, NuScale LLC and its members, including NuScale Corp, in later years may be subject to material liabilities pursuant to this legislation and its related guidance.

If NuScale LLC were treated as a corporation for United States federal income tax or state tax purposes, then the amount available for distribution by NuScale LLC could be substantially reduced and the value of NuScale Corp shares could be adversely affected.

An entity that would otherwise be classified as a partnership for United States federal income tax purposes (such as NuScale LLC) may nonetheless be treated as, and taxable as, a corporation if it is a “publicly traded partnership” unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership for United States federal income tax purposes will be treated as a “publicly traded partnership” if interests in such entity are traded on an established securities market or interests in such entity are readily tradable on a secondary market or the substantial equivalent thereof. If NuScale LLC is determined to be treated as a “publicly traded partnership” (and taxable as a corporation) for United States federal income tax purposes, it would be taxable on its income at the United States federal income tax rates applicable to corporations and distributions by NuScale LLC to its partners

(including NuScale Corp) could be taxable as dividends to such partners to the extent of the earnings and profits of NuScale LLC. In addition, we would no longer have the benefit of increases in the tax basis of NuScale LLC’s assets as a result of exchanges of NuScale LLC Class B Units. Pursuant to the A&R NuScale LLC Agreement, certain Legacy NuScale Equityholders may, from time to time, subject to the terms of the A&R NuScale LLC Agreement, exchange their interests in NuScale LLC and have such interests redeemed by NuScale LLC for cash or shares of Class A Common Stock. While such exchanges could be treated as trading in the interests of NuScale LLC for purposes of testing “publicly traded partnership” status, the A&R NuScale LLC Agreement contains restrictions on redemptions and exchanges of interests in NuScale LLC that are intended to prevent NuScale LLC entities from being treated as a “publicly traded partnership” for United States federal income tax purposes. Such restrictions are designed to comply with certain safe harbors provided for under applicable United States federal income tax law. NuScale Corp may also impose additional restrictions on exchanges that it determines to be necessary or advisable so that NuScale LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. Accordingly, while such position is not free from doubt, NuScale LLC is expected to be operated such that it is not treated as a “publicly traded partnership” taxable as a corporation for United States federal income tax purposes and we intend to take the position that NuScale LLC is so treated as a result of exchanges of its interests (i.e., LLC common units exchanged to Class B units and Class B shares) pursuant to the A&R NuScale LLC Agreement.

Pursuant to the Tax Receivable Agreement, NuScale Corp will be required to pay to certain Legacy NuScale Equityholders 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and related tax benefits resulting from any exchange of NuScale LLC Class B Units for shares of Class A Common Stock or cash in the future, and those payments may be substantial.

The Legacy NuScale Equityholders may in the future exchange their NuScale LLC Class B Units for Class A Common Stock (or, upon the election of NuScale Corp, cash in an amount equal to the net proceeds raised by selling such shares of Class A Common Stock in a contemporaneous underwritten offering), subject to certain restrictions. Such transactions are expected to result in increases in NuScale Corp’s share of the tax basis of the tangible and intangible assets of NuScale LLC. These increases in tax basis may result in increased tax depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that NuScale Corp would otherwise be required to pay in the future had such sales and exchanges never occurred.

NuScale Corp is party to the Tax Receivable Agreement with NuScale LLC, each of the TRA Holders (as defined in the Tax Receivable Agreement) party thereto and Fluor, in its capacity as TRA Representative (as defined in the Tax Receivable Agreement). Pursuant to the Tax Receivable Agreement, NuScale Corp will be required to pay 85% of the net cash tax savings from certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and other tax benefits resulting from any exchange by the TRA Holders of NuScale LLC Class B Units for shares of Class A Common Stock or cash in the future. Any such payments to TRA Holders will reduce the cash provided by the tax savings generated from future exchanges that would otherwise have been available to NuScale Corp for other uses, including reinvestment or dividends to Class A stockholders. Cash tax savings from the remaining 15% of the tax benefits will be retained by NuScale Corp. NuScale Corp’s obligations under the Tax Receivable Agreement accelerate upon a change in control and certain other termination events, as defined therein. These payments are the obligation of NuScale Corp and not of NuScale LLC. The actual increase in NuScale Corp’s allocable share of NuScale LLC’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of NuScale Corp’s income. While many of the factors that will determine the amount of payments that NuScale Corp will make under the Tax Receivable Agreement are outside of its control, NuScale Corp expects that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on NuScale Corp’s financial condition. Any payments made by NuScale Corp under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to NuScale Corp. To the extent that NuScale Corp is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement. Furthermore, NuScale Corp’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section entitled “Certain Relationship and Related Person Transactions — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits NuScale Corp realizes.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that NuScale Corp determines, and the U.S. Internal Revenue Service (“IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that NuScale Corp takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by NuScale Corp are disallowed, the Legacy NuScale Equityholders will not be required to reimburse NuScale Corp for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by NuScale Corp under the Tax Receivable Agreement, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by NuScale Corp may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that NuScale Corp might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances NuScale Corp could make payments under the Tax Receivable Agreement in excess of NuScale Corp’s actual income tax savings, which could materially impair NuScale Corp’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in certain events, including a change of control, breach of a material obligation under the Tax Receivable Agreement, or NuScale Corp exercise of early termination rights, NuScale Corp obligations under the Tax Receivable Agreement will accelerate and NuScale Corp will be required to make a lump-sum cash payment to the Legacy NuScale Equityholders party to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to NuScale Corp future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that NuScale Corp realizes subsequent to such payment because such payment would be calculated assuming, among other things, that NuScale Corp would have certain tax benefits available to it and that NuScale Corp would be able to use the potential tax benefits in future years.

There may be a material negative effect on NuScale Corp’s liquidity if the payments required to be made by NuScale Corp under the Tax Receivable Agreement exceed the actual income or franchise tax savings that NuScale Corp realizes. Furthermore, NuScale Corp’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

We are a “controlled company” within the meaning of NYSE rules and, as a result, qualify for exemptions from certain corporate governance requirements, and our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements.

Fluor owns a majority of the voting power of our Common Stock. As a result, we are a “controlled company” under the NYSE rules. As a controlled company, we are exempt from certain corporate governance requirements, including those that would otherwise require our Board to have a majority of independent directors and require that we either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees of directors are determined or recommended to our Board by independent members of our Board. To the extent we rely on one or more of these exemptions, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

We are an EGC within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies”, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an EGC within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an EGC until December 31, 2025, although circumstances could cause us to lose that status earlier, including if the market value of Common Stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an EGC as of the following December 31. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. We intend to take advantage of the benefits of this extended transition period.

Spring Valley identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect NuScale Corp’s ability to report its results of operations and financial condition accurately and in a timely manner.

Prior to the closing of the Transactions, Spring Valley’s management was responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Spring Valley’s management was likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in the Amendment No. 1 to the Annual Report Form on 10-K filed with the SEC on May 7, 2021, Spring Valley identified a material weakness in Spring Valley’s internal control over financial reporting related to the accounting for a significant transaction related to the warrants we issued in connection with our initial public offering in November 2020. As a result of this material weakness, Spring Valley’s management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures as of and for the period from August 20, 2020 (inception) through December 31, 2020.

Spring Valley’s management and its audit committee also concluded that it was appropriate to restate previously issued financial statements for the affected periods.

As described in Amendment No. 2 to the Annual Report on Form 10-K filed with the SEC on December 21, 2021, Spring Valley identified a material weakness in Spring Valley’s internal control over financial reporting related to the Company’s application of ASC 480-10-S99-3A to its accounting classification of the shares held by Public Shareholders and the calculation of earnings per share. As a result of this material weakness, Spring Valley’s management concluded that Spring Valley’s internal control over financial reporting was not effective as of December 31, 2020. Historically, a portion of Spring Valley Class A ordinary shares subject to possible redemption was classified as permanent equity to maintain shareholders’ equity greater than $5 million on the basis that Spring Valley would not redeem its Class A ordinary shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the charter. Pursuant to Spring Valley’s re-evaluation of Spring Valley’s application of ASC 480-10-S99-3A to its accounting classification of its Class A ordinary shares subject to possible redemption, Spring Valley’s management determined that the Class A ordinary shares include certain provisions that require classification of all of the Class A ordinary shares as temporary equity regardless of the net tangible assets redemption limitation contained in the charter.

To respond to these material weaknesses, Spring Valley devoted, and NuScale plans to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of the remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact our ability to report NuScale’s financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

We can give no assurance that the measures Spring Valley has taken and that NuScale plans to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if NuScale is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Risks Related to NuScale’s Business and Industry

Commercialization Risk Factors

We have not yet commercialized or sold NPMs, and a number of factors could prevent, delay or hinder commercialization.

We have not yet entered into a binding contract with a customer to deliver NPMs, and there is no guarantee that we will be able to do so.

The planned initial deployment of our NPM is subject to NuScale reaching a binding agreement for its scope of supply with Utah Associated Municipal Power Systems (“UAMPS”) and UAMPS reaching a binding engineering, procurement, and construction (“EPC”) contract with Fluor. If NuScale and Fluor do not enter into binding agreements with UAMPS, deployment of our NPM, power plants, and ongoing services could be significantly delayed, which could have a material adverse effect on our business and financial condition. Memoranda of understanding we have entered into with other potential purchasers are contingent and may not result in binding agreements for the purchase of our products or services.

Competitors in China and Russia currently operate commercial SMRs and may have advantages in marketing their SMRs to potential customers.

Competitors in Russia and China, such as Rosatom and China National Nuclear Corporation, currently operate commercial SMRs in those countries. Although their SMR designs have not been approved by the NRC or in any jurisdiction outside of their native countries, those competitors may have a competitive advantage if they are able to obtain approval comparable to Standard Design Approval (“SDA”), or if they can otherwise demonstrate to potential customers the value and benefits of their SMRs, particularly in jurisdictions that have less stringent regulatory requirements. In addition, these competitors may have access to greater government or other funding to develop and commercialize their SMRs than we do.

We may be required to reimburse UAMPS, our first customer, if we fail to achieve specified performance measures and subscription targets or if we terminate the relationship, and we must hold $26.5 million in restricted cash to secure our reimbursement obligations through December 31, 2022, and may have to hold up to $81 million to meet these reimbursement obligations through the end of 2023.

In conjunction with certain agreements awarded to Fluor related to the Carbon Free Power Project (“CFPP”), pursuant to which we are developing the NRC license application for the CFPP and performing other site licensing and development activities, we entered into a Development Cost Reimbursement Agreement with CFPP LLC (the “DCRA”).

Under the DCRA, and subject to amendments set forth in Amendment 3 of the DCRA and the Long Lead Material Reimbursement Agreement described later in this risk factor, we may be obligated to refund to UAMPS a percentage of its net development costs up to a specified cap, which varies based on the stage of project development, if (1) at specified times in the development of the CFPP, the estimated cost of electricity (based on increasingly accurate project cost estimates at various stages of development) exceeds an agreed target cost of $58.00/megawatt-hour (subject to adjustment as specified in the DCRA), or if Fluor does not timely provide a required comparison (which we refer to as an economic competitive test, or “ECT”), (2) the NRC does not issue SDA for the NuScale 6-module, 77MWe NPM design within one year after the NRC’s published date for such approval after acceptance of the SDA application, or (3) NuScale LLC materially breaches the DCRA and the DCRA is terminated for cause. The reimbursement obligation is also triggered if NuScale exercises its right to terminate the DCRA for convenience. The reimbursement percentage and cap is 100% and $57 million (subject to the discussion later in this risk factor about Amendment 3 of the DCRA and the Long Lead Material Reimbursement Agreement) until UAMPS or CFPP LLC submit a combined construction and operating license for approval to the NRC (“COLA”). After the COLA is submitted, the reimbursement percentage is 20% and (a) the cap for an ECT failure before final notice to proceed with NuScale plant construction is $60 million and (b) the cap for termination of the DCRA for cause is $120 million through delivery of a “Class 2” project cost estimate (an estimate that is accurate within -15% to +20%) and thereafter $180 million through the final notice to proceed, which requires a “Class 1” project cost estimate (an estimate that is accurate within -10% to +15%).

Under the DCRA, we are required to have credit support to fund the amount of our potential reimbursement of these net development costs. This letter of credit is updated quarterly based on an agreed upon forecasted estimate of net development costs. A stipulation of attaining the letter of credit is that we segregate funds from the operating bank accounts as collateral for the letter of credit. This account is identified as restricted cash in the amount of $26.5 million on our consolidated balance sheet and acts as collateral for the $26.0 million letter of credit outstanding at December 31, 2022. Because the cash is restricted, we may not use it for other expenditures, including research and development and commercialization expenses. Unless we find another means to collateralize this obligation, since NuScale’s customer will increase its spending on CFPP, the amount of cash the Company must treat as restricted cash will increase until the Company is relieved of its obligations under the DCRA.

As finalized on March 7, 2023, we entered into Amendment 3 of the DCRA and the Long Lead Material Reimbursement Agreement with CFPP LLC (the “LLM Agreement”), both effective as of February 28, 2023. The LLM Agreement relates to the long-lead materials that are incorporated into the NPMs (the “LLM”). The amended DCRA changed the Company’s potential refund obligations to UAMPS described above, if at specified times in the development of the CFPP, the estimated cost of electricity (based on increasingly accurate project cost estimates at various stages of development) exceeds an agreed target cost of $89.00/megawatt-hour (subject to adjustment as specified in the DCRA). In addition, the Company may be obligated to refund to UAMPS a percentage of its net development costs if CFPP does not secure a total of 370 MWe of committed subscription obligation (the committed level of subscription as of February 28, 2023 was 120 MWe). Through the end of 2023, the Company may have to retain up to $81.0 million in restricted cash on our consolidated balance sheet to act as collateral for a letter of credit of similar value by December 31, 2023. Pursuant to the Amendment, the reimbursement obligations are now divided between the DCRA and the LLM Agreement such that (a) the aggregate cap for failure of an economic competitiveness test before final notice to proceed with NuScale plant construction is the amounts paid under the LLM Agreement, which may amount to an estimated $66 million plus $60 million under the DCRA; and (b) the cap for termination of the DCRA for cause is $120 million under the DCRA and the amounts paid under the LLM Agreement, which may amount to $50 million through delivery of a “Class 2” project cost estimate (an estimate that is accurate within -15% to +20%) and thereafter $180 million plus the amounts paid under the LLM Agreement, which may amount to an estimated $66 million through the final notice to proceed, which requires a “Class 1” project cost estimate (an estimate that is accurate within -10% to +15%). Should the Company be compelled to make the refund described above, the Company will have rights to the LLM free of any liens by UAMPS or CFPP. The Company is in discussions with DOE and CFPP LLC regarding the rights the Company may have to use the LLM for a project at the CFPP site or for another customer. The Company may have to pay costs to DOE (in addition to the refund to CFPP, LLC) to obtain the LLM free of liens from DOE to use the LLM for a project at the CFPP site or for another customer.

Any delays in the development and manufacture of NPMs and related technology may adversely impact our business and financial condition.

We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture, production and delivery of NPMs and related technology that could prevent us from delivering NPMs in 2028 or beyond. If delays like this recur, if our remediation measures and process changes do not continue to be successful, if we fail to find a satisfactory manufacturer or if we experience issues with planned manufacturing activities or design and safety, we could experience issues or delays in sustaining or further increasing production and sales of NPMs.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop and successfully commercialize our NPMs and related technologies, if we fail to develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business and financial condition could be materially and adversely impacted.

We have not yet delivered NPMs to customers, and any setbacks we may experience during our first commercial delivery and other demonstration and commercial missions could have a material adverse effect on our business, financial condition and results of operation, and could harm our reputation.

The success of our business will depend on our ability to successfully deliver NPMs to customers on- time and on-budget at guaranteed performance levels, which would tend to establish greater confidence in our subsequent customers. This means manufacturing all components to specification (satisfying quality inspection criteria) and delivering those components to the CFPP site on schedule and without delay or incident. There is no guarantee that our planned NPM deployments will be successful. There can be no assurance that we will not experience operational or process failures and other problems during our first commercial deployment or any planned deployment thereafter. Any failures or setbacks, particularly on our first commercial deployments, could harm our reputation and have a material adverse effect on our business and financial condition.

Any actual or perceived safety or reliability issues may result in significant reputational harm to our businesses, in addition to tort liability and other costs that may arise. Such issues could result in delaying or cancelling planned deployments of NPMs, increased regulation, or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents or mechanical failures could have a material adverse effect on our business and financial condition.

We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

We have incurred significant losses since our inception well beyond the support we have received through cost-sharing awards from the DOE. We have not yet delivered NPMs or our flagship plants, named VOYGR to customers, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected or at all; even if we do, we may not be able to maintain or increase profitability.

We expect our operating expenses to increase over the next several years as we commence deployment of NPMs, continue to refine and streamline our design and manufacturing processes for our NPMs, make technical improvements, hire additional employees and continue research and development efforts relating to new products and technologies. These efforts may be more costly than we expect and may not result in increased revenue, profits or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business and financial condition.

The cost of electricity generated from nuclear sources or our NPMs may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

Some electricity markets experience very low power prices due to a combination of subsidized renewables and low-cost fuel sources, and NuScale may not be able to compete in these markets unless the benefits of the carbon-free, reliable and/or resilient energy generation provided by our NPMs are sufficiently valued in the market. Given the relatively lower electricity prices in the United States when compared to many international markets, the risk may be greater with respect to business in the United States. Inflation may also increase the cost of our NPMs to a point where the LCOE of electricity generated from a NuScale Plant is not competitive with the alternatives.

The market for SMRs generating nuclear power is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for SMRs has not yet been established. Our estimates for the total addressable market are based on a number of internal and third-party estimates, including our potential contracted revenue, the number of potential customers who have expressed interest in our NPMs, assumed prices and production costs for our NPMs, our ability to leverage our current logistical and operational processes, and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

Our commercialization strategy relies heavily on our relationship with Fluor and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate.

We rely heavily upon our relationship with Fluor, our majority owner, and our relationships with other of our investors and strategic partners to commercialize our NPM and our other products and services. We granted Fluor certain rights to provide engineering, procurement and construction services in connection with NuScale’s general plant design, project-specific designs and services typically performed by Fluor or its direct competitors. Similarly, we have entered into certain agreements with Doosan Heavy Industries and Construction Company, Ltd. (“Doosan”), IHI Corporation (“IHI”), and Sarens Nuclear & Industrial Services, LLC (“Sarens”) for certain planning, engineering, manufacturing and support activities, and JGC Holdings Corporation (“JGC”), an affiliate of Japan NuScale LLC Innovation, LLC, related to the EPC and commissioning of the first NuScale LLC plant in the United States and in other specific geographic areas, and with Samsung C&T Corporation (“Samsung C&T”) related to certain EPC activities.

Our strategic partners may have interests that diverge from our interests, and which may hinder our ability to negotiate sales to customers. If we lose our agreements with strategic partners, we may need to find new contractors who may have less experience designing and building nuclear plants. This could substantially hinder our ability to expand our production capacity and installation of VOYGR plants, and could affect our business and our prospects.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations grow as planned, we may need to expand our sales and marketing, research and development, supply and manufacturing functions, and there is no guarantee that we will be able to scale the business and the manufacture of NPMs as planned, as there is no guarantee that we will be able to find suitable locations or partners for the expanded manufacture and operation of our NPMs or to broaden our internal capabilities.

Any failure to effectively incorporate updates to the design, construction and operations of NuScale plants to ensure cost competitiveness could reduce the marketability of the NuScale design and has the potential to impact deployment schedules.

Updating the design, construction, and operations of NuScale plants will be necessary to their competitiveness and attractiveness in the market, particularly in the United States where the price of power is generally lower than in other countries. If we are not able to achieve and maintain cost-competitiveness in the United States or elsewhere, our business could be materially and adversely affected.

If manufacturing and construction issues are not identified prior to design finalization, long-lead procurement, and/or module fabrication, then those issues will be realized during production, fabrication, or construction and may impact plant deployment cost and schedule.

Our NPM design will be actively managed through design reviews, prototyping, involvement of external partners and application of industry lessons, but we could still fail to identify latent manufacturing and construction issues early enough to avoid negative effects on production, fabrication, construction or ultimate performance of our NPMs or plants. Where these issues arise at such later stages of deployment, plant deployment could be subject to greater costs or be significantly delayed, which could materially and adversely affect our business.

We and our customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

The risks associated with radioactive materials and the public perception of those risks can affect our business. Opposition by third parties can delay or prevent the construction of new nuclear power plants and can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect our customers and indirectly affect our business. In the past, adverse public reaction, increased regulatory scrutiny and litigation have contributed to extended construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more or even shutting down operations. In addition, anti-nuclear groups in Germany successfully lobbied for the adoption of the Nuclear Exit Law in 2002, which requires the shutdown of all German nuclear power plants by the end of April 2023. Adverse public reaction could also lead to increased regulation or limitations on the activities of our customers, more onerous operating requirements or other conditions that could have a material adverse impact on our customers and our business.

Accidents involving nuclear power facilities, including but not limited to events similar to the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high-profile events involving radioactive materials could materially and adversely affect our customers and the markets in which we operate and increase regulatory requirements and costs that could materially and adversely affect our business.

Our future prospects are dependent upon a certain level of public support for nuclear power. Nuclear power faces strong opposition from certain competitive energy sources, individuals and organizations. The accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants or a dampening of the favorable regulatory climate needed to introduce new nuclear technologies, all of which could negatively impact our business and prospects. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If accidents similar to the Fukushima disaster or other events, such as terrorist attacks involving nuclear facilities, occur, public opposition to nuclear power may increase, regulatory requirements and costs could become more onerous and customer demand for our NPMs could suffer, which could materially and adversely affect our business and operations.

Our supply base may not be able to scale to the production levels necessary to meet sales projections.

NuScale does not have manufacturing assets and relies on third party manufacturers to build our NPMs and associated equipment. Moreover, we are dependent on future supplier capability to meet production demands attendant to our forecasts. If our supply chain cannot meet the schedule demands of the market, our projected sales revenues could be materially impacted.

Lack of availability and cost of component raw materials may affect the manufacturing processes for plant equipment and increase our costs.

Recent global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing and deliveries. These disruptions may result in delays in equipment deliveries and cost escalations that could adversely affect our business.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, finance, marketing and sales personnel. Our senior management team has extensive experience in the energy and manufacturing industries, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel.

We may require additional future funding.

To date, we have not generated any material revenue, while we have substantial overhead expenses. We do not expect to generate meaningful revenue unless and until we are able to finalize development of and commercialize our SMR technology and related services, and we may not be able to do so on our anticipated timetable, if at all. We expect our expenses and capital expenditures to increase in connection with our ongoing activities, including developing and advancing our SMR and other products and services, obtaining further NRC design certifications of and SDAs for our SMR and completing our manufacturing preparation and trials. We also incur additional costs associated with operating as a public company. Certain costs are not reasonably estimable at this time and we may require additional funding and our projections anticipate certain customer-sourced income that is not guaranteed.

Our outstanding Warrants would likely only be exercised if the trading price of our Class A Common Stock exceeds the $11.50 per share exercise price of the warrants. The high trading price of our shares of Class A Common Stock between the Closing Date and June 9, 2022 was $10.80. Our stock trading price may not exceed $11.50 before May 2, 2027, when the Warrants expire, and therefore we may not receive any proceeds from the exercise of warrants to fund our operations. In addition, in certain circumstances, the Warrants can be exercised on a cashless basis. See “Description of Capital Stock - Warrants.”

We may seek to raise capital through private or public equity or debt financings or through other sources of financing. Adequate additional funding may not be available to us on acceptable terms or at all. Our ability to raise funds through equity offerings may be limited by the significant number of shares that may be publicly sold, including the shares registered for resale under this registration statement. Such sales may negatively affect the market price of our Class A Common Stock. In particular, a large sale by Fluor, our majority shareholder and an important strategic partner, could significantly affect our stock price. Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategies. If we raise additional funds by issuing equity securities, our stockholders will experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our securities, make certain investments, and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders and members. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be required to delay, scale back or terminate some or all of our research and development programs.

Our funding plan relies on cost-shared funding provided through a cooperative agreement with the DOE. Significant funding has been received from the DOE under four separate cost-share awards granted since 2013. As of March 1, 2023, the DOE had obligated $248 million to the current award, of which $225 million was collected from the DOE through December 31, 2022. The overall DOE contribution to NuScale LLC commercialization funding is more than $548 million. The current DOE award is a $700 million award ($350 million in government funding to be matched by $350 million in private funding). We have proposed to revise the preceding to $657 million ($328.5 million in government funding to be matched by $328.5 million in private funding). Funding is subject to at least annual Congressional appropriations, which may not be forthcoming. President Biden’s 2024 fiscal year budget proposal to Congress requests $20 million for advanced SMR research and development. The federal budget process is complex — the budget justification and Presidential budget requests are often incomplete; Congress may appropriate different amounts than those requested; and the DOE has varying degrees of discretion to reprogram or transfer appropriated funds. Nonetheless, to the extent Presidential budget requests or DOE budget justifications result in a shift of Congressional appropriations away from SMR funding generally or projects we are developing specifically, those shifts could materially and adversely affect the amount of DOE funding available to us and our business. NuScale and CFPP are requesting a fiscal year 2024 appropriation of $418 million for advanced SMR research and development, however, the entirety of the appropriations requested for the 2023 fiscal year was not fulfilled.

If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

As part of our arrangements with the DOE, we granted the DOE a worldwide, nonexclusive, paid-up license to our intellectual property and to manufacture our SMR technology, and the right to sublicense those rights if specified conditions arise, including if the DOE terminates the award due to material failure to comply with the terms and conditions of the award, or if we fail to meet our cost-sharing obligations or cease developing our SMR. As a result, if we are unable to continue as a going concern, the value of our intellectual property, including in liquidation, may be difficult to assess.

Our ability to protect our patents and other proprietary rights may be challenged and is not guaranteed, exposing us to the possible loss of competitive advantage.

We rely upon a combination of patents, trademarks, copyrights, trade secret, and commercial agreements such as confidentiality agreements, assignment agreements and license agreements to protect the intellectual property associated with our NPMs and related technologies. These measures prevent third parties from using, practicing, selling, manufacturing, or otherwise commercially exploiting our NPMs and related technologies, which would erode our competitive position in our market. Our success depends in large part on our ability to obtain and enforce patent protection for our NPMs, as well as our ability to operate without infringing on or violating the proprietary rights of others. We own and have licensed rights to patents and pending patent applications and will continue to file patent applications claiming new technologies directed to NPMs in the United States and in other jurisdictions based on factors such as commercial viability.

As with all industries, the patent position of power modules and nuclear energy companies generally is uncertain and is not a guaranteed right. During the patent procurement process, a patent office may require us or our licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications. This may limit the scope of patent protection and our or our licensors’ ability to claim patent infringement if the patent application is subsequently issued. In some cases, a patent application may not issue if we or our licensors are unable to overcome rejections from a patent office. If a patent application does not issue, we or our licensors may lose trade secrets that are disclosed and published in the patent application and third parties may be able to exploit such published information in our patent application. Additionally, even if we obtain a patent registration in one jurisdiction (e.g., the

United States), we cannot guarantee that we will obtain a patent registration for the same or related patent application in another jurisdiction (e.g., China) as patent laws differ from jurisdiction to jurisdiction. Additionally, maintaining and enforcing patent rights can involve complex legal and factual questions and may be subject to litigation in some cases. For example, third parties may challenge the validity of our or our licensors’ patents based on prior art at a tribunal such as the Patent Trial and Appeal Board at the United States Patent and Trademark Office and/or in a federal court. Because we cannot assure that all of the potentially relevant prior art relating to our patents and patent applications has been found, third parties may prevail in invalidating a patent or preventing a patent application from being issued as a patent. If we or our licensors are able to maintain valid patents or prevail in patent challenges instituted by third parties, we or our licensors may still bear the risk of third parties “designing around” our technologies to avoid an intellectual property infringement claim.

We enjoy only limited geographical protection with respect to certain patents and may not be able to protect our intellectual property rights throughout the world.

We do not have worldwide patent rights for our NPMs and related technologies because there is no such thing as worldwide or “international patent rights.” Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Filing, prosecuting and defending patents on our NPMs worldwide can pose several challenges. First, procuring patent rights in multiple jurisdictions would be cost prohibitive because individual patent offices in different jurisdictions will have to examine each patent application separately. Therefore, costs such as examination fees, translation fees, and attorney fees are considered. Once a patent is registered, we or our licensors will also have the continued obligation of paying maintenance fees periodically to avoid patents from becoming abandoned or lapsed. Second, the breadth of claims in patents may vary from jurisdiction to jurisdiction. For instance, certain patent offices may require narrower claims, resulting in patent rights that are less extensive. Further, as noted above, we may not be able to obtain patents in some jurisdictions even if we obtain patents in other jurisdictions. Accordingly, our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection or pending patent applications.

In addition, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market NPMs.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough because there may be hundreds of thousands of relevant patents worldwide. We also cannot be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of NPMs in any jurisdiction. The scope of a patent claim is generally determined by an interpretation of the law, the written disclosure in a patent, and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect or not accepted by a court of competent jurisdiction. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect or inaccurate. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market NPMs.

In addition, there are several circumstances under which a patent application may not be published and accessible to us or our licensors. For example, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, but some patent applications in the United States may be maintained in secrecy until the patents are issued. Publications in the scientific literature also often lag behind actual discoveries. Therefore, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering NPMs or technology similar to ours without us knowing. Any such patent application may have priority over our patent applications or patents, which could require us to procure rights to issued patents covering such technologies in order to avoid infringement claims.

We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.

Our confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property. While we require our employees, consultants, and contractors to assign such intellectual property to us in the event that the intellectual property is not automatically assigned (e.g., as work made for hire), those agreements may not be honored and obligations to assign intellectual property may be challenged or breached. Moreover, there may be some circumstances, where we are unable to negotiate for such ownership rights and/or others misappropriate those rights in the process.

We may be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our power modules or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Regulatory Risk Factors

Our SDA applications may not be approved, and any rework necessary to address NRC concerns could significantly delay the commercialization of our products.

At the end of 2022, we submitted SDA applications to approve a VOYGR-6 plant design and to raise the licensed output of our NPM from 50 MWe to 77 MWe. The NRC notified us in March 2023 that it requires additional information before it will docket the application for review and provide a review schedule. If the NRC does not approve our applications, the rework required to address NRC concerns could substantially delay the commercialization of our products.

Our design is only approved in the United States, and we must obtain approvals on a country-by-country basis before we can sell our products abroad, which approvals may be delayed or denied or which may require modification to our design.

Our SMR design has not received regulatory approval in any country except the United States. Each country has its own safety approval that we must obtain before we can sell or install our NPMs abroad. Foreign approval processes may differ materially from the NRC process, and approvals may be denied or delayed in foreign countries, or some countries may require that we alter our design before obtaining approval. Denial or delay in approvals abroad could materially and adversely affect our business.

Our customers must obtain additional regulatory approvals before they construct power plants using our NPMs, and approvals may be denied or delayed.

The lead time to build a nuclear power facility is long and requires site licensing and approvals from applicable regulatory agencies before a plant can be constructed. The regulatory framework to obtain approvals is complex and varies from country to country. Any delays experienced by our customers in siting a power plant using our products and services could materially and adversely affect our business.

Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

The operations and properties of our customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. Although NuScale’s business is to design and sell technology rather than to construct and own or operate power plants, we must design our technology so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or result in significant restrictions on their operations, and the failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for our products, which could materially and adversely affect our business, financial condition and results of operations.

We are subject to stringent United States export and import control laws and regulations. Unfavorable changes in these laws and regulations or United States government licensing policies, our failure to secure timely United States government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

The inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market our SMR technology for commercial applications outside the United States. For example, if we were unable to obtain or maintain our licenses to export certain nuclear hardware, we would be effectively prohibited from exporting our SMR technology in non-United States locations, which would limit the number of customers to those in the United States. In addition, if we were unable to obtain authorization to export our technology, hardware, code or technical assistance, we would experience a limited market for our technology, which would provide a competitive edge to international suppliers of SMRs. In both cases, these restrictions could lead to an adverse impact on our ability to sell our commercial technology. Similarly, if we were unable to secure export authorization, we may need to implement design changes to our NPM to address issues with our domestic supplier chain, which may increase costs or result in delays in delivery of new plants and subsequent additional NPMs when ordered.

Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the United States government. In addition, any changes in export control regulations or United States government licensing policy, such as that necessary to implement United States government commitments to multilateral control regimes, may restrict our operations.

Our business is subject to a wide variety of extensive and evolving government laws and regulations. Changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

Regulatory risk factors associated with our business also include:

●	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and to maintain current approvals, licenses or certifications;
●	regulatory delays, delays imposed as a result of regulatory inspections, and changing regulatory requirements, may cause a delay in our ability to fulfill our existing or future orders, or cause planned plants to not be completed at all, many of which may be out of our control, including natural disasters, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule plant construction, which could have an adverse impact on our business and financial condition; and
●	challenges as a result of regulatory processes or in NuScale’s ability to secure the necessary permissions to establish these plant sites could delay our ability to achieve our target build rate and could adversely affect our business.

General Risk Factors

COVID-19 and any future widespread public health crisis could negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our products and services.

In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, previously placed significant restrictions on travel, many businesses announced extended closures, and many businesses and governmental agencies allowed employees to work remotely, which in some cases may reduce the effectiveness of those employees. If there is a resurgence in COVID-19 cases, travel restrictions and business closures may in the future adversely affect our operations locally and worldwide, including our ability to obtain regulatory approvals and to manufacture, market, sell or distribute our products, which could materially and adversely affect our business.

Many of our customers and suppliers worldwide were affected by COVID-19 and temporarily closed their facilities, which impacted the speed of our customer engagement and research and development. The impact of COVID-19 on NuScale’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on regulatory agencies, customers, suppliers and employees, all of which remain uncertain at this time.

We are subject to cybersecurity risks.

Like other businesses, we face cybersecurity risks. Threat sources continue to seek to exploit potential vulnerabilities. These cyberattacks are becoming increasingly sophisticated and dynamic. We expect these cyberattacks to continue to occur in the future and we are constantly managing efforts to infiltrate and compromise our information technology systems and data.

A cybersecurity breach, including physical or electronic break-ins, computer viruses, malware, attacks by hackers, ransomware attacks, phishing attacks, supply chain attacks, breaches due to employee error or misconduct and other similar breaches, of our physical assets or information systems, or those of our vendors, business partners and interconnected entities or regulators could impact our operations or result in the theft or inappropriate release of certain types of information, including critical infrastructure information, sensitive customer, vendor and employee data, trading or other confidential data. The risk of these system-related events and cybersecurity breaches occurring continues to intensify, and while we have not directly experienced a material breach or disruption to our network or information systems or our operations to-date, such cyberattacks continue to increase in sophistication and frequency, and we may be unable to prevent all such cyberattacks in the future.

If a significant breach were to occur, our reputation could be negatively affected, customer confidence in us or others in the industry could be diminished, or we could be subject to legal claims, loss of revenues, increased costs or operations shutdown. Moreover, the amount and scope of insurance maintained against losses resulting from any such events or security breaches may not be sufficient to cover losses or otherwise adequately compensate for any disruptions to business that could result. Furthermore, in the future, such insurance may not be available on commercially reasonable terms, or at all.

In addition, new or updated security regulations or unforeseen threat sources could require changes in current measures taken by us or our business operations and could adversely affect our consolidated financial statements.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.

We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in and duties imposed by various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. An adverse resolution by one or more taxing authorities could have a material impact on our finances. Further, we may be unable to utilize any net operating losses in the event a change in control is determined to have occurred.

We may become involved in litigation that may materially adversely affect us.

We are currently named in a purported class action lawsuit related to the Transaction (see “Business -  Legal Proceedings”) and from time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. The existing class action lawsuit claims in part that NuScale LLC breached its prior LLC operating agreement or breached a duty of good faith and fair dealing in amending the LLC operating agreement in the Transaction without obtaining the consent of former common unit holders of NuScale LLC as a separate class. While we disagree with plaintiffs’ claims, the risk of loss if plaintiffs prevail could be material to the Company. The existing class action lawsuit claims in part that the conversion of NuScale LLC preferred units to NuScale LLC common units, which occurred in conjunction with the merger, was inequitable to common unit holders. While we disagree with plaintiffs’ claims, the risk of loss if plaintiffs prevail would be material to the Company. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

Risks Related to this Offering and Ownership of Our Shares of Class A Common Stock or Warrants

Our Organizational Documents designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all disputes between NuScale Corp and its stockholders.

Our Organizational Documents provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with NuScale or any of its directors, officers or other employees, which may discourage lawsuits with respect to such claims. However, stockholders will not be deemed to have waived NuScale Corp’s compliance with the federal securities laws and the rules and regulations thereunder and this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, or the Securities Act. Further, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Organizational Documents provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision with respect to suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If a court were to find the choice of forum provision contained in the Organizational Documents to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.

The Warrants are accounted for as liabilities and the changes in value of the Warrants could have a material effect on our financial results.

The Warrants are currently classified as liabilities. Under this accounting treatment, we are required to measure the fair value of the Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of the Warrants and that such gains or losses could be material.

The price of shares of Class A Common Stock and NuScale Corp Warrants may be volatile.

The price of shares of Class A Common Stock and NuScale Corp’s warrants may fluctuate due to a variety of factors, including:

●	changes in the industries in which we and our customers operate;
●	variations in its operating performance and the performance of our competitors in general;
●	material and adverse impacts of the COVID-19 pandemic or other future pandemics on the markets and the broader global economy;
●	actual or anticipated fluctuations in our quarterly or annual operating results;
●	the public’s reaction to our press releases, other public announcements and filings with the SEC;
●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;
●	additions and departures of key personnel;
●	changes in laws and regulations affecting its business;
●	commencement of, or involvement in, litigation involving us;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	publication of research reports by securities analysts about us, our competitors or our industry;
●	sales of shares of Class A Common Stock by our stockholders, including those who purchased shares of Class A common stock in private placements in connection with the Merger; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of shares of Class A Common Stock and NuScale Corp Warrants regardless of our operating performance.

The resale of shares registered by this registration statement, which represent a majority of the shares that are or will be outstanding, or of other shares that are freely tradeable could cause the market price of Class A Common Stock to drop significantly, even if NuScale Corp’s business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of shares of Class A Common Stock. These risks could be increased if the sale or potential sales involves Fluor our majority shareholder and an important strategic partner.

As of March 15, 2023, there were (i) 69,911,046 shares of Class A common stock outstanding, (ii) 157,090,820 shares of Class A common stock issuable upon the exchange of NuScale LLC Class B units (together with cancellation of an equal number of shares of NuScale Corp Class B common stock) pursuant to the procedures set forth in the A&R NuScale LLC Agreement, and (iii) 30,050,833 shares of Class A common stock issuable upon the exercise of outstanding stock options and Warrants.

Although the Sponsor is subject to certain restrictions regarding the transfer of Class A Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Sponsor Letter Agreement. The registration statements of which this prospectus forms a part provides for the potential resale of 209,870,307 shares of Class A Common Stock. We also have registered on a Form S-8 an aggregate of 32,503,809 shares of Class A common stock issuable upon exercise of options and other equity awards issued under the NuScale Power, LLC Fourth Amended and Restated 2011 Equity Incentive Plan and the NuScale Power Corporation 2022 Long-Term Incentive Plan. The market price of shares of Class A common stock could decline if the holders of shares sell them or are perceived by the market as intending to sell them.

The shares of Class A Common Stock registered for resale on this registration statement represent a majority of the shares Class A Common Stock that are or will be outstanding, and a significant number of those shares were purchased below the current trading price of our Class A Common Stock. Assuming all Class B Units of NuScale LLC are exchanged for shares of Class A Common Stock, the approximate original sales price of the shares of Class A Common Stock registered for resale under this registration, and the approximate percentage of the total fully diluted shares of Class A Common Stock at June 9, 2022, assuming all outstanding options to purchase Class A Common Stock are exercised, would be: (a) 23,700,002 shares held by the PIPE Investors (approximately 10.1% of fully diluted shares), which were purchased at approximately $10.00 per share; (b) 5,514,933 shares held by the Spring Valley Founders (approximately 2.3% of fully diluted shares), which were purchased for $0.003 per share; and (c) 171,755,372 shares held by Legacy NuScale Equityholders (approximately 73.0% of fully diluted shares), which shares were originally purchased at various times since 2007 for ascribed prices per share ranging from approximately $0.00 (for certain incentive awards) to $7.76 per share, and which collectively have a weighted average ascribed purchase price of $4.74 per share. Even if our trading price is significantly below $10.00, the offering price for the Spring Valley Units offered in our initial public offering, certain of the selling securityholders, including the Spring Valley Founders and the Legacy NuScale Equityholders (including Fluor), may still have an incentive to sell shares of our Class A Common Stock because they purchased the shares at prices lower than the Public Shareholders or the current trading price of our Class A Common Stock. For example, based on the closing price of our Class A Common Stock of $9.00 as of March 15, 2023, the Spring Valley Founders could experience a potential profit of approximately $9.00 per share, or $49.6 million in the aggregate; the PIPE Investors would realize a potential loss of approximately $1.00 per share, or $23.1 million in the aggregate; and the Legacy NuScale Equityholders would realize a potential profit (on average) of approximately $4.72 per share, or $725.1 million in the aggregate. Similarly, if the Spring Valley Founders sold Private Placement Warrants for $1.63 per warrant, the closing price of our warrants on March 15, 2023, the Spring Valley Founders would realize a potential profit of approximately $0.63 per warrant, or $6.2 million in the aggregate.

NuScale Warrants and Pre-Existing NuScale LLC Options will become exercisable for shares of Class A Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding NuScale Corp Warrants to purchase an aggregate of 18,458,703 shares of Class A Common Stock are exercisable in accordance with the terms of the warrant agreement governing those securities. The exercise price of these warrants is $11.50 per share. In addition, outstanding options exercisable in exchange for an aggregate of 12,224,783 shares of Class A Common Stock are or will become exercisable in accordance with the terms of the NuScale LLC 2011 Equity Incentive Plan governing those securities. To the extent such warrants or options are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of Class A Common Stock.

Investors’ ability to make transactions in our securities could be limited and if we cannot maintain our listing on the NYSE, we may be subject to additional trading restrictions.

An active trading market for our securities may not be sustained. In addition, we may be unable to maintain the listing of our securities on the NYSE in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our securities were not listed on the NYSE or another national securities exchange, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

You may not experience a rate of return on your investment in Class A Common Stock similar to the return experienced by existing stockholders, including those who hold shares that are registered for resale under this registration statement.

Our existing stockholders, including the selling securityholders, may experience a positive rate of return based on current trading prices of the Class A Common Stock. For example, based on the closing price of our Class A Common Stock of $9.96 as of June 9, 2022, the Spring Valley Founders could experience a potential profit of up to approximately $9.96 per share, or $54.9 million in the aggregate, and the Legacy NuScale Equityholders would realize a potential profit (on average) of approximately $5.22 per share, or $931.1 million in the aggregate. Similarly, if the Spring Valley Founders sold Private Placements Warrants for $2.57 per warrant, the closing price of our warrants on June 9, 2022, the Spring Valley Founders would realize a potential profit of approximately $1.57 per warrant, or $14.0 million in the aggregate. Purchasers of Class A Common Stock or warrants in the offering made by this prospectus may not experience a similar rate of return, or any return, on their investment.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A Common Stock.

Securities research analysts may establish and publish their own periodic projections for NuScale. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. Moreover, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased and will continue to increase our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and likely will continue to result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

USE OF PROCEEDS

The issuance of Class A Common Stock in exchange for NuScale LLC Class B Units will not result in proceeds to NuScale Corp. Any net proceeds we receive upon exercise of Warrants will be used for general corporate purposes. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive from such exercises, depends on the trading price of our Class A Common Stock, which may not exceed the $11.50 warrant exercise price before the warrants expire. In certain circumstances, the warrants can be exercised on a cashless basis. See “Description of Capital Stock — Warrants.”

All of the warrants and shares of Class A Common Stock offered by the selling securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The selling securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by such selling securityholders in disposing of their shares of Class A Common Stock, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including registration and filing fees, NYSE listing fees, and fees and expenses of our legal counsel and our independent registered public accountants.

DIVIDEND POLICY

We have no current plans to pay dividends on our Class A Common Stock. Our shares of Class B Common Stock represent solely the right to vote on matters submitted to the stockholders of NuScale Corp and have no rights to receive dividends or distributions or other economic rights. The declaration, amount, and payment of any future dividends on shares of Class A Common Stock is at the sole discretion of our Board, and we may reduce or discontinue entirely the payment of such dividends at any time. Our Board may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our Board may deem relevant.

NuScale Corp is a holding company and has no material assets other than its ownership of NuScale LLC Class A Units. The A&R NuScale LLC Agreement provides that certain distributions to cover the taxes of the holders of NuScale LLC Class A Units and NuScale LLC Class B Units will be made based upon assumed tax rates and other assumptions provided in the A&R NuScale LLC Agreement. See “Certain Relationships and Related Person Transactions — A&R NuScale LLC Agreement.” NuScale Corp, as the manager of NuScale LLC, has broad discretion to make distributions out of NuScale LLC. If NuScale Corp declares any cash dividend, we expect that NuScale Corp, as manager of NuScale LLC, would cause NuScale LLC to make distributions to NuScale Corp in an amount sufficient to cover the cash dividends. If NuScale LLC makes distributions to NuScale Corp, the holders of NuScale LLC Class B Units will also be entitled to receive the respective equivalent pro rata distributions in accordance with the percentages of their respective NuScale LLC Class A Units and NuScale LLC Class B Units.

Cash received by NuScale LLC may, in certain periods, exceed its liabilities, including tax liabilities, and obligations to make payments under the Tax Receivable Agreement. NuScale Corp may use any such excess cash from time to time to pay dividends, which may include special dividends, on its Class A Common Stock, or to fund repurchases of its Class A Common Stock, or any combination of the foregoing. Our Board, in its sole discretion, will make any determination with respect to the use of any such excess cash.

We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions, or adjustments of outstanding NuScale LLC Class A Units and NuScale LLC Class B Units, or declare a stock dividend on our Class A Common Stock of an aggregate number of additional newly issued shares that corresponds to the number of additional NuScale LLC Class A Units and NuScale LLC Class B Units that NuScale Corp is acquiring, to maintain one-to-one parity between NuScale LLC Class A Units and NuScale LLC Class B Units and shares of Class A Common Stock and Class B Common Stock, respectively. See “Risk Factors — Risks Related to Our Organizational Structure — NuScale Corp is a holding company and its only material asset is its interest in NuScale LLC, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends and fees associated with being a public company such as director retainers, NYSE and other regulatory filings.”

Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, NuScale LLC is generally prohibited under Oregon law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of NuScale LLC (with certain exceptions) exceed the fair value of its assets.

NuScale Corp has not paid any dividends to holders of its outstanding common stock since its formation on August 20, 2020. NuScale LLC has not paid dividends or made cash distributions to its equity holders since its formation on June 22, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of NuScale Power Corporation should be read together with our financial statements as of and for the years ended December 31, 2022 and the financial statements of NuScale Power, LLC for the years ended December 31, 2021 and 2020, together with related notes thereto. The discussion and analysis should also be read together with the section entitled “Business.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “NuScale,” “us,” “our” or “we” refer to NuScale LLC prior to the Merger, and to NuScale Corp following the consummation of the Transactions.

Overview

Our mission is to provide scalable advanced nuclear technology to produce electricity, heat, and clean water to improve the quality of life for people around the world. We are changing the power that changes the world by creating an energy source that is smarter, cleaner, safer and cost competitive.

Our SMR, known as NuScale Power Module (“NPM”), provides a scalable power plant solution incorporating enhanced safety, improved affordability and extended flexibility for diverse electrical and process heat applications. Our scalable design provides carbon-free energy at a reduced cost when compared with gigawatt-sized nuclear facilities.

Since our founding in 2007, we have made significant progress towards commercializing the first SMR in the United States. In 2017, we submitted our Design Certification Application (“DCA”) to the NRC. On August 28, 2020, the NRC issued its Final Safety Evaluation Report, representing the NRC’s completion of its technical review. On September 11, 2020 the NRC issued its SDA of our NPM and scalable plant design. With this phase of NuScale LLC’s DCA now complete, customers may proceed with plans to develop NuScale power plants with the understanding that the NRC has approved the safety aspects of the NPM and plant design. We expect our operating losses and negative operating cash flow to grow until the commercialization of the NPM. On January 19, 2023, the NRC published in the Federal Register a final rule that certifies NuScale’s SMR design for use in the United States, which became effective 30 days after publication.

Merger Transaction

On December 13, 2021 we entered into the Agreement and Plan of Merger (as amended, modified, supplemented or waived, the “Merger Agreement”), between Spring Valley Acquisition Corp., NuScale LLC and Spring Valley Merger Sub, LLC, a wholly owned subsidiary of Spring Valley (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged into NuScale LLC (the “Merger”) with NuScale LLC surviving, Spring Valley Acquisition Corp was renamed NuScale Power Corporation, and NuScale LLC continued to be held as a wholly controlled subsidiary of NuScale Corp in an “Up-C” structure. On May 2, 2022, the transaction contemplated by the Merger Agreement, including the Merger (collectively the “Transaction”), was completed.

The Transaction was accounted for as a reverse recapitalization as provided under GAAP. NuScale Corp is the acquired company, with NuScale LLC treated as the acquirer. This determination reflects that Legacy NuScale Equityholders held a majority of the voting power of NuScale Corp, that NuScale LLC’s pre-merger operations were the majority post-merger operations of NuScale Corp, and that NuScale LLC’s management team retaining similar roles at NuScale Corp. Accordingly, although NuScale Corp is the legal parent company, GAAP dictates that the financial statements of NuScale Corp represent a continuation of NuScale LLC’s operations, with the Transaction being treated as though NuScale LLC issued ownership interests for NuScale Corp, accompanied by a recapitalization. The net assets of NuScale LLC are stated at historical cost, with no incremental goodwill or other intangible assets recorded for the effects of the Merger with Spring Valley.

The following table provides the historical cost of the assets and liabilities assumed as a result of the Transaction:

Cash	$341,462
Warrant liabilities	(47,532)
Total net assets	$293,930

Key Factors Affecting Our Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from carbon-based and other non-carbon-based energy generators, the risk of perceived safety issues and their consequences for our reputation and the other factors discussed under the section titled “Risk Factors.” We believe the factors described below are key to our success.

Commencing and Expanding Commercial Launch Operations

In September 2020, we became the first and only company to receive NRC standard design approval for a small modular reactor. We believe our commercialization activities are being completed at a pace that can support delivery of NPMs to a client site as early as 2028. We have an agreement in place with UAMPS to deploy a NuScale 6-module power plant at the DOE’s Idaho National Laboratory as part of UAMPS’ Carbon Free Power Project (“CFPP” or “the Project”). Commercial operation of the first NPM is slated for 2029. In December 2022, we signed a contract for Front-End Engineering and Design (“FEED”) work with RoPower Nuclear S.A, owned by S.N. Nuclearelectrica S.A. and Nova Power & Gas S.A., entities that operate under the authority of the Romanian Ministry of Energy, to advance the deployment of our NPMs to Romania. Under Phase 1 of the contract, we will define the major site and specific inputs for a VOYGR-6 SMR power plant to be deployed at the Doicesti Power Station site in Romania. We expect the site in Romania to use six modules and to be commercially operable as early as 2029.

We have over 120 potential target customers in addition to UAMPS and RoPower, as well as ten customers across seven countries that we consider highly interested customers who are considering an NPM power plant deployment in the late 2020s or early 2030s. We believe the long lead-time involved with siting an SMR, the number of customers in our pipeline and the work being performed by these potential customers involving a NuScale deployment project bode well for our potential future success. Further, in December 2022, we completed our Standard Plant Design (“SPD”), which provides potential customers with a generic VOYGR power plant design that will serve as a starting point for deploying site-specific designs, including supporting client licensing and deployment activities.

Regulatory Approvals

In December 2022, we applied to the NRC for an SDA for our latest power enhanced design that will be the heart of VOYGR-6 NuScale Plant. If approved, the licensed output of our NPM will be raised from 50 MWe to 77 MWe. A VOYGR-6 NuScale Plant referencing the SDA will be capable of generating 462 MWe (gross). Approval of the design, which could come in 2024, would increase the cost-competitiveness of our NPM, and we consider obtaining such approval a critical milestone.

Other factors that we believe are critical to our future success are country-level approvals of our NPM design. We also believe site-approvals by our customers to be key to facilitating broader adoption of our products and services. Obtaining these approvals before others is critical in maintaining our competitive advantage.

Successful Implementation of the First NPM Power Plant

A critical step in our success will be the successful construction and operation of the first power plant using our NPM. We expect that the first NPM for the UAMPS facility could be operational as early as 2029 with the remaining five modules achieving commercial operation in 2030.

Key Components of Results of Operations

We are an early-stage company and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We have not generated any material revenue to date. All revenue that we have generated to date arises from engineering and licensing services provided to potential customers. As a result of those FEED services, we expect to generate a significant portion of our revenue from the sale of NPMs. We also expect to generate revenue by providing critical services, such as start-up and testing and nuclear fuel and refueling services, over the life cycle of each power plant.

Expenses

Research and Development Expense

Our R&D expenses consist primarily of internal and external expenses incurred in connection with our R&D activities. These expenses include labor directly performed on our projects and fees paid to third parties working on and testing specific aspects of our NPM design. R&D costs have been expensed as incurred.

General and Administrative Expenses

G&A expenses consist of compensation costs for personnel in executive, finance, accounting, human resources and other administrative functions. G&A expenses also include legal fees, professional fees paid for accounting, auditing, consulting services, insurance costs and facility costs.

Other Expenses

Other operating expenses consist primarily of compensation costs (including indirect benefits and equity-based compensation expense) for operating personnel.

Department of Energy Cost Share

The DOE cost share amounts reflect our cost-sharing arrangement with the DOE. Generally, as our qualifying operating costs change, there is a corresponding change in the reimbursable amounts. The amount of any reimbursement is recognized in the period that we recognize the qualifying expenses.

Income Tax Effects

NuScale LLC was historically and remains a partnership for U.S. federal income tax purposes with each partner being separately taxed on its share of taxable income or loss. NuScale Corp is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to its distributive share of any net taxable income or loss and any related tax credits of NuScale LLC.

Results of Operations

	Twelve Months Ended December 31,
(in thousands, except share and per share amounts)	2022	2021	2020
Revenue	11,804	$2,862	$600
Cost of sales	(7,317)	(1,770)	(355)
Gross margin	4,487	1,092	245
Research and development expenses	123,416	93,136	95,267
General and administrative expenses	63,057	45,226	37,176
Other expenses	48,009	37,030	26,645
Loss from operations	(229,995)	(174,300)	(158,843)
Department of Energy cost share	72,336	73,522	71,109
Decrease (increase) in fair value of warrant liabilities	12,148	—	—
Interest income and other cost share (interest expense)	3,938	(1,715)	(653)
Loss before income taxes	(141,573)	$(102,493)	$(88,387)

Comparison of the Years Ended December 31, 2022 and 2021

Changes in Presentation

Prior year amounts totaling $1.5 million have been reclassified out of G&A expenses to other expenses to conform to the current year presentation on the accompanying Consolidated Statements of Operations.

Revenue

The increase in revenue was attributable to activities in support of the EPCDA for CFPP, as well as nuclear technologies consulting services.

R&D Expense

R&D expenses increased due to $25.9 million of professional fees associated with the standard plant design work and compensation costs of $3.8 million as a result of increased headcount as we continue to expand our licensing efforts.

G&A Expenses

G&A expenses increased as a result of $3.6 million in compensation costs due to an increase in headcount, $3.0 million in insurance costs, $3.4 million in equity-based compensation, higher software and hardware costs of $1.4 million and $5.7 million in marketing and advertising costs as we continue to build brand recognition across the globe.

Other Expense

Other expenses increased as a result of $6.3 million of higher compensation costs including a Transaction completion bonus, equity-based compensation of $2.4 million and higher travel expenses of $1.4 million.

Department of Energy cost share

While the cost share is similar to the prior year, it has decreased as a percentage of total expenses due to more self-funded work associated with CFPP and higher G&A and Other expenses.

Increase (decrease) in fair value of warrant liabilities

The price of the Warrants, which is used to calculate their fair value, has dropped by approximately 32% since the Transaction.

Comparison of the Years Ended December 31, 2021 and 2020

R&D Expenses

The decrease in R&D personnel costs was driven by the fact that the NRC’s review of the NPM design application concluded in late 2020.

G&A Expenses

The increase in 2021 G&A expenses was primarily due to an increase in compensation and benefits of $4.5 million, a contract settlement fee with a former advisor of $3.3 million and $2.2 million related to higher advertising costs, partially offset by lower equity-based compensation of $0.5 million.

Other Operating Expenses

Other operating expenses increased year over year as a result of higher compensation costs of $6.2 million, equity-based compensation of $3.2 million and $0.5 million in various other expenses, partially offset by lower professional fees of $1.0 million.

Liquidity and Capital Resources

Liquidity

We measure liquidity in terms of our ability to fund the cash requirements of our R&D activities and our near-term business operations, including our contractual obligations and other commitments. Our current liquidity needs primarily involve R&D activities for the ongoing development of the NPM and associated plant design.

We had $217.7 million in cash and cash equivalents as of December 31, 2022, compared to $77.1 million as of December 31, 2021, as well as $50.0 million in short-term investments that will mature in the first quarter of 2023. We had no debt as of December 31, 2022, compared to $14.0 million as of December 31, 2021, (which was converted into equity in conjunction with the Transaction). The Transaction resulted in NuScale receiving net cash in the amount of $341.5 million, consisting of $235.0 million in PIPE funding and $145.5 million in cash in trust, partially offset by transaction costs of $39.1 million.

Since NuScale’s inception, we have incurred significant operating losses; we have had negative operating cash flow during the twelve months ended December 31, 2022 and 2021; and we have an accumulated deficit of $182.1 million as of December 31, 2022. Management expects that operating losses and negative cash flows may increase because of additional costs and expenses related to the development of technology and the development of market and strategic relationships with other companies.

To date, we have not generated any material revenue. We do not expect to generate any meaningful revenue unless and until we are able to commercialize our NPM and related services. We expect our costs to increase in connection with the advancement of our products and services toward commercialization. In addition, with the completion of the Transactions, we expect to incur additional costs associated with operating as a public company. While we believe that the proceeds of the Transactions will be sufficient to reach commercialization of our NPM, certain costs are not reasonably estimable at this time, and we may require additional funding and our projections anticipate certain customer-sourced income that is not assured and DOE funds that are granted under the cooperative agreement secured by the Company are subject to Congressional appropriations.

We believe that based on our current level of operating expenses and currently available cash resources, we will have sufficient funds available to cover R&D activities and operating cash needs for the next twelve months. However, considering that we have not yet completed the development of a commercial product and have no meaningful revenue to date, we may require additional funds in future years. Our ability to raise funds through equity offerings may be limited by the significant number of shares that may be publicly sold, including the shares registered for resale under this registration statement. Such sales may negatively affect the market price of our shares of Class A Common Stock. In particular, a large sale by Fluor, our majority shareholder, could significantly affect our stock price. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive from such exercises, depends on the trading price of our shares of Class A Common Stock, which from time to time, has exceeded the $11.50 Warrant exercise price, before the Warrants expire. In certain circumstances, the Warrants can be exercised on a cashless basis. Our ability to fund R&D activities and our operating cash needs for multiple years does not depend on the proceeds we may receive as the result of exercises of Warrants.

Cash Flows

The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

Cash Flows

	Year Ended December 31,
(in thousands)	2022	2021	2020
Net cash used in operating activities	$(148,609)	$(99,162)	(47,235)
Net cash used in investing activities	(52,332)	(1,952)	(3,526)
Net cash provided by financing activities	368,064	173,344	38,494
Net increase (decrease) in cash and cash equivalents	$167,123	$72,230	$(12,267)

Comparison of Cash Flows for the Years Ended December 31, 2022 and 2021

Cash Flows used in Operating Activities

Net cash used in our operating activities increased during 2022 due to a larger net loss, an increase in commercial work (which resulted in growth in receivables) and a larger prepaid asset associated with the D&O insurance required as a newly public company. In addition, the growth in payables and accruals slowed in 2022 due to less DOE cost-share work in the fourth quarter of the 2022 fiscal year. These changes were partially offset by the utilization of previously deferred DOE cost share during 2021.

Cash Flows used in Investing Activities

Investing cash flows generally reflect capital expenditures on computer equipment and software. However, in 2022, we invested $50.0 million in short-term investments.

Cash Flows provided by Financing Activities

During 2022, the majority of the net cash provided by financing activities consisted of proceeds from the Transaction, with another $28.7 million received for the exercise of warrants and options. For the year ended December 31, 2021, our financing cash flows consisted of $192.5 million for the sale of convertible preferred units offset by the repayment of $20.0 million of debt to Fluor.

Comparison of Cash Flows for the Years Ended December 31, 2021 and 2020

Cash Flows used in Operating Activities

Net cash used in our operating activities increased during 2021 due to a larger net loss, the utilization of $13 million of previously deferred DOE cost share and $20 million change in accounts receivable primarily related to a large $18 million DOE collection in 2020, partially offset by higher accruals associated with compensation and professional fees.

Cash Flows from Financing Activities

In 2021, net cash provided by financing activities consisted of the sale of $192.5 million in convertible preferred units, partially offset by the repayment of $20 million in debt to Fluor.

In 2020, net cash provided by financing activities consisted of proceeds from the incurrence of debt of $20 million in the form of a note payable to Fluor and proceeds from the sale of convertible preferred units of $18.5 million.

Commitments and Contractual Obligations

We do not have any material commitments and contractual obligations.

Off-Balance Sheet Arrangements

In conjunction with DOE Office of Nuclear Energy Award DE-NE0008935 with Utah Associated Municipal Power Systems’ (“UAMPS”) wholly owned subsidiary, Carbon Free Power Project, LLC (“CFPP LLC”), we entered into a Development Cost Reimbursement Agreement (“DCRA”), pursuant to which we are developing the NRC license application and performing other site licensing and development activities. Under the DCRA, we may be obligated to refund to UAMPS a percentage of its net development costs up to a specified cap, which varies based on the stage of project development, if certain performance criteria are not met. As of March 7, 2023, when we entered into Amendment 3 of the DCRA and the Long Lead Material Reimbursement Agreement with CFPP LLC, the maximum reimbursement based on the current stage of project development is $81.0 million. As of December 31, 2022 the net development costs incurred by UAMPS totaled $17.8 million.

Under this agreement, the Company is required to have credit support to fund the amount of its potential reimbursement of these net development costs. This letter of credit is updated quarterly based on an agreed upon forecasted estimate of net development costs. A stipulation of attaining the letter of credit requires the Company segregate funds from the operating bank accounts as collateral for said letter of credit. This account is identified as restricted cash in the amount of $26.5 million, on the accompanying consolidated balance sheet and acts as collateral for the $26.0 million letter of credit outstanding at December 31, 2022.

In December 2022, NuScale and Fluor provided CFPP LLC with a Class 3 Project Cost Estimate (“PCE”). As provided for in the DCRA (as amended), NuScale ran an economic competitiveness test (“ECT”) comparing the PCE with a price target of $58.00/MWh for a target COD of the Project. The PCE exceeded the price target, meaning there was an ECT failure. As a result of the ECT failure UAMPS Members participating in the CFPP (“Project Participants”) were given the opportunity to exit the Project. CFPP LLC had until March 1, 2023 (unless extended by mutual agreement), to deliver notice that it intended to terminate its participation in the Project. If CFPP LLC had issued notice that it intended to terminate its participation in the Project by March 1, 2023, the Company would have been liable to pay CFPP LLC approximately $17.8 million and would have had the option to take over the Project assets and continue to develop CFPP. However, on March 1, 2023, UAMPS notified NuScale that sufficient Project Participants have opted to continue with CFPP development notwithstanding the ECT failure. The next ECT is scheduled to be run in conjunction with the submission of the Class 2 PCE. For information regarding the consequences of an ECT failure, see Commercialization Risk Factors associated with the Company’s obligations to UAMPS.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our financial statements. Our significant accounting policies are described in our financial statements included elsewhere in this prospectus. Additional information about our critical accounting policies follows:

Accounts Receivable

Accounts receivable includes reimbursement requests outstanding from the DOE awards and are recognized as eligible costs are incurred. Such treatment creates symmetry with our incurrence of qualifying costs. In addition, we have commercial receivables associated with other federal projects that are billed as earned. We do assess the probability of collection from the DOE and our commercial customers in establishing the fair value of recorded amounts.

Revenue Recognition

In addition to advancing the commercialization of our SMR, we provide engineering services to customers.

We recognize fixed price contract revenue with multiple performance obligations as each obligation is completed. We allocate the transaction price to each performance obligation using an estimate of the stand-alone selling price of each distinct service in the contract. Revenue recognized on contracts that has not been billed to customers is classified as a current asset under accounts and other receivables on the consolidated balance sheet. Amounts billed to clients in excess of revenue recognized are classified as a current liability under deferred revenue on the consolidated balance sheet.

We recognize time and material contract revenue as incurred, while our cost plus fixed-fee contract revenue is recognized over time, matching continuous transfer of control to the customer. We account for these contracts as a single performance obligation and recognize revenue using the percentage-of-completion (“POC”) method, based primarily on contract cost incurred to date compared to total estimated contract cost. The POC method (an input method) is the most faithful depiction of our performance because it directly measures the value of the services transferred to the customer. Changes to total estimated contract cost or losses, if any, are recognized in the period in which they are determined as assessed at the contract level. Pre-contract costs are expensed as incurred unless they are expected to be recovered from the client.

Revenue recognition and profit is dependent upon a number of factors, including the accuracy of a variety of estimates made at the balance sheet date, such as engineering progress, material quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates. Variable consideration is included in the estimate of transaction price only to the extent that a significant reversal would not be probable. We continuously monitor factors that may affect the quality of our estimates, and material changes in estimates are disclosed accordingly.

We exclude all taxes assessed by governmental authorities from our measurement of transaction prices that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of sales.

We generally provide limited warranties for work performed under our engineering contracts. The warranty periods typically extend for a limited duration following substantial completion of our work.

Because our SMR is designed to be sold on a modular basis, we are limited under GAAP in our ability to recognize revenue on a POC basis. Other companies with a less-standardized approach might be able to use POC, which would have the effect of accelerating their recognition of profit ahead of us, given our use of completed contract accounting.

Equity-Based Compensation

Equity-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. The determination of fair value requires significant judgment and the use of estimates, particularly with regard to Black-Scholes assumptions such as stock price volatility and expected option lives to value equity-based compensation. Equity-based compensation is recorded as a G&A expense and other expense in the consolidated statements of operations.

We measure the fair value of each option grant at the date of grant using a Black-Scholes option pricing model. In this model we use the treasury yield curve rates for the risk-free interest rate for a period equal to the expected option life and the simplified method to calculate the expected option life (options qualified as ‘plain vanilla’ under the provisions of SAB 107). Volatility is determined by reference to the actual volatility of several publicly traded companies that are similar to us in our industry sector. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero in the option valuation model. Forfeitures are recognized as they occur. All equity-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards.

There is substantial judgment in selecting the assumptions which we use to determine the fair value of such equity awards and other companies could use similar market inputs and experience and arrive at different conclusions with respect to those used to calculate fair value. Using alternative assumptions could cause there to be differences in the resulting fair value. If the fair value were to increase, the amount of expense that would result would also increase. Conversely, if the fair value were to decrease, the amount of expense would decrease.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-EGCs, and any such election to not take advantage of the extended transition period is irrevocable. We expect to be an EGC at least through the end of 2023 and will have the benefit of the extended transition period. We intend to take advantage of the benefits of this extended transition period.

Recent Accounting Pronouncements

Refer to Note 3 in the Consolidated Financial Statements for a summary of recently adopted and recently issued accounting standards and their related effects or anticipated effects on our consolidated results of operations and financial condition.

BUSINESS

Unless the context otherwise requires, all references in this section to NuScale, the “Company,” “we,” “us” or “our” refer to the consolidated operations of NuScale Corp and NuScale LLC.

Overview

NuScale is redefining nuclear power through the development of proprietary and innovative SMR technology that will deliver safe, scalable, cost-effective and reliable carbon-free power. Our core technology, the NPM, can generate 77 MWe and is premised on well-established nuclear technology principles, with a focus on the integration of components, simplification or elimination of systems and use of passive safety features. We believe this results in a safe and highly reliable power plant, suitable to be sited close to where electricity or process heat is needed. Our flagship VOYGRTM power plant is a scalable plant design that can accommodate up to 12 NPMs, resulting in a total gross output of 924 MWe. NuScale expects the first VOYGR power plant to be operational in 2029.

Since 2007, we and the DOE have invested over $1.4 billion toward the development of our NPM and VOYGRTM power plant technology and we have been issued 469 patents globally, with an additional 186 patent applications currently pending. In September 2020, our 12-module VOYGR-12TM design (currently approved for 160 MWt or 50 MWe per NPM) became the first and only SMR to receive a U.S. Nuclear Regulatory Commission (NRC) Standard Design Approval (SDA) from the NRC. The NRC’s final rulemaking approving NuScale’s design certification was effective in February 2023. The approval was a critical milestone that allows customers to move forward with plans to develop VOYGR power plants, knowing that safety aspects of the NuScale design are NRC-approved. In December 2022, we applied for an SDA for an increase in NPM power from 50 MWe to 77 MWe (160 MWt to 250 MWt) per module, which we expect to receive in 2024. We expect to be ready to deliver modules to customers by 2028.

Our unique SMR has several key defining characteristics, including:

●	Proven. Our NPM technology leverages existing light water nuclear reactor technology and fuel supply that have been operating globally for over 60 years.
●	Simple. NuScale’s simple NPM design, based on natural circulation, integrates the reactor core, steam generators and pressurizer in a single factory-built vessel and eliminates the need for reactor coolant circulating pumps, large bore piping and other components found in conventional large-scale nuclear reactors. This simplicity improves safety and reduces capital and operational costs.
●	Scalable. In addition to our flagship 12-module (924 MWe) VOYGR-12 power plant, we offer smaller power plant solutions including the six-module (462 MWe) VOYGR-6 TM and the four- module (308 MWe) VOYGR-4 TM. These VOYGR power plants can commence operation with one module and scale to house up to their approved capacity of twelve, six or four modules. This scalability will allow customers to right-size their up-front capital investment and economically increase installed capacity over time through the addition of NPMs.
●	Safe. VOYGR power plants have been designed to be the safest in the world and have several industry-first advantages over conventional large-scale nuclear plants, including an unlimited “coping” period during which the NPMs can be shut down and kept in a safe condition without operator intervention, AC or DC power or any additional cooling water. As a result, we have numerous operational and commercial advantages including a safety case that supports a small, site-boundary emergency planning zone (“EPZ”) designation by the NRC, as well as various resiliency and reliability features including the ability to start and operate a plant without AC or DC power to provide first- responder power.

In addition to the sale of NPMs and our VOYGR power plant designs, we will offer a diversified suite of services throughout the development and operating life of the power plant. Our suite of services includes licensing support, testing, training, fuel supply services, and program management, among others. We anticipate that our service offering will have high penetration rates across our customer base and will provide consistent, recurring revenues throughout the life of the VOYGR power plant. We expect service revenue to begin approximately eight years prior to a power plant’s commercial operation date and to extend throughout the life of the power plant.

Our potential customers are a mix of domestic and international governments, political subdivisions, utilities, state-owned enterprises and industrial companies in need of carbon-free, reliable energy. Our first contract to deploy a VOYGR power plant is with UAMPS. UAMPS is expected to deploy a six-module (462 MWe) VOYGR-6 power plant as part of its CFPP located at the Idaho National Laboratory near Idaho Falls, Idaho. Construction at the CFPP is expected to begin in 2025 and the plant is expected to be operational in 2029. Additionally, in November 2021, we signed a teaming agreement with S.N. Nuclearelectrica to advance the delivery of our technology in Romania as early as 2029. In total, our sales pipeline currently includes over 120 active customer opportunities and 17 signed Memoranda of Understanding (“MOUs”) globally.

To date, the DOE has granted NuScale four separate cost-share awards totaling more than $656 million, including, most recently, $350 million as part of a 5-year, $700 million 50/50 cost-share award granted in 2020. We also benefit from a global network of strategic investors and supply chain partners that we expect will play an integral role in bringing NuScale’s technology to market around the world.

Fluor, a leading global engineering, procurement and construction (“EPC”) firm, is the majority stockholder in NuScale and collaborates with NuScale on plant standard design and the provision of EPC services to NuScale’s customers. Other strategic investors and supply chain partners include Doosan; Sargent & Lundy, LLC; Sarens; JGC; IHI; GS Energy Corporation; and Samsung C&T, among others.

Merger Transaction

On December 13, 2021, Spring Valley, NuScale LLC and Merger Sub entered into the Merger Agreement. On May 2, 2022, pursuant to the Merger Agreement, Merger Sub merged into NuScale LLC (the “Merger”) with NuScale LLC surviving, Spring Valley was renamed NuScale Power Corporation, and NuScale LLC continued to be held as a wholly controlled subsidiary of NuScale Corp in an “Up-C” structure (collectively, the “Transaction”). As a result of the Transaction, NuScale Corp holds all of the NuScale LLC Class A Units (which are the sole voting interests at the NuScale LLC level) and Legacy NuScale Equityholders hold NuScale LLC Class B Units (which are non-voting) and shares of NuScale Corp Class B Common Stock (which entitle the Legacy NuScale Equityholders to vote at the NuScale Corp level but which carry no economic rights). At specified times, in NuScale Corp’s discretion, Legacy NuScale Equityholders may exchange NuScale LLC Class B Units (together with cancellation of an equal number of shares of NuScale Corp Class B common stock) for NuScale Corp Class A Common Stock.

The Transaction was accounted for as a reverse recapitalization as provided under GAAP, with NuScale Corp treated as the acquired company and NuScale LLC treated as the acquirer. This determination reflects that Legacy NuScale Equityholders hold a majority of the voting power of NuScale Corp, that NuScale LLC’s pre-Merger operations constitute the majority post-merger operations of NuScale Corp, and that NuScale LLC’s management team retained similar roles at NuScale Corp.

Industry

According to BloombergNEF’s New Energy Outlook 2021 “Red Scenario” (“NEO 2021”), which includes SMR capacity as part of the pathway to global net-zero carbon emissions, global power consumption is expected to increase 191% between 2020 and 2040, requiring approximately 22,000 gigawatts (“GW”) of additional generating capacity. Today, the energy and power markets are undergoing dramatic changes as they shift from fossil fuels to carbon-free sources. A series of technological, economic, regulatory, social and investor pressures are leading the drive to decarbonize electricity and other sectors, such as transportation (electric vehicles) and buildings (electric heating). As such, the majority of required global capacity additions, including the replacement of existing carbon-intensive power generation, is expected to come from carbon- free generation.

Technology Improvements. Technology advancements will continue to have a tremendous influence on world energy mix in the future. According to the BloombergNEF, solar photovoltaic (“PV”) capacity has grown 37% annually since 2000 and now accounts for approximately 10% of global power generation capacity. A primary reason for this growth has been technological advances throughout the solar value chain, resulting in an approximate 96% decline in PV module prices from $4.90 to $0.20 per watt over that same period, according to International Energy Agency. We believe that technological improvements in SMRs and other carbon-free generation sources will catalyze similar adoption trends going forward.

Economic and Reliability Requirements. Utilities are looking to deploy carbon-free power generation technologies due to a variety of economic and reliability drivers. Renewables, such as wind and solar, now have a levelized cost of electricity similar to that of many traditional forms of power and have become a focal point in the push to deploy carbon-free generation. However, renewables alone are not a practical solution for regional power grids and baseload generation is required to solve for factors such as intermittency, transmission constraints and land use limitations. In these cases, we believe that nuclear, and specifically SMRs, are the only viable carbon-free baseload power solution that can address the global need for carbon- free generation.

Regulatory Mandates and Government Funding. On December 8, 2021, President Biden signed an executive order mandating all electricity procured by the government be 100% carbon pollution-free by 2030, including at least 50% from around-the-clock dispatchable generation sources. The order also requires that federally owned buildings produce no net emissions by 2045 and that each federal agency achieve 100% zero-emission vehicle acquisitions by 2035. Additionally, on November 15, 2021, the U.S. Infrastructure Investment and Jobs Act was signed into law that includes $65 billion in funding for power and grid investments. This includes investments in grid reliability and resiliency as well as clean energy technologies such as carbon capture, hydrogen and advanced nuclear, including SMRs.

Internationally, more than 190 countries and the European Union have signed the Paris Agreement, which seeks to keep the rise in mean global temperature to below 2°C above pre-industrial levels. Currently, more than 130 countries, including China and the United States — the countries with the first and second largest CO2 emissions globally — have now set, or are considering setting, a target of reducing net emissions to zero by mid-century.

Social and Environmental Preferences. The effects of climate change, including extreme weather events and rising temperature, and the resulting health and socio-economic stability of at-risk populations, have led to a societal focus on the environment. As a result, a global shift is occurring in societal preferences for a reduction in greenhouse gases and a move towards carbon-free power.

Investor Pressures. ESG investing has accelerated as institutional investors shift their portfolios away from carbon-intensive assets. According to a recent study by the Global Sustainable Investment Alliance, in 2020 approximately 36% of global assets under management are “sustainable investments” that consider ESG factors. This shift in investor sentiment has caused many large integrated energy companies, such as BP plc and Royal Dutch Shell plc, to set decarbonization strategies and diversify into different forms of carbon- free energy.

Our Market Opportunity

According to the NEO 2021, approximately 16,000 GW of carbon-free generation capacity additions are required globally through 2040 to meet domestic and international climate goals. These additions are a result of the growth in projected power use and the replacement of existing carbon-intensive generation, primarily from coal, oil, and natural gas.

Although critical in helping meet climate goals, renewables, such as solar and wind, and hydroelectric are constrained due to intermittency, seasonality and issues associated with land use and grid interconnections. According to the U.S. Energy Information Administration, the average 2020 capacity factor (the ratio of actual power output over generation capacity) for solar, wind and hydro was 24.2%, 35.3%, and 40.7%, respectively, compared to 92.4% for nuclear. In most regions globally, flexible and dispatchable sources, such as long-duration storage, geothermal, gas, coal with carbon capture and nuclear will be essential. Among these sources, SMRs represent an attractive option based on their near-term viability, competitive costs, carbon-free emissions and reliability.

Market Opportunity and the Role of SMRs

SMRs are small nuclear reactors designed with scalable technology using module factory fabrication that pursue economies of series production and short construction times. The four primary technologies currently being pursued in SMRs are water-cooled reactors, fast neutron reactors, high temperature gas reactors and molten salt reactors. Light water reactors, such as our NPM, are considered by the World Nuclear Association to have the lowest technological risk and are the most developed from a commercial perspective benefiting from decades of proven technology.

SMRs have a number of inherent advantages over traditional large-scale nuclear and other carbon-free power generation, including:

●Simplicity of Design. Large scale nuclear plants, which typically generate 1 GW or more, are complex in terms of design and construction. SMRs are simpler to manufacture, construct, operate and maintain. SMRs are also designed to eliminate many of the nuclear components needed in large- scale plants which adds to their simplicity.

●Enhanced Safety Features. Although our NPM is the only SMR with an NRC-approved safety case, according to the DOE, “small modular reactors have the potential for enhanced safety and security compared to earlier designs.” The smaller reactor core and reduced potential for off-site release from SMRs means SMRs may be located closer to population centers and industrial facilities needing process heat. The robust design, small fuel inventory, and multiple barriers preventing fission product release contribute to a low probability and consequence of radionuclide release, even under extreme upset conditions, thus simplifying the emergency preparedness and response and providing a basis for reducing the EPZ. NuScale is the only company to obtain approval of its EPZ methodology from the NRC (or any other national government nuclear regulatory body) and NuScale is the only SMR developer to have an approved regulatory basis for obtaining a site boundary EPZ.
●Economics versus Traditional Nuclear. Traditional large-scale nuclear facilities have high upfront capital costs due to the size of the power plants as well as long construction times. These plants require significant resource planning and utilities have hesitated to deploy the capital necessary to build large- scale nuclear plants because of these high costs. SMRs are simpler, smaller and the reactors are largely factory built, leading to shorter construction times and greater cost predictability.
●Modular and Scalable. SMRs can more easily match customer needs and avoid surplus capacity. Modularity results in splitting power plant development between the factory and the field, reducing the schedule risk that has impacted large reactor construction projects. The NuScale modular design has the benefit to customers of being right-sizable upon construction and scalable over time.
●Smaller Footprint. According to information published by E3 Consulting, we estimate that our SMR uses up to 99% less land per MWh compared to wind and solar projects. We expect this resource efficiency will also extend to construction materials, such as steel, cement, concrete, and glass: according to a 2015 DOE study, nuclear power generators required 90% less construction material on a tons per terawatt-hour basis than wind and solar upstream collection systems and generators. Furthermore, SMRs can be sited closer to the end-user, significantly reducing the need for transmission infrastructure while also providing ancillary benefits such as process heat to end users.

Our Technology

Our NPM is the product of approximately 16 years of research and development by NuScale and key collaborators, including Oregon State University and the Idaho National Laboratory. Over $1.4 billion (including non-dilutive DOE grants) has been invested to date and the technology is protected by 655 issued and pending patents globally.

A NuScale power plant is composed of multiple NPMs. Each NPM is capable of producing 77 MWe. The NPM consists of an integral reactor composed of the reactor core, helical coil steam generators and pressurizer within the reactor pressure vessel, enclosed in a steel containment vessel. The reactor core consists of an array of fuel assemblies and control rod clusters at standard enrichments. The helical coil steam generator consists of two independent sets of tube bundles with separate feedwater inlet and steam outlet lines. The integral reactor measures 65 feet tall and 9 feet in diameter. The containment vessel measures 76 feet tall and 15 feet in diameter and is much smaller and stronger than the concrete containment shells for large reactors. The NPM operates inside a stainless-steel lined water-filled pool located below ground level.

Our NPM technology leverages existing light water nuclear reactor technology and fuel that has been operating globally for over 60 years. The reactor operates using the principles of buoyancy-driven natural circulation; hence, no pumps are needed to circulate water through the reactor. Once the heated water reaches the top of the riser, it turns downward into an annulus where the hot water flows over the steam generator tubes. Water in the reactor system is kept separate from the water inside the steam generator to prevent contamination. As the hot water in the reactor system passes over the hundreds of tubes in the steam generator, heat is transferred through the tube walls and the water inside the tubes turns to superheated steam. This innovative design eliminates the need for reactor coolant pumps, large bore piping, complex safety systems and other components found in conventional large-scale nuclear reactors. The result is a simplified system that improves safety and reduces capital and operational costs.

Design Features and Innovations

Our NPM introduces a number of key design innovations that allows us to be the safest and most reliable provider of nuclear energy. Our design features include:

●	Proven Technology. Our NPM design relies on well-established pressurized, light water reactor technology. As such, a VOYGR power plant can be licensed within the existing regulatory framework for light water reactors, drawing on a vast body of established research and development, proven codes and methods and existing regulatory standards. Because our technology was designed on the basis of this proven foundation, we believe NuScale has a significant advantage over other alternative and yet unproven nuclear technologies that may come to market, both with respect to obtaining regulatory approvals and attracting customer interest. NuScale received NRC Standard Design Approval for its 12-NPM, 50 MWe design in September 2020 and design certification in February 2023. NuScale has applied for NRC Standard Design Approval for its 6-NPM, 77 MWe design.
●	Single, Integrated Unit. The NPM incorporates all of the components for steam generation and heat exchange into a single integrated unit. This design eliminates all large bore interconnection piping, which is historically a potential source of failure and cause of construction complexity for large- scale reactors.
●	Compact Size. Each NPM, including the containment vessel, can be entirely fabricated in a factory and shipped by rail, truck, or barge to the power plant site for assembly and installation. Fabrication of the modules in a factory environment reduces fabrication cost, improves quality, reduces construction time and increases schedule predictability. This is a distinct benefit compared to traditional large-scale nuclear plants in which reactors are built on-site and only after their completion can the balance of the plant be constructed. We can fabricate our NPMs in parallel with VOYGR power plant construction, saving time and reducing complexity, labor and construction costs.
●	Natural Circulation. The reactor core of our NPM is cooled entirely by natural circulation of water. Natural circulation provides a significant advantage in that it reduces capital and operational costs by eliminating reactor coolant pumps, pipes and valves and the associated power, maintenance and potential failures of those components.
●	Refueling and Maintenance Innovations. Each NPM can produce power continuously for approximately 20 months before refueling is required. Because of the multi-module design of VOYGR power plants, each NPM can be refueled in a staggered manner, reducing total plant output by only 77 MWe for approximately 10 days. This significantly reduces the cost of replacement power compared to large-scale nuclear plants (typically 1,000 MWe) that must shut down their entire capacity for any outage. Whereas large-scale nuclear plants can require as many as 1,000 or more individuals for refueling and associated outage activities, a VOYGR power plant can undergo the same refueling and outage activities with a much smaller, permanent, in-house crew of as few as 50 individuals.

●	Multi-Module Control Room. NuScale has designed, and received NRC approval for, an innovative control room that can control up to 12 NPMs with only three licensed operators. This compares with traditional large-scale nuclear plants that require a minimum six licensed operators for three reactors. This innovation is enabled by NuScale’s proprietary platform called the Highly Integrated Protection System (“HIPS”). The HIPS platform provides a robust safety platform to monitor NPMs and protect VOYGR power plants from potential cybersecurity attacks.

Safety Case

NuScale’s design innovations have allowed for a number of industry-first and best-in-class safety attributes.

●	Unlimited “coping period”. Our NPMs are designed with fully passive safety systems and are kept safe in a cooling condition for an unlimited time following any extreme event that renders a power plant without external power. During the span of such an event and for an unlimited time, the VOYGR power plant does not require any internal or external human or computer actions, AC or DC power or additional water to cool the reactors (referred to as NuScale’s Triple Crown For Nuclear Plant Safety). An unlimited coping period is unprecedented for commercial light water nuclear reactors. Historically, commercial light water nuclear reactors have maximum coping periods of 72 hours before operator action is required to keep the reactor safe.
●	Support for Site Boundary EPZ. NuScale’s VOYGR power plants have been designed to allow an NRC-approved EPZ that does not extend beyond the power plant site boundary (the restricted area controlled by the plant owner). The NRC has approved NuScale’s methodology for calculating EPZ size. This methodology, approved solely for NuScale’s unique passively safe design, demonstrates that most NuScale plant sites in the U.S. can be approved with a 300-yard “site-boundary” EPZ. Currently operating commercial nuclear power plants in the U.S. are required to have a 10-mile radius EPZ from the reactor site and the population within the EPZ must be capable of evacuating within a specified time period. The smaller EPZ enables VOYGR power plants to be sited closer to end-users, which is of particular importance to process heat off-takers and to owners seeking to repower retiring coal-fired generation facilities.
●	No Requirement for Backup Power. The NRC concluded that NuScale’s safety design eliminates the need for “Class 1E” power — i.e., safety-related, backup power. This means that VOYGR power plants do not need costly emergency diesel generators to ensure the safety of the reactors in the event of a power loss. Today, no operating nuclear plant in the United States can make this claim.
●	Resilience to Man-made and Natural Events. The VOYGR reactor building is designed to withstand the impact from man-made and natural events, including floods, earthquakes (in excess of the Fukushima event), tornados and hurricanes in excess of 280 mph winds, and the impact of a large commercial airplane. The VOYGR power plant is also designed to safely shut down following an electromagnetic pulse or geomagnetic disturbance.

Technology-Enabled Operational Features

NuScale’s design innovations and best-in-class safety case create a number of technology-enabled operational features that no other carbon-free generation source can claim. These features address a host of critical industry needs with respect to grid resiliency and reliability and provide customers with related commercial benefits that other power generation solutions do not provide. Select features of NuScale’s VOYGR power plants include:

●	No Requirement for connection to the grid. The VOYGR plant is the only commercial nuclear power plant approved by the NRC without requiring any connections to the transmission grid for safety. This allows off-grid operation such that NuScale plants can be sited in the proximity of industries needing electricity and process heat. It also enables a NuScale plant to replace a coal fired power station located at the end of a single transmission line.
●	First Responder Power. When the transmission grid is lost, traditional large-scale nuclear power plants automatically and rapidly shutdown. Large-scale nuclear power plants are not capable of restarting, nor are they permitted to do so, until the transmission grid is restored because power from the grid (supplied by two off-site sources) is required to power the safety systems and operate the equipment necessary to start the power plant. The VOYGR power plant would remain at power, ready to immediately sell electricity to the grid when the grid is back online, making it a first responder to the restoration of the transmission grid.

●	Black-Start Capability. A VOYGR power plant can start up from cold conditions without external grid connections. This NuScale design capability is a first-of-a-kind for the nuclear industry.
●	Island Mode Power. A single NPM can supply all the “house load” electricity needs of the plant while also continuing to provide power to a local industrial customer or mission critical facility without external grid connection via a micro-grid connection.
●	Highly Reliable Power. VOYGR-12 power plants will be able to provide 154 MWe of power to mission critical facilities with 99.95% availability over the 60-year life of the plant. In the event of a catastrophic loss of offsite grid and disruption of transportation infrastructure, a VOYGR-12 will be able to provide up to 120 MWe to a mission critical facility micro-grid for at least four years without refueling.

Design Validation and Testing

NuScale’s safety design has been validated through rigorous testing of critical components, such as fuel assemblies, control rod and control rod mechanisms and the integral helical coil steam generators. NuScale has constructed an electrically-heated, one-third scale, full-pressure and temperature integral thermal-hydraulic test facility that demonstrates the operation of the entire nuclear steam supply system and safety systems.

In addition, we have proven the ability to safely operate 12 NPMs from a single control room by building and operating a full-scale simulated control room. Through comprehensive testing in this simulator, NuScale has shown that the demands on the reactor operators are significantly reduced compared with traditional large reactors, as a result of the simplicity of the design, advancements in digital controls, and the fact that NuScale’s design requires no operator-initiated safety functions for all design basis events. Through comprehensive analyses, demonstrations and audits, the NRC has approved NuScale’s conduct of operation such that three licensed operators can safely operate a VOYGR-12 plant without the need for a Shift Technical Advisor, a key safety-related role required by the NRC for all existing large-scale nuclear plants.

Products and Services

NuScale has determined that it currently operates in a single segment and will periodically reassess that determination as it nears commercialization and deployment of its NPMs.

NuScale Power Modules and NuScale VOYGR Power Plants

NuScale currently offers VOYGR power plant designs for three facility sizes that are scalable in that they are capable of housing from one to four, six or twelve NPMs. For each of these plant configurations, the total facility gross electric output can be as much as 308 MWe, 462 MWe, or 924 MWe, respectively, based on a nameplate capacity of each NPM of 77 MWe. This scalability allows customers to right-size their up-front capital investment and economically increase installed capacity over time through the addition of NPMs as needed.

A customer seeking to deploy a VOYGR power plant will be granted a license from NuScale to construct, operate, maintain, and decommission the VOYGR plant. NuScale will also provide design and nuclear regulatory licensing basis information necessary for the customer to obtain regulatory approval to construct and operate the power plant. In exchange for this license, the customer will pay an upfront technology licensing fee to NuScale.

Sale of NuScale Power Modules. In addition to the customer paid technology license, NuScale also expects to sell to the customer major nuclear engineered equipment. For the VOYGR power plant, this will consist of the NPMs, the reactor building crane, module assembly equipment and other equipment associated with the nuclear steam supply system and nuclear fuel handling. NuScale expects to provide the manufacturing and delivery of modules to the customers’ VOYGR power plant site on a contracted basis. NuScale also expects to receive payment related to the fabrication of the NPMs coincident with the order of materials and commencement of manufacturing so that no working capital will be required from NuScale for work-in-progress or finished inventory.

The VOYGR-12, VOYGR-6 and VOYGR-4 can each commence operation with as few as one module and scale to house as many as twelve, six or four modules, respectively. This scalability allows customers to right-size their up-front capital investment and economically increase installed capacity over time through the addition of NPMs as needed.

Services

We will also offer customers a diversified suite of services throughout the life of the power plant, beginning approximately eight years prior to a plant’s commercial operation date. Pre- and post-operation date service offerings provide customers with critical services related to the licensing, design, development, constructing, operation and maintenance of the VOYGR power plant. As a first mover and developer of the power plant’s nuclear technology, we believe we are well positioned to be a trusted service provider. As such, we anticipate our services will have high penetration rates and will provide consistent, recurring revenues that could become significant once a large number of VOYGR plants are in operation.

Our services include:

●	regulatory licensing support, including in the United States preparation and prosecution support for the customer’s desired regulatory approval regimes under either 10 CFR, Part 50 or Part 52 pursuant to U.S. NRC regulations;
●	start-up testing and commissioning support;
●	training to support initial and ongoing power plant operations;
●	management of all aspects of the U.S. NRC required inspections, tests analysis, and acceptance criteria process;
●	NPM mechanical handling;
●	initial and ongoing fuel bundle loading and movement;
●	design engineering management during commercial operation;

●	operations and maintenance program management, including regulatory compliance reporting support;
●	procurement and spare parts management;
●	nuclear fuel management including reload analysis
●	outage planning and execution support; and
●	system verification and validation for safety and non-safety systems.

Competitive Strengths

Only Viable Carbon-free Baseload Power. Nuclear is the only viable carbon-free baseload power available to address the global need for carbon-free generation and to meet decarbonization targets year- round. Traditional baseload technologies, such as gas and coal, are carbon intensive; traditional nuclear is costly, complex and frequently subject to cost-overruns; and hydroelectric power is dependent on geography, rainfall, curtailment and other factors. Renewables such as wind and solar are intermittent and weather dependent, and batteries have not been scaled to make these viable baseload power sources. SMRs such as NuScale’s VOYGR power plants provide highly reliable, cost-effective, carbon-free baseload power to electric grids — no other existing baseload technology can claim the same benefits on the scale needed to address the world’s growing needs.

Innovative Technology Platform and Intellectual Property Portfolio. We have 469 patents issued and an additional 186 patents pending. These 655 patents protect key aspects of our technology, and we continue to grow our intellectual property portfolio. In addition, we have a highly educated workforce of 556 employees, of whom 248 have master’s degrees in engineering and science and 29 have Ph.Ds. We believe our intellectual property rights, as well as our highly skilled personnel are important assets necessary to maintain our competitive advantage in the market and expand on our technology platform.

First to Receive an SDA from the NRC. Although China and Russia have currently operating SMRs, ours is the first and only SMR to receive a Standard Design Approval (SDA) from the NRC. This is an important regulatory milestone that provides customers with certainty — knowing that the NRC approves of the plant design — before committing significant capital to develop a nuclear facility. The SDA process took NuScale 41 months to complete — including preparation, application and receipt of approval. This was the fastest any nuclear reactor company has ever received approval from the NRC. To date, no SMR or advanced reactor company other than NuScale has even applied to the NRC for SMR design approval. We believe that this, and the fact that our design approval timeline was based on well-established light water nuclear technology, provides NuScale with a solid competitive advantage over other SMR competitors.

Unparalleled Safety Case. NuScale’s innovative, fully passive safety system design addresses the historical concerns of traditional large-scale nuclear power plants. In the event of a total loss of power to the facility, a VOYGR power plant does not require any operator or computer actions, grid connection or emergency backup power or additional water to cool the reactors, and can remain safe indefinitely. All large-scale nuclear reactors require one or all three of these within a period of days. The rigorously tested safety case results in an array of applications and commercial opportunities for NuScale that traditional nuclear power plants cannot support, and VOYGR power plants can be located closer to end-users and population centers.

Global Network of Strategic Investors and Supply Chain Partners with DOE Support. We have developed a global network of blue-chip supply chain partners, many of which are investors in NuScale. We believe these partners will play a critical role in the successful procurement and fabrication of components, manufacture of our NPMs and fuel supply. In addition, we have also received significant financial and regulatory support from the DOE since the inception of NuScale. No other SMR or advanced nuclear technology has received the level of awards or grants (combined, among us and our customers) that the NuScale design has, and we maintain a strong relationship with the DOE.

Cost-Competitive. We are cost-competitive in the United States, where the prevailing wholesale cost of baseload electricity is relatively low, and we are even more competitive globally where the baseload cost of electricity is typically higher. However, when customers decide on a generation technology, headline cost is not the only consideration. Our technology’s reliability, resiliency and flexibility are key attributes both customers and regulators value that are not captured in LCOE. We believe our competitive cost coupled with our differentiated capabilities gives us an advantage to other technologies.

Visionary Management Team. We have an experienced and passionate team of leaders and innovators who have developed the technology over the years and run the operations of the business today. Our management team has an average of over eight years at NuScale (founded 16 years ago) and 35 years of commercial and energy industry experience. Our executives have extensive prior management experience in nuclear and engineering organizations, such as the NRC, United States Navy, DOE, General Electric Company, Exelon Corporation, Framatome, Babcock & Wilcox Company, LLC and others. Among key members of NuScale’s executive leadership team is Dr. José N. Reyes, Ph.D., co-founder and Chief Technology Officer of the Company. Dr. Reyes is co-designer of the NuScale SMR and is an internationally recognized expert on passive safety system design, testing and operations for nuclear power plants. Dr. Reyes has served as a technical expert at the International Atomic Energy Agency and as an engineer with the Reactor Safety Division of the NRC. He is Professor Emeritus in the School of Nuclear Science and Engineering at Oregon State University, was inducted into the National Academy of Engineering in 2018 and holds over 150 patents granted or pending in 20 countries.

Competition

Our competitors are other power generation technologies, including traditional baseload, renewables, long duration storage and other nuclear reactors, including SMRs. We believe our competitive strengths differentiate us from our competition globally, in part because NuScale’s SMR technology is currently the only NRC-approved SMR technology capable of meeting the growing demand for carbon-free baseload generation.

Traditional Baseload. According to BloombergNEF, approximately 62% of global generation capacity in 2020 was natural gas, coal, oil and large-scale nuclear. These technologies are highly reliable, cost-effective, dispatchable and land use efficient. However, with the exception of traditional large-scale nuclear, these resources are carbon-intensive and we expect them to largely be replaced with carbon-free generation over time. Traditional large-scale nuclear power plants, while carbon-free, require significant upfront capital expenditures, have a history of extensive construction times, complex safety systems and do not have business cases apart from utility-scale generation. We believe our carbon-free SMR technology contains all of the positive attributes of traditional baseload and addresses many of the flaws of traditional nuclear power plants.

Renewables. According to BloombergNEF, approximately 38% of global generation capacity in 2020 was wind, solar, hydroelectric and other renewable power generation sources. Although these sources generate carbon-free power, wind and solar are highly intermittent and non-dispatchable, and hydroelectric is seasonal and subject to curtailment. Additionally, since renewables are weather-dependent, they are too unreliable to support certain end-use cases, including mission-critical applications or industrial applications that require extensive on-site, always-available power. Due to their innovative design NuScale VOYGR plants can operate as baseload generation, load-follow renewables and/or support key industrial applications.

Other Advanced Nuclear Reactors. There are several reactor technologies that are in various stages of development, such as high temperature gas-cooled reactors, fast reactors, molten salt reactors, fusion technologies and others, and commercial SMRs are currently operating in China and Russia. These technologies, like ours, are designed to be clean, safe and highly reliable. However, these technologies have not received regulatory approval in the United States, and many of the technologies have not been demonstrated and do not have fuel supply infrastructure in existence. Currently, we have the only SMR that has received a Standard Design Approval from the NRC, and no other SMR company or customer has even applied for approval. Achieving Standard Design Approval is a regulatory process that took us over $500 million to prepare and 41 months and over $200 million to complete.

Customers

NuScale’s potential customers include governments, political subdivisions, state-owned enterprises, investor-owned utilities, and other commercial and industrial companies, both in domestic and international markets. Our end-markets can be broken down into two general subsets: baseload generation and industrial applications. Baseload generation includes repurposing coal-fired facilities to nuclear or new clean baseload capacity. Many industrial customers require significant energy needs such as chemical plants, direct air capture facilities, hydrogen production facilities, oil refineries, metal smelters and water desalination plants. Our technology can provide the necessary reliable electricity and heat energy to these facilities in an environmentally efficient manner.

Today we have a pipeline of over 120 customer opportunities globally which range from customer leads to a contracted customer. We currently have two contracts in place with UAMPS and RoPower that have stated commercial operation dates in 2029-2030. We also currently have 17 MOUs in place with both utility and industrial customers across North America, Europe, the Middle East, Africa and Asia. MOUs are an important step toward advancing to a definitive contracted customer and we believe many of these MOUs will convert into signed contracts over time. In December 2022, we completed our Standard Plant Design (“SPD”), which provides potential customers with a generic VOYGR power plant design that will serve as a starting point for deploying site-specific designs, including supporting client licensing and deployment activities. Prospective customers in the United States are gaining an understanding of the potential benefits from the Inflation Reduction Act of 2022, which provides production tax credits for existing nuclear power plants but, more importantly, for new nuclear power plants and specifically for advanced reactors and small modular reactors. International customers seeking to decarbonize and meet climate goals are increasingly looking at NuScale Plants as their means to meet energy needs and carbon-reduction goals.

UAMPS. UAMPS is our first customer. UAMPS is a political subdivision of the State of Utah that provides energy services to public power systems in six western states. UAMPS plans to deploy a NuScale VOYGR-6 power plant for its CFPP located at the Idaho National Laboratory near Idaho Falls, Idaho. The DOE issued a Site Use Permit to UAMPS for the CFPP in February 2016, and the final site was selected in July 2019. In October 2020, the DOE approved a $1.4 billion multi-year cost share award to UAMPS’ wholly owned subsidiary, CFPP LLC, to fund the development and construction of the CFPP. In 2020, UAMPS started site characterization activities necessary for licensing and construction for the CFPP site. The anticipated commercial operation date for the plant, based on UAMPS schedule, is 2029. We are currently under contract to provide various services to CFPP including support of license applications, startup and testing, initial training and initial fuel services. Additional details regarding, and risks associated with, our arrangements with UAMPS is described in “Risk Factors — Commercialization Risk Factors — We may be unable to charge UAMPS, our first customer, for some costs we have incurred and we may be required to reimburse UAMPS if we fail to achieve specified performance measures.”

RoPower/SNN. On November 4, 2021, NuScale and Nuclearelectrica, a national energy company in Romania that produces electricity, heat and nuclear fuel, signed a teaming agreement to advance the delivery of NuScale’s SMR technology, then expected to be as early as 2027. NuScale and RoPower Nuclear S.A. (RoPower), owned in equal shares by S.N. Nuclearelectrica S.A. and Nova Power & Gas S.A., announced on January 4, 2023, that a contract for Front-End Engineering and Design (FEED) work was signed between parties on December 28, 2022, marking a significant step toward the deployment of a NuScale VOYGR small modular reactor (SMR) power plant in Romania by 2029.

Other Potential Customers. We have signed non-binding MOUs with 17 potential customers around the world, including in North America, Europe, the Middle East, Africa, and Asia. Potential customers with which we have publicly announced MOUs include Bruce Power, CEZ Group, Grant County PUD, Shearwater Energy, Prodigy Clean Energy Ltd., Energoatom, Kazakhstan Nuclear Power Plant and Kozloduy NPP — New Build Plc.

Growth Strategy

We intend to grow our business by leveraging our competitive advantages in scalability, safety, reliability and cost. We have a number of avenues to achieve our growth objectives:

Traditional and New Applications. We believe the market for NuScale VOYGR power plants is wherever non-intermittent, reliable, carbon-free power is needed. Initially, we are focused on replacing carbon intensive coal-fired power plants and as an alternative to new-build gas-fired generation. Additionally, we are focused on marketing VOYGR power plants to industrial and micro-grid customers in sectors that include direct air capture, water desalinization, hydrogen production and mission critical facilities.

International Customer Development. We continue to develop our international customer base as we foresee a majority of our customer demand over the long-term to be outside of the United States. Our team puts significant effort into developing dialogue with foreign governments and corporations in order to educate and market our technology. The 2021 United Nations Climate Change Conference and other global climate events have generated significant inbound interest from potential global customers. We will continue to strengthen relations with these parties to accelerate sales globally. In our sales pipeline we have identified more than 45 potential customers with interest in exploring nuclear power for their baseload needs.

Technology Advancements. Using our innovative technology platform and robust intellectual property portfolio, NuScale is well-positioned to continue making technology advancements over time. These improvements include increasing power output, simplifying operations, reducing construction time, and reducing production cost. Just as we increased power to 77 MWe per module without increasing module size or construction costs, our R&D team is continuously researching and developing ways to improve our technology and meet our customers’ energy needs — creating top line growth opportunities and potential for additional margin capture by NuScale over time.

Development of New Products. We continue to explore the development of innovative new products based on our core NPM technology. For example, we are developing a micro-reactor for niche end-markets. Our micro-reactor design is a 0.01 MWe to 10 MWe module intended to supply power to remote, off-grid, and small communities. Use applications could include mining, universities, space power, military installations, and disaster relief. These micro-reactors are expected to be small, compact, highly reliable, fully automated, and rapidly deployable.

Supply Chain

We have an established global supply chain ecosystem for all NPM components and for the construction of VOYGR power plants. We also have strategic and commercial partnerships in place globally that allow us to outsource the manufacturing of key NPM components, including the upper and lower reactor pressure vessels (riser and core internals), the steam generator, and the upper and lower containment vessels.

We are working with suppliers, such as Doosan Enerbility; Precision Custom Components; Sarens; Curtiss-Wright Corporation; and IHI, among others, who we expect to build components of NPMs to our specifications. Other key suppliers include Framatome, SA (fuel assemblies), Honeywell International Inc. (control systems), Paragon Energy Solutions (protection systems), Sensia LLC (sensors and instrumentation) and PaR Systems, Inc. (reactor building crane).

Partnerships

Fluor. Fluor, a leading global EPC firm, is the majority stockholder in NuScale and collaborates with NuScale on plant design and is a provider of engineering, project management, procurement, and construction services. A number of the strategic investors including Fluor have business collaboration agreements with NuScale, which are described in “Certain Relationships and Related Person Transactions — NuScale LLC Related Person Transactions.”

DOE. The U.S. Department of Energy has granted NuScale four separate cost-share awards totaling more than $656.0 million to develop, certify, and commercialize our SMR technology. DOE-funded research in 2003 helped accelerate the development of NuScale’s SMR prior to forming NuScale in 2007. In addition to the DOE awards made to NuScale, UAMPS, our first customer, has received a $1.4 billion DOE cost-share award to support deployment of a NuScale VOYGR-6 power plant.

Strategic Investors. NuScale has a global network of strategic investors and supply chain partners that we expect to play an integral role in bringing our technology to market around the world. In addition to Fluor, existing strategic investors and supply chain partners include Doosan Heavy Industries and Construction, Sargent & Lundy, Sarens, JGC Holdings, IHI, GS Energy and Samsung C&T.

Collaboration with Academic Institutions. NuScale has benefited from independent research, peer- reviewed studies, and testing conducted by and with academic institutions, including Oregon State University, Boise State, Colorado School of Mines, University of Houston, University of Idaho, Kansas State, Massachusetts Institute of Technology, POLIMI (Italy), University of Sheffield (U.K.), University of Tennessee, Texas A&M, Utah State University, University of Utah, University of Wisconsin and University of Wyoming.

Other Collaboration. NuScale has been working with the International Atomic Energy Agency and regulators in Canada, Japan, the U.K. and Ukraine, and will be or are supporting our customers’ engagement with regulators in other international jurisdictions. We expect that our strategic relationships with governmental agencies will help facilitate the licensing our SMR in the United States and abroad, and that our relationships with experienced private companies, which have offices and projects in countries with potential NuScale customers, will allow us to reach customers globally. A number of the strategic investors have business collaboration agreements with NuScale, which are described in “Certain Relationships and Related Person Transactions — NuScale LLC Related Person Transactions.”

Intellectual Property

As of December 31, 2022, NuScale had been issued 469 patents globally, and had 186 pending patents. These 655 patents, filed across 22 jurisdictions including in the U.S., protect key aspects of our technology and continue to grow our intellectual property portfolio. We believe our intellectual property rights are important assets for our success and we aggressively protect these rights to maintain our competitive advantage in the market.

We own all necessary rights to the intellectual property associated with our technology to allow any capable manufacturer the ability to fabricate or build to print all components of the NPM. We also commissioned and own the rights to a NuScale standard plant design, giving customers significant cost savings in designing and engineering the balance of plant needed for electricity generation. Approximately one-third of our patent portfolio relates to our safety system, one-third relates to power production, and the remaining third to other categories such as software and to the reactor module, operability, modularity, and inspection. NuScale’s proprietary module protection system was developed in-house and has been approved by the NRC. We manage our patent portfolio to maximize the lifecycle of protecting our intellectual property, and various components and aspects of our system are protected by patents that will expire at staggered times.

Research & Development

The NuScale team has spent 16 years on R&D and testing and invested over $1.4 billion (including non-dilutive DOE grants) to date to develop its technology. Prior to forming our company in 2007, the DOE funded research from 2000 to 2003 to develop the fundamental concept for our SMR. Our current R&D efforts are centered on innovative plant operations and services, introducing new product innovations, improving plant quality and lowering the lifecycle cost of our NPMs and VOYGR plants. The R&D team is also involved in developing new innovative technologies that will represent future product offerings of NuScale, including advanced micro-reactor technologies.

Human Capital

As of December 31, 2022, we had 556 full-time employees with an aggregate of 248 advanced degrees, including 168 master’s degrees in engineering and science and 29 Ph.Ds. Twelve percent of our engineers are veterans. Our workforce is concentrated in the Portland and Corvallis, Oregon areas, but we have employees working in 39 states and the District of Columbia. We have a seasoned leadership team with over 250 years of cumulative experience in the nuclear industry. Our management team places significant focus and attention on matters concerning our human capital assets, particularly our diversity, capability development, and succession planning. Accordingly, we regularly review employee development and succession plans for each of our functions to identify and develop our pipeline of talent.

Approximately 27% of our full-time employees are women and 16% belong to historically underrepresented groups. Two of our executive officers are women, and one executive officer belongs to a historically underrepresented group in the science and technology sectors. NuScale is a signatory to the International Energy Agency Clean Energy Ministerial’s “Equal by 30 Campaign”, a public commitment to increase the number of women in the clean energy sector by 2030.

Facilities

NuScale has five key leased U.S. locations in four states.

●	Portland, OR. NuScale’s headquarters office houses accounting, marketing, human resources and legal staff.
●	Corvallis, OR. NuScale’s engineering and design center in Corvallis houses over 200 staff members, with capacity for 340, in approximately 60,000 square feet of office, computing, and storage space. Technical and related support activities such as engineering, design, operations, testing, code development, quality assurance, licensing, and project management are performed at this facility. Our full-scale reactor control room simulator and computational computing cluster are also located at this facility. NuScale personnel use the computational cluster in a secure data center to perform structural, thermal hydraulic, fluid dynamics, and neutronics calculations.
●	Richland, WA. The Richland office houses staff focused on operations, human factors, plant services, and maintenance planning, with a functional limited-scale simulator that has communication capability with the Corvallis full-scale simulator.

●	Rockville, MD. The Rockville office has been a key enabler for the NuScale strategy of early, frequent, and responsive interaction with the NRC.

We believe the location of our Corvallis facilities provides us with unique access to the technical expertise found in one of the largest nuclear engineering programs on the west coast. Our Charlotte office was opened to tap into the large pool of Charlotte-based commercial nuclear supplier experts. Leasing our facilities gives us the flexibility expand or reduce our office space as appropriate as we shift from product development to deployment. As a result of COVID-19, we have expanded the portion of our workforce that is working remotely.

Our current facilities are adequate for our current operating needs, and we have access to other facilities, through contractual arrangements, for hardware display, development, and testing. We anticipate building out additional space for training facilities and other needs as we move closer to field deployment of VOYGR plants and associated services.

Nuclear Safety Regulation

The commercial nuclear industry is heavily regulated in all countries, and regulatory approval is required for the design, construction and operation of every nuclear plant. Generally, nuclear safety regulators consider (1) design safety and robustness against internal hazards (e.g., component failures and fires) and external hazards (e.g., earthquakes and weather loads such as snow, rain and wind), and (2) environmental impacts of construction and operations (e.g., water use and preservation of historical sites and animal and plant species). Regulation must be addressed on a country-by-country basis, although regulators often collaborate when a design is deployed in multiple countries. Our licensing strategy has two goals: (1) obtain approval in the shortest possible time by engaging the regulator early and developing high quality applications; and (2) maintain a common design of the NPM in as many markets as possible by leveraging the highly regarded NRC Standard Design Approval during each regulatory approval process.

Nuclear Safety Regulatory Approval in the United States

We submitted a Design Certification Application (“DCA”) in December 2016 to the NRC, comprising 12,000 pages, with approximately 2,000,000 pages of additional documentation and 100 gigabytes of test data. Development of the DCA required approximately $500 million in testing and engineering. Approval by the NRC included over 250,000 review hours at a cost of approximately $70 million. In addition to paying the NRC review fees, we incurred approximately $130 million in costs responding to numerous NRC requests for additional information, analyses and audits. Despite the intensity of the review, the NRC approved the NuScale design in 42 months — the fastest approval ever completed by the agency. We received the SDA for our 50 MWe NPM and VOYGR-12 plant design in August 2020, and our SMR design is currently the only SMR with such an approval. The NRC subsequently certified the design as Appendix G to Title 10 of the Code of Federal Regulations Part 52. No other SMR or non-light water nuclear vendor has applied to the NRC for a nuclear power reactor SDA.

We expect to obtain additional NRC approval of plant configurations desired by customers. For example, we have seen strong customer interest in the VOYGR-6. We completed an SDA application for this configuration at the end of 2022. In March 2023, the NRC notified us that we must provide additional information before it dockets our application for review and provides a review schedule. The NRC review will focus its review of the SDA application on differences from the NRC-certified design. We expect NRC review time for the SDA reflecting the new configuration will be 24 months.

Customers that use our design may incorporate an SDA into their license applications. The license application review can begin before the SDA application is approved. The NRC does not re-review the design in the SDA during the license application review; the review is limited to site specific design features (e.g., physical security systems, water intake structures), operational programs (e.g., maintenance, emergency preparedness) and environmental impacts. The ability to incorporate an SDA and provide only site specific information to file a license application is an improved licensing process developed by the NRC and industry, and has been used by all new reactor designs and license applications since the early 1990s. This process, known as Part 52, substantially reduced regulatory and financial risk for license applicants compared to the older process, known as Part 50. As the only vendor using Part 52 to date, NuScale has a competitive advantage and makes our SMR attractive to potential customers.

Nuclear Safety Regulatory Approval Internationally

Generally speaking, most countries limit license applications to the proposed owner and/or operator of nuclear power plants. Where appropriate in support of a customer or at the request of the regulator, we intend to engage early with regulators in each country of interest, consistent with our approach in the U.S.

The NRC has bilateral relationships with many other countries and participates in several international support organizations, including the International Atomic Energy Agency (“IAEA”), the Nuclear Energy Agency, and the International Nuclear Regulators Association. We expect NRC approval will benefit our ability to obtain regulatory approvals internationally and will give foreign regulators confidence that the NuScale design is safe. We also expect to benefit from the NRC’s regulatory assistance program, through which the NRC collaborates with other countries’ regulators to understand the basis for the NRC approval of our design.

NuScale is also engaging directly with the IAEA to facilitate regulatory approval abroad. The IAEA, while not a regulator, is important because many countries’ regulatory frameworks were developed from IAEA standards, which are somewhat different from the NRC framework. We plan to initiate in 2023 a Technical Safety Review of Design Safety (TSR-D5) with the IAEA. The purpose of a TSR-DS is to review the design safety of a nuclear power plant against the IAEA safety standards. The TSR-DS will evaluate the NuScale VOYGR-6 design information along with three supplemental reports against the IAEA safety requirements. The purpose of the review is to identify strengths and potential weaknesses of the safety case to expedite licensing in countries that employ IAEA safety guidelines.

In addition, we have had significant interaction with safety regulators and energy ministries in many of the countries where there is significant customer interest. For example: we have worked through material parts of the Vendor Design Review process with the Canadian Nuclear Safety Commission; we have completed a technology assessment conducted by the Office of Nuclear Regulation in the U.K.; we are working through a licensing gap analysis (comparing select local, IAEA and Western European Nuclear Regulators’ Association requirements against the NuScale design) with the State Nuclear Regulatory Inspectorate in Ukraine; and we have performed analysis of NuScale plant safety, economy and maneuverability under a study funded by Japan’s Ministry of Economy, Trade and Industry.

Other Regulation

In addition to nuclear safety regulation, NuScale is subject to other nuclear regulatory controls such as export control, nuclear material safeguards and non-proliferation restrictions, and liability insurance regimes (e.g., Price-Andersen Act, the 1960 Paris Convention, the 1963 Vienna Convention, and the 1997 Convention on Supplementary Compensation). NuScale plans to sell its plants only in jurisdictions where nuclear liability is exclusively channeled to the plant operator.

Customers purchasing NuScale plants also must obtain required permits, licenses and insurance for the jurisdiction where the facility will be located. In the U.S., a NuScale plant developer must obtain an NRC construction permit and an NRC operating license issued pursuant to 10 CFR Part 50 or a combined license issued pursuant to 10 CFR Part 52. Other U.S. federal permits or licenses for a NuScale plant may include a Section 404 Dredge & Fill Permit issued by the Army Corps of Engineers; a Federal Aviation Administration § 77.15 Permit; a Certificate of Registration issued by the U.S. Department of Transportation; and a Spills Prevention Control and Countermeasure Plan mandated by the U.S. Environmental Protection Agency. State or local regulators may also require permits or licenses for a NuScale plant, including a National Pollutant Discharge Elimination System (NPDES) Permit for Storm Water Discharges from Construction Activities and to Construct a Sanitary Wastewater, Wastewater Treatment facility; Section 401 Water Quality Certification; Well Permits; Solid Waste Handling Permit; and appropriate building permits.

Export Controls

NuScale’s business is subject to, and complies with, stringent U.S. import and export control laws, including the Export Administration Regulations (EAR) from the Bureau of Industry and Security which is part of the U.S. Department of Commerce, and regulations issued by the U.S. Department of Energy (DOE). The regulations exist to advance the national security and foreign policy interests of the U.S. and to further its nonproliferation policies. Nuclear technology, also known as technical data, is controlled by 10 CFR Part 810, under the regulations of the DOE. Nuclear hardware and codes specifically designed or modified for use in a nuclear reactor are controlled by the NRC under 10 CFR Part 110.

The U.S. government agencies responsible for administering the EAR and other export control regulations have a degree of discretion interpreting and enforcing these regulations. These agencies also have significant discretion in approving, denying, or instituting specific conditions regarding authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Nuclear Suppliers Group, a group of nuclear supplier countries that seek to prevent nuclear proliferation by controlling the export of materials, equipment and technology that can be used to manufacture nuclear weapons.

Many different types of internal controls and measures are required to ensure compliance with such export control regulations. For example, 10 CFR Part 810, Appendix A provides a list of countries that are considered Generally Authorized meaning they are considered to be non-sensitive. Countries not on this list are required to be specifically authorized prior to sharing any nuclear technology. Under Part 110, the NRC regulates the export or import of nuclear hardware, material and code, following the same sensitive countries vs. non sensitive countries regulatory structure embedded in 10 CFR Part 810.

Legal Proceedings

In the regular course of business, we are involved in various legal proceedings and claims incidental to the normal course of business. Additionally, we are involved in various legal proceedings and claims relating to the Transaction. Management does not believe that resolution of any of these matters will materially affect the Company’s financial position or results of operations.

On September 19, 2022, thirteen purported members of NuScale LLC filed suit in the U.S. District Court for the District of Oregon against NuScale LLC, Fluor Enterprises, Japan NuScale Innovation, Inc., and Sargent & Lundy Holdings, LLC. The plaintiffs purport to represent a class of individuals who held common units or options to purchase common units in NuScale LLC and seek declaratory relief and damages based on breach of contract and other common law claims. The claims are based on amendments to the operating agreement of NuScale LLC in connection with the Merger. Plaintiffs claim that such amendments required the consent of holders of common units in NuScale LLC voting as a separate class. NuScale LLC’s response to the complaint was filed on November 21, 2022. Plaintiffs’ reply was filed on January 17, 2023, and NuScale LLC filed reply to Plaintiffs’ response on February 14, 2023. While no assurance can be given as to the ultimate outcome of this matter, we do not believe it is probable that a loss will be incurred, and we have not recorded any liability as a result of these actions. NuScale LLC does not believe plaintiffs’ claims have any merit and intends to vigorously defend itself.

MANAGEMENT

The following is a list of our executive officers, other significant employees and directors, and their ages and positions.

Name(1)	Age	Position
John L. Hopkins	69	Chief Executive Officer, Director
José N. Reyes	67	Chief Technical Officer
Chris Colbert	58	Chief Financial Officer
Robert Temple	66	General Counsel and Corporate Secretary
Thomas Mundy	62	President VOYGR Services & Delivery
Clayton Scott	61	Executive Vice President, Business Development
Scott Bailey	61	Vice President, Supply Chain
Thomas Bergman	59	Vice President, Regulatory Affairs
Carl Britsch	59	Vice President, Human Resources
Robert Gamble	60	Vice President, Engineering
Diane Hughes	47	Vice President, Marketing & Communications
Karin Feldman	45	Vice President, Program Management
Alan L. Boeckmann	74	Director
Bum-Jin Chung	58	Director
Alvin C. Collins, III	50	Director
Shinji Fujino	60	Director
James T. Hackett	69	Director (Chairman)
Kent Kresa	85	Director
Christopher J. Panichi	56	Director
Christopher Sorrells	54	Director
Kimberly O. Warnica	49	Director
(1)	Dale Atkinson, the Company’s former Chief Operating Officer, retired effective January 5, 2023. Karin Feldman is serving as interim Chief Operating Officer and Chief Nuclear Officer while a search for Mr. Atkinson’s replacement is under way.

Executive Officers and Significant Employees

John L. Hopkins has served as NuScale’s chief executive officer and on its board of directors since December 2012, and he served as its executive chairman from December 2012 to December 2021. Before that, Mr. Hopkins was with Fluor Corporation, one of the world’s largest publicly traded engineering, procurement, fabrication, construction and maintenance companies. Mr. Hopkins started his career at Fluor Corporation in 1989, held numerous leadership positions in both global operations and business development, and served as a corporate officer from 1999 until 2012. Mr. Hopkins is active in a variety of professional and business organizations, and currently serves on the Executive Committee, Audit Committee and Compensation Committee of the United States Chamber of Commerce, Washington, D.C.; he was formerly the Chairman of the Board and Chairman of the Executive Committee. Mr. Hopkins served with the DOE’s Nuclear Energy Advisory Committee from 2019 to 2020, and is currently a member of the Nuclear Energy Institute Executive Committee and Energy Task Force Member, Atlantic Council and the Group of Vienna. He was a senior energy policy advisor of I Squared Capital, New York. He has also served as the senior executive member of both the Fluor Netherlands and Fluor United Kingdom board of directors; chairman of the board for Savannah River Nuclear Solutions, LLC; and as a director of the Business Council for International Understanding. Mr. Hopkins is qualified to serve as a director based on his knowledge of NuScale and its operations, his strategic relationships with NuScale partners, and his extensive experience in management and with the nuclear industry and with engineering and construction.

José N. Reyes, Ph.D., co-founded NuScale LLC and co-designed the NuScale passively-cooled small nuclear reactor. Dr. Reyes has served as our chief technology officer since 2007. Dr. Reyes is an internationally recognized expert on passive safety system design, testing and operations for nuclear power plants. He has served as a United Nations International Atomic Energy Agency technical expert on passive safety systems. He is a co-inventor on over 110 patents granted or pending in 20 countries. He has received several national awards including the 2013 Nuclear Energy Advocate Award, the 2014 American Nuclear Society Thermal Hydraulic Division Technical Achievement Award, the 2017 Nuclear Infrastructure Council Trailblazer Award, and the 2021 American Nuclear Society Walter H. Zinn Medal. He is a fellow of the American Nuclear Society and a member of the National Academy of Engineering. Dr. Reyes served as head of the OSU Department of Nuclear Engineering and Radiation Health Physics from 2006-2009. He directed the Advanced Thermal Hydraulic Research Laboratory and was the co-director of the Battelle Energy Alliance Academic Center of Excellence for Thermal Fluids and Reactor Safety in support of the Idaho National Laboratory mission from 1994-2009. Additionally, Dr. Reyes was the OSU principal investigator for the AP600 and AP1000 design certification test programs sponsored by the NRC, the DOE and Westinghouse from 1990-2005. He currently serves as a Professor Emeritus in the School of Nuclear Science and Engineering. He holds Ph.D. and Master of Science degrees in nuclear engineering from the University of Maryland, and a Bachelor of Science degree in nuclear engineering from the University of Florida. He is the author of numerous journal articles and technical reports, including a book chapter on SMRs for an ASME B&PV Codes and Standards handbook. He has given lectures and keynote addresses to professional nuclear organizations in the United States, Europe and Asia.

Chris Colbert has served as our chief financial officer since February 2021. Prior to this, he served as our chief strategy officer from 2014 and our chief operating officer from 2011. Mr. Colbert joined NuScale from UniStar Nuclear Energy, LLC, where he was senior vice president for Projects and Services from 2007 to 2011. While at UniStar, Mr. Colbert was responsible for the deployment of the United States EPR at UniStar’s existing nuclear power plant sites and the provision of licensing and other project development services to other United States EPR projects. Before joining UniStar, Mr. Colbert worked for a number of companies over nearly 15 years developing and financing over 6500 MW of fossil-fueled power projects. Mr. Colbert began his career at GE Aircraft Engines as an engineer and later transferred to the General Electric Company Corporate Audit Staff. Mr. Colbert holds a B.S. in electrical engineering and a minor in computer science from the Massachusetts Institute of Technology and an M.B.A. from the Walter A. Haas School of Business in Berkeley, CA. He is also a chartered financial analyst.

Robert (Bob) Temple has served as general counsel and secretary of NuScale since 2016. Before NuScale, Mr. Temple served as general counsel and corporate secretary for Toshiba America Energy Systems Corporation (“TAES”) from 2015 to 2016, and as general counsel and corporate secretary for Toshiba America Nuclear Energy Corporation. Before joining TAES, Mr. Temple was assistant general counsel for The Babcock & Wilcox Company from 2010-2015, where he served as the chief legal advisor for Babcock & Wilcox Nuclear Energy, Inc. and Babcock & Wilcox mPower, Inc., as well as the general counsel and secretary for Generation mPower LLC. Mr. Temple joined Babcock & Wilcox in 2011 from the Washington, D.C. office of Haynes and Boone, LLP. During his career in private law practice, Mr. Temple worked as an associate, of counsel, or partner in the Chicago and Washington, D.C. offices of the law firms of Winston & Strawn, Hopkins & Sutter and McGuireWoods. Mr. Temple was Deputy General Counsel, vice president and secretary at CPS Energy from 2004 to 2009 and served as an in-house attorney with Commonwealth Edison (now Exelon) from 1995 to 1997. Before becoming an attorney, Mr. Temple was a licensed senior reactor operator at LaSalle County Station and served in the United States Navy aboard nuclear submarines. Mr. Temple received his J.D. from Illinois Institute of Technology’s Chicago-Kent College of Law (1995) and received his Bachelor of Science degree from Southern Illinois University (1988).

Thomas (Tom) Mundy has served as NuScale’s chief commercial officer since 2017. Mr. Mundy oversees commercial global business activities, including all marketing, communications, business development and sales, and services functions for the United States and abroad. Prior to this position, Mr. Mundy served as Managing Director for the United Kingdom and Europe from 2015 to 2017, where he was responsible for establishing NuScale’s business presence. Mr. Mundy initially joined NuScale in 2012 as the vice president of Program Management and was responsible for the timeliness and budget performance of major internal projects. Before NuScale, Mr. Mundy served as founding chief executive officer and president of Exelon Nuclear Partners, LLC, a subsidiary of Exelon Generation Company, LLC from 2009 to 2012 and as Vice President of Nuclear Development from 2007 to 2009. In addition to the various positions Mr. Mundy has held in Exelon’s energy delivery, nuclear, and fossil generation organizations, he has also held positions with GPU Nuclear Corporation and the Newport News Shipbuilding and Dry Dock Company from 1986 to 1988 and 1982 to 1986, respectively. He was certified as a boiling-water reactor (“BWR”) Shift Technical Advisor and is a licensed attorney in Pennsylvania and New Jersey where he has practiced for several years. Mr. Mundy holds a B.S. in marine engineering from the United States Merchant Marine Academy, a Master of Engineering Administration degree from George Washington University, and a J.D. (with honors) from Temple University Beasley School of Law. Mundy is also a registered patent attorney.

Clayton Scott joined NuScale on January 10, 2022 as Executive Vice President, Business Development. He is responsible for the global sales, marketing and communications for NuScale. Mr. Scott brings more than 40 years of diverse global experiences allowing him the ability to open markets and raise brand awareness, in addition to having closed over $2.5B USD in sales globally. Prior to NuScale, from February 2018 to December 2021 he was a Senior Vice President — Global Sales, Deputy Director I&C Business Unit for Framatome, responsible for the global I&C sales, P&L within the group and a global footprint of more than 2000 staff. Driving new business at the Ministry levels in Russia, China, Uzbekistan, Egypt, Saudi Arabia, and others. Prior to Framatome, from January 2014 to February 2018 Mr. Scott served as the Chief Nuclear Officer for Schneider Electric, responsible for the company’s global nuclear organization, with offices and facilities in North America, Europe/MENA, and Asia. Before accepting this position, Scott served as the Chief Nuclear Officer of Invensys’s global nuclear business. He was appointed by the International Atomic Energy Agency (IAEA) to chair a taskforce on harmonizing digital licensing issues globally. He is a frequent lecturer on various topics within the energy sector. He is a member of the University of Tennessee Advisory Board, and member of the Xiamen University Advisory Board in China. Formally, Chairman of Board for the newly created Framatome Company in South Korea. Scott carries dual citizenship between the US and Canada, in which he has a Bachelor of Science degree in electrical engineering from the University of California, Irvine, Leading with Finance from the Harvard Business School online, and began his career as an instrumentation technologist for Ontario Hydro, where he was involved in commissioning and startup of four CANDU units at the Pickering Nuclear Power Station in Ontario, Canada.

Scott Bailey has served as our vice president of Supply Chain since January 2011 and leads all aspects of NuScale’s supply chain function including internal procurement operations and supply chain development and manufacturing. Before joining NuScale, Mr. Bailey was the director of supply chain, nuclear generation, development and construction for the Tennessee Valley Authority (2009-2010). Mr. Bailey previously held senior supply chain management and consulting positions for NRG Energy (2007-2009), Sequoia Consulting Group (2004-2007), Pantellos (2001-2004) and Maine Yankee Atomic Power Company (1986-2001). Mr. Bailey holds a master’s degree in business from Husson University (1991) and a B.S. in marine engineering from Maine Maritime Academy (1983).

Thomas Bergman has served as our vice president of Regulatory Affairs since 2014, and is responsible for all licenses, certifications, relationships, and activities related to regulation of nuclear safety and security, environmental protection, and emergency management domestically and internationally. Mr. Bergman previously worked at the NRC where his most recently held positions were in the Office of New Reactors as the deputy director for licensing operations (2006-2009) and the director of the Division of Engineering (2009-2014). Other positions at the NRC included in the Office of the Executive Director for Operations (2000-2006), Office of Nuclear Reactor Regulation (1990-2006, 2013), Region III (2005), Region IV (2013) and the Office of Nuclear Regulatory Research (2006). Before working at the NRC, Mr. Bergman worked for ARINC Research Corporation (1989-1990) and the Naval Nuclear propulsion Directorate. Mr. Bergman holds an M.B.A. from the University of Maryland and a Bachelor of Science in Aerospace Engineering from the University of Michigan. Mr. Bergman is currently enrolled in the Advanced Management Program at Harvard Business School and is expected to graduate in February 2022.

Carl Britsch has served as NuScale’s vice president of Human Resources since 2015. Before NuScale, Mr. Britsch worked in human resources for a wide variety of industries including automotive, logistics, oilfield services and energy. Early in his career, Mr. Britsch spent nearly 10 years with Ford Motor Company including roles in two Ford Assembly plants and a role in the United Kingdom. Mr. Britsch has led the human resources functions for Loomis Armored, a global cash logistics company and two Houston-based oilfield services companies. Mr. Britsch has a master’s degree in government administration from the University of Pennsylvania and a J.D. from Brigham Young University.

Robert Gamble, Ph.D., has served as NuScale’s vice president of Engineering since 2016, and is responsible for design of the NuScale Structures, Systems and Components, Nuclear Safety Analysis, Fuels, Testing and Code Development, and Engineering Support Programs. Dr. Gamble led major portions of the international technology program and NRC pre-application review for GE’s Economic Simplified BWR Gen 3 light water reactor. Subsequently, he led design finalization and the DCA to the NRC. Before that, he worked on design and licensing activities on the GE Advance BWR and Simplified BWR light water reactors. Prior to working on light-water reactors, Dr. Gamble worked on the development of the sodium cooled advanced liquid metal reactor and super power reactor innovative small module fast reactors as well as the Lithium cooled SP-100 space reactor, developing key aspects of the thermal hydraulic systems and technology development infrastructure. As vice president of Mechanical Design and Analysis Group, Dr. Gamble and his staff were responsible for the design and analysis of reactor pressure vessels, internals and piping, structural and vibrations analysis, seismic and dynamic analysis, fracture mechanics, and emergent outage work including diagnoses, evaluation, repair and replacement of all vessel hardware of the global operating fleet of GE BWRs. Before NuScale LLC, Dr. Gamble served as the vice president of Engineering and general manager for North American Operations for Areva Solar from 2012 to 2016.

Dr. Gamble received his PhD, M.S. and B.S. in mechanical engineering from UC Berkeley and is a graduate of the Harvard Business School Executive Management Training Program.

Diane Hughes has served as NuScale’s vice president of Marketing and Communications since August 2017, leads all aspects of NuScale’s marketing and communication functions, including brand, marketing, external communication (public relations, media relations and public affairs), digital experience (web, social media and digital channels) and internal communication. Before joining NuScale, Ms. Hughes served as director of social media and digital experience/marketing at NextEra Energy, Inc./ Florida Power & Light Company from 2013 to 2017. Ms. Hughes previously held positions at Baltimore Gas and Electric Company from 2010 to 2013, the Greater Baltimore Committee from 2005 to 2010, Hermann Advertising Design/Communications from 2003 to 2004 and contracted by MaCS GmbH to support Hewlett-Packard’s public relations division in Germany from 2000 to 2002. Ms. Hughes received a Bachelor of Arts in International Business and Management and a Master of Science in Management Technology: E-Business from the University of Maryland.

Karin Feldman has served as NuScale’s vice president, Program Management Office since January 2019. She is responsible for leading NuScale’s project and program management and establishing and maintaining project management, project controls, cost estimating, and risk management standards. Before assuming this role, Ms. Feldman served as NuScale’s director of planning and integration (2016 – 2018) and the program management office risk manager (2012 – 2016). Before joining NuScale, from 2008 to 2012 Ms. Feldman was the chief executive officer of Zero Point Frontiers Corp. a small business start-up that provided technical and programmatic support to United States government and commercial space programs. Ms. Feldman started her career at The Aerospace Corporation (2000 – 2008), a federally-funded research and development center, where provided risk planning and assessment support for United States Air Force and NASA programs. Ms. Feldman holds a B.S. in nuclear engineering and radiological sciences from the University of Michigan and a master’s degree in nuclear engineering from the Massachusetts Institute of Technology.

Directors

Alan L. Boeckmann has served on the board of NuScale since December 3, 2020. Previously, Mr. Boeckmann served as the Executive Chairman of Fluor Corporation from May 2019 to May 2022, and non- executive Chairman of Fluor Corporation from 2011 until his retirement in 2012, and Chairman and Chief Executive Officer of Fluor Corporation from February 2002 until his retirement in 2011. Mr. Boeckmann joined Fluor Corporation in 1979 with previous service from 1974 to 1977 and held various positions at Fluor Corporation. Mr. Boeckmann’s experience as former Chairman and Chief Executive Officer of Fluor Corporation, along with his 36 years of experience with Fluor Corporation, give him a deep knowledge of large-scale engineering, procurement and construction and the opportunities, challenges and operations that NuScale will face. Additionally, his service as a director of other global public companies allows him to bring a diverse knowledge of strategy, finance and operations to our board.

Bum-Jin Chung has served on the board of NuScale since December 2022. Dr. Chung is a Professor of Nuclear Engineering Department in Kyung Hee University, Korea since March 2013. He received his Ph.D. in 1994 from Seoul National University, Korea on the topic of AP-600 containment cooling capability. He has worked for Korean Ministry of Science and Technology (1995-2002) and studied at the University of Manchester, U.K (1999-2001). He had been a Professor of Nuclear and Energy Engineering Department in Jeju National University, Korea (2002-2013) and he has led the nuclear R&D division in the National Research Foundation of Korea (2012-2013). Dr. Chung was appointed to the Energy Committee at the Korean Ministry of Commerce, Industry and Energy in September 2022 after previously being a member of the Electricity Policy Review Committee since September 2016. In addition, he was vice president of the Korean Nuclear Society from 2017 to 2022. Dr. Chung has been working actively as the members of the governmental committees: Nuclear Safety Expert Committee of MEST (Ministry of Education, Science and Technology), Policy Advisory Committee of MEST, Presidential Mission Evaluation Committee of MEST, Electricity Demand and Supply Planning Committee of MKE (Ministry of Knowledge and Economy), etc. He has been participating in international expert meetings organized by the IAEA and the OECD. He is on the editorial board member of the KNS (Korea Nuclear Society) and the KAIF (Korea Atomic Industry Forum).

Alvin C. Collins, III has served on the board of NuScale since February 25, 2021, and serves as group president of corporate development and sustainability for Fluor Corporation. Having joined Fluor Corporation in 1994, Mr. Collins has more than 26 years of experience in various business development, corporate planning, engineering, procurement, and construction management positions. Mr. Collins held various leadership positions for Fluor Corporation’s Energy & Chemicals business, including senior vice president of global operations, senior vice president of global business development as well as vice president of operations in Europe, Africa and the Middle East. In previous roles, Mr. Collins was based in Saudi Arabia serving as vice president of business development for the Middle East and Africa, as well as general manager of Fluor Arabia Limited. He has extensive domestic and international experience including assignments in the United States, the Netherlands, England, China and various project sites. Mr. Collins has supported Fluor

Corporation projects and marketing activities across several industries including oil and gas production, refining, petrochemicals, chemicals, biofuels, polymers, life sciences, wastewater treatment, gasification and power generation / transmission / distribution. He attended the Thunderbird School of Global Management’s International Consortium program and graduated from Clemson University in 1994 with a B.S. in construction science and management.

Shinji Fujino has served on the board of NuScale since December 2022. Mr. Fujino currently serves as a finance group senior advisor at Unison Capital, Inc., a private equity fund. Prior to this role, he was the managing executive officer and global head of equity at the Japan Bank for International Cooperation from 2016 to 2021, where he oversaw investing abroad, including in energy sectors such as renewables, hydrogen fuels, power batteries, natural gas facilities etc. and JBIC’s investment in NuScale. Mr. Fujino entered the Ministry of Economy, Trade and Industry (METI), the Government of Japan in 1987. He has worked on a wide range of policy areas, particularly energy policy, industrial policies, and international affairs in METI and other governmental agencies. Between 1995 and 1997, he worked in the Organization for Economic Co-operation and Development (OECD, Paris) to promote modern biotechnologies. From 2008 to 2012, he worked in the International Energy Agency (IEA, Paris). As the Head of Country Studies Division, he led energy policy reviews of its member states in developed economies and analyzed their energy mixes including fossil fuels, renewables, and nuclear. From 2012 to 2016, he worked in the Japan Oil, Gas and Metals National Corporation JOGMEC), a governmental agency under METI which supports Japanese industries in developing oil, gas and metal resources abroad. He was Director General of Business Strategy Department in oil and gas sectors, and later Executive Director, Member of the Board.

James T. Hackett has served on the board of NuScale since November 2021 and as its non- executive chair since December 2021. He has served as director of Fluor Corporation since 2016 (and previously from 2001 to 2015). Mr. Hackett has served as the President of Tessellation Services, LLC, a privately held consulting services firm, since 2013. Mr. Hackett previously was Executive Chairman of Alta Mesa Resources, Inc. from 2018 to 2020 and a Partner and Senior Advisor of Riverstone Holdings LLC, an energy and power focused private investment firm, from 2013 to 2020. He has served as Chairman and CEO of several global energy companies, including Anadarko Petroleum Corporation, Alta Mesa Resources, Inc. and Kingfisher Midstream, LLC. Alta Mesa Resources, Inc. and Kingfisher Midstream, LLC, and certain of their subsidiaries, filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2019 and January 2020, respectively. Mr. Hackett is a director of Enterprise Products Holdings LLC and NOV, Inc. Mr. Hackett holds a B.S. from the University of Illinois, and an M.B.A. and Master in Theology from Harvard University. Mr. Hackett serves on the humanities faculty at Rice University and on the undergraduate liberal arts and M.B.A. faculties at the University of Texas at Austin. Mr. Hackett has extensive knowledge of the global energy industry, including having responsibility for the nuclear engineering consulting business in his role as President of the Energy Services Division at Duke Energy and being Chairman of Talen Energy, LLC., the operator of two Susquehanna, Pennsylvania nuclear plants. His several decades of executive experience, as well as his experience serving on other public company boards and as a former Chairman of the Board of the Federal Reserve Bank of Dallas, enable him to provide respected guidance on business strategy and financial matters, as well as perspective about power markets.

John L. Hopkins has served as NuScale’s chief executive officer and on its board of directors since December 2012, and he served as its executive chair from December 2012 to December 2021. Before that, Mr. Hopkins was with Fluor Corporation, one of the world’s largest publicly traded engineering, procurement, fabrication, construction and maintenance companies. Mr. Hopkins started his career at Fluor Corporation in 1989, held numerous leadership positions in both global operations and business development, and served as a corporate officer from 1999 until 2012. Mr. Hopkins is active in a variety of professional and business organizations, and currently serves on the Executive Committee, Audit Committee and Compensation Committee of the United States Chamber of Commerce, Washington, D.C.; he was formerly the Chairman of the Board and Chairman of the Executive Committee. Mr. Hopkins served with the DOE’s Nuclear Energy Advisory Committee from 2019 to 2020 and is currently a member of the Nuclear Energy Institute Executive Committee and Energy Task Force Member, Atlantic Council and the Group of Vienna. He was a senior energy policy advisor of I Squared Capital, New York. He has also served as the senior executive member of both the Fluor Netherlands and Fluor United Kingdom board of directors; chairman of the board for Savannah River Nuclear Solutions, LLC; and as a director of the Business Council for International Understanding. Mr. Hopkins is qualified to serve as a director based on his knowledge of NuScale and its operations, his strategic relationships with NuScale partners, and his extensive experience in management and with the nuclear industry and with engineering and construction.

Kent Kresa has served on the board of NuScale since August 2019. Since 2014, Mr. Kresa has served on the board of MannKind Corporation, where he is chair of the Organization and Compensation Committee and is a member of the Nominating and Corporate Governance Committee and was previously Chairman. Mr. Kresa also serves as Chairman and Director of Quantum Digital Solutions Corporation and a Director of Systems & Technology Research Corporation, both private for-profit organizations. He is also a Trustee and Chairman Emeritus of the California Institute of Technology, Past Chief Executive Officer, President and Chairman of Northrop Grumman Corporation, Past Chairman and Director of General Motors Corporation, Past Director of Fluor Corporation and Past

Chairman and Director of Avery Dennison Corporation. Mr. Kresa served as Chairman of the Audit Committee while serving as a Director of General Motors Corporation and Fluor Corporation. He holds degrees from the Massachusetts Institute of Technology: B.S., M.S. and E.A.A. (all aeronautics and astronautics).

Christopher J. Panichi is a member of the board of NuScale and previously served on the board of NuScale Power, LLC since August 4, 2020. Mr. Panichi currently serves as Fluor Corporation’s senior vice president of finance, responsible for mergers, acquisitions, and divestiture activity. Prior to re-joining Fluor Corporation in 2020, Mr. Panichi worked closely with private equity sponsors, most recently serving as executive vice president and chief financial officer of Therma Corporation, a leading design-build specialty mechanical contractor. Before this, Mr. Panichi was the chief financial officer of Industrial Service Solutions, one of the largest independent providers of industrial services in the United States, and Brinderson, a full-service engineering, procurement, construction, and maintenance company. Mr. Panichi spent the first 15 years of his career at Fluor Corporation in the areas of finance, accounting, procurement, project controls, sales and marketing, and strategic planning. Mr. Panichi holds a Bachelor of Business Administration degree from Texas A&M University as well as a Master of Business Administration from the University of Southern California’s Marshall School of Business.

Christopher Sorrells has served on the board of NuScale since May 2022. Mr. Sorrells has been an investor, operator, advisor, and board member in the energy transition industry for over 25 years. Currently, Mr. Sorrells is the Chairman and Chief Executive Officer of Spring Valley Acquisition Corp. II (“Spring Valley II”) and Managing Director at Pearl Energy, a $2 billion private equity fund focused on energy and energy transition. Prior to those roles, Mr. Sorrells served as Lead Director and Chairman of the Compensation Committee for Renewable Energy Group, Inc. (Nasdaq: REGI), having previously served as Vice Chairman of its board and led the $100.0 million financing in 2006 to create the company. Renewable Energy Group’s revenues grew from $85.0 million in 2008 to over $3.0 billion in 2022 via organic growth and an aggressive acquisition strategy and was sold to Chevron in June 2022 for $3.15 billion. Mr. Sorrells served as a Managing Director and then as an Operating Partner of NGP Energy Technology Partners, an affiliate of Natural Gas Partners, a leading energy private equity fund with $20.0 billion of assets under management. In addition to leading investments, Mr. Sorrells has held board positions for numerous public and private firms, including Spring Valley I and II (Nasdaq: SVI and SVII), groSolar (which was later sold to EDF Renewables Inc.), GSE Systems, Inc. (Nasdaq: GVP), ENGlobal Corporation (Nasdaq: ENG), and Living Earth (which was later sold to Bain Capital Double Impact). As an operator, Mr. Sorrells has held a variety of senior executive leadership roles at energy transition focused companies including serving as Chief Operating Officer and Director of GSE Systems. Mr. Sorrells started his career in the energy, power, and energy transition industries as an investment banker at Salomon Smith Barney in 1996 and later at Banc of America Securities LLC where he created one of the first energy transition focused investment banking teams in 2000. Mr. Sorrells received his Master of Accounting from University of Southern California, an M.B.A. from The College of William and Mary and a B.A. from Washington and Lee University. Mr. Sorrells has more than 10 years of prior experience in the nuclear industry as an investor, board member and operator and over 25 years in energy and energy transition.

Kimberly O. Warnica has served on the board of NuScale since May 2022. Ms. Warnica joined Marathon Oil Corporation in January 2021, and currently serves as executive vice president, general counsel and secretary, responsible for the compliance, corporate communications, government relations and legal functions. She was executive vice president, general counsel, chief compliance officer and secretary at Alta Mesa Resources, Inc. from 2018 to 2020, leading the compliance, human resources, facilities, contract administration, corporate communications and legal departments. Alta Mesa and certain of its subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2019. Prior to joining Alta Mesa, Ms. Warnica served in several leadership positions at Marathon Oil and Freeport-McMoRan Oil & Gas (formerly Plains Exploration and Production Company). She started her career at a national law firm, Andrews Kurth LLP (now known as Hunton Andrews Kurth LLP). Ms. Warnica holds a Bachelor of Science degree from Texas A&M University as well as a Juris Doctor from the University of Texas School of Law. With over 25 years of experience in the energy industry, Ms. Warnica has a deep understanding of the sector and broad leadership experience in strategy, finance, risk management, regulatory matters and governance.

Generally, our directors will be elected on an annual basis for a one-year term by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, voting together as a single class. Newly-created directorships or any vacancy on the NuScale Corp Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum. Each of our directors will hold office until the next Company annual meeting and until his or her successor has been elected or appointed and qualified, subject to his or her earlier resignation or removal or death. For further details, see the Organizational Documents, copies of which are filed as exhibits to this Registration Statement.

Japan NuScale Innovation, LLC Director Nomination Right

In connection with the Fluor-JNI Purchase, upon receipt of the applicable CFIUS approval, Japan NuScale Innovation, LLC will have the right to nominate one individual to the NuScale Corp Board. In such event, upon approval by NuScale Corp’s Nominating and Corporate Governance Committee, Fluor shall be required to vote its shares of NuScale Corp in favor of electing such nominee. Please see the section entitled “Certain Relationships and Related Person Transactions — NuScale LLC Related Person Transactions — Secondary Sale to Japan NuScale Innovation, LLC” for further information.

Corporate Governance

Notable features of NuScale’s corporate governance structure include:

●	independent director representation on the Audit Committee;
●	independent directors meet regularly in executive sessions without the presence of NuScale’s corporate officers or non-independent directors;
●	at least one of NuScale’s directors will qualify as an “audit committee financial expert” as defined by the SEC; and
●	other corporate governance best practices such as implementing a robust director education program.

Independence of the Board of Directors

The New York Stock Exchange (the “NYSE”) rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, we are exempt from such requirements. Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships, we have determined that Messrs. Kresa, Hackett, Fujino, and Chung, and Ms. Warnica are “independent” as that term is defined under the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the listing requirements and rules of the NYSE.

Role of Board in Risk Oversight

The Board has extensive involvement in the oversight of risk management related to NuScale and its business and will accomplish this oversight through the regular reporting to the Board by the Audit Committee. The Audit Committee periodically reviews NuScale’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, its compliance with legal and regulatory requirements, and cybersecurity-related matters. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the Audit Committee reviews and discusses all significant areas of NuScale’s business and summarizes for the Board key areas of financial risk and the appropriate mitigating factors. In addition, the Nomination and Governance Committee also has a role in reducing risk through the evaluation and choice of board members who hold management accountable and oversee the firm’s integrity, charters and governance policies which guide the organization’s checks and balances, and approve delegations of authority. The Organization and Compensation Committee also has a role in risk management and mitigation by ensuring that the company philosophy and programs do not induce too much risk taking by management and instead reward good stewardship of shareholder investments.

Board Committees

The standing committees of the Board include an Audit Committee, an Organization and Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee. The Board may from time to time establish other committees.

Our president and chief executive officer and other executive officers regularly report to the non-executive directors and the Audit, Org. and Comp., and Nominating and Governance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the Board provides appropriate risk oversight of NuScale’s activities in addition to the expertise from our controlling interests held by NuScale’s majority owner, Fluor Enterprises, Inc. and its affiliates (“Fluor”), which is available to us, if needed.

Audit Committee

Our Audit Committee is composed of Mr. Kresa (chair), Mr. Hackett and Ms. Warnica. Each member of the Audit Committee is financially literate and qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Kresa qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.

The purpose of the Audit Committee is to prepare the audit committee report required by the SEC to be included in NuScale’s proxy statement and to assist the Board in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm. The Audit Committee also receives periodic reports on transactions with “related persons” under NuScale’s related person transaction policy and, if a new party or transaction is subject to the policy, determines whether or not to approve the transaction.

The Audit Committee has a written charter that is available on our website. Information contained on or accessible through our website is not a part of this prospectus.

Organization and Compensation Committee

Our Organization and Compensation Committee (“Compensation Committee”) is composed of Messrs. Hackett (chair), Boeckmann, Kresa and Panichi. The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to (1) setting our compensation program and the compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans, and (3) if required, providing the Compensation Committee report required by SEC rules. As discussed in the Director Compensation and Executive Compensation sections below, the Compensation Committee has retained a professional compensation consultant as its advisor.

Our Compensation Committee has a written charter that is available on our website. Information contained on or accessible through our website is not a part of this prospectus.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Mr. Collins (chair), Mr. Boeckmann, Mr. Sorrells and Ms. Warnica. The purpose of the Nominating and Corporate Governance Committee is to assist the Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new members of the Board, consistent with criteria approved by the Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders, (3) identifying potential members qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Board corporate governance principles applicable to NuScale, (5) overseeing the evaluation of the Board and management and (6) handling such other matters that are specifically delegated to the committee by the Board from time to time, such as the 2023 delegations of authority to management.

Our Nominating and Corporate Governance Committee has a written charter that is available on our website. Information contained on or accessible through our website is not a part of this prospectus.

Executive Committee

The Board has established an Executive Committee, comprised of the Board Chairman, NuScale’s Chief Executive Officer (“CEO”), and the Chairs of the three standing committees: Audit, Organization and Compensation, and Nominating and Corporate Governance. Mr. Hackett, Board Chairman, Mr. Hopkins, NuScale’s CEO, and Mr. Kresa, Mr. Collins and Mr. Hopkins, the Chairs of the three standing committees, are the current members of the Executive Committee; Mr. Hackett serves as Executive Committee Chair. There were no meetings of the Executive Committee in 2022. Should a meeting of the Executive Committee be called when the Board is not in session, the Executive Committee has all of the power and authority of the Board, subject to applicable laws, rules, regulations and listing standards of the NYSE.

Code of Business Conduct

We have a code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the code of conduct is available on our website at www.nuscalepower.com. The code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on our website. Information contained on or accessible through our website is not a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are listed above. No member of the Compensation Committee was at any time during fiscal year 2022, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director on our Board or member of our Compensation Committee.

DIRECTOR AND EXECUTIVE COMPENSATION

Our compensation policies and philosophies are designed to:

●	attract, retain and motivate senior management leaders who are capable of advancing NuScale’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;
●	reward senior management in a manner aligned with NuScale’s financial and other performance measures; and
●	align senior management’s interests with equity owners’ long-term interests through equity participation and ownership; and
●	not incentivize imprudent risk-taking.

Decisions with respect to the compensation of NuScale’s executive officers, including its named executive officers, are made by the Compensation Committee of our Board. The terms of each named executive officer’s employment agreement are described below under “— Employment Agreements.” The Compensation Committee relied on the same compensation consultant it used when determining director compensation, FW Cook, when reviewing the base pay and incentive plan for the Company’s executives. The consultant’s recommendation was to create a compensation program targeted at the median of industry peers, for both cash compensation (salary plus target bonus) and equity, which the Board adopted.

In addition to base salary and annual bonuses, we use stock-based awards to promote our interests by providing executives with the opportunity to acquire equity interests as an incentive for continuing employment with us and to align their interests with those of our equity holders.

We have a Stock Ownership and Anti-Hedging/Pledging Policy that requires non-employee directors and executive officers to acquire and hold sufficient shares of our common stock to meaningfully participate in the risks and rewards of ownership with NuScale Corp stockholders, and that prohibit hedging, pledging and similar transaction that would minimize the risks of stock ownership. Non- employee directors and executive officers are required to acquire and retain the net after-tax shares received as compensation until accumulated holdings have a market value equal to a multiple of their base compensation, as indicated below.

Non-employee directors	5x annual cash retainer
CEO	5x base salary
CFO and CEO Direct Reports	2x base salary

Compensation paid to management based on performance, including any award under the Long- Term Incentive Plan, is subject to a recoupment (“clawback”) policy. In the event of a restatement of incorrect financial results, this policy will enable the Board or the Compensation Committee, if it determines appropriate and subject to applicable laws, to seek reimbursement from award recipients of any portion of an award that would not have been earned based on corrected financial results.

Director Compensation

Our non-employee directors, which are those individuals that are not employed by us or by Fluor, receive compensation for their services as directors and members of committees of the Board. Compensation for Board service includes an annual $80,000 cash retainer (or stock equivalent), payable quarterly in arrears; an annual cash retainer of $50,000 for the non-Executive Chair of the Board; and a $30,000 cash retainer for the Lead Independent Director if one is appointed separate from the non-Executive Chair of the Board. We do not require a Lead Director at this time.

We also pay additional annual cash retainers, quarterly in arrears, for committee members as follows:

Committee	Member	Additional to Chair
Audit	$10,000	$12,500
Compensation	$7,500	$8,000
Nominating and Governance	$5,000	$6,500

In addition, the non-employee directors were granted time-based Restricted Stock Unit (“RSU”) awards with a grant value equal to $80,000, that vest quarterly over one year, and one-time RSU awards when they joined the Board with a grant value equal to $110,000, that vest quarterly over three years.

The Board relied on FW Cook, a compensation consultant selected through a competitive process, to help it develop the compensation plan described above. In November 2021, FW Cook performed an analysis of 17 comparable peer companies when recommending the total cash and equity compensation adopted by the Board, which targeted total director compensation at about the 50th percentile.

In February 2023, FW Cook provided an updated review of total compensation for directors, referencing 18 comparable peer companies. FW Cook recommended that, to remain at the 50th percentile, and to remain competitive in retraining and attracting new Board members, the Company should increase its total director compensation by $30,000 annually. Effective May 2023, the Board adopted a resolution increasing only the annual equity-based compensation such that the non-employee directors will be annually granted time-based RSU awards with a grant value equal to $110,000, that vest quarterly over one year. The amount of cash compensation remains unchanged.

Summary Director Compensation Table

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2022 to each of our non-employee directors. Directors who are employed by us or Fluor are not compensated for their service on our Board.

Name	Fees Earned	RSUs	Total
Alan L. Boeckmann	$60,735	$138,374	$199,109
James T. Hackett	$126,953	$138,374	$265,327
Kent Kresa	$79,945	$138,374	$218,319
Christopher Sorrells	$56,511	$138,374	$194,855
Kimberly O. Warnica	$63,159	$138,374	$201,533
Bum-Jin Chung	$6,666	$—	$6,666
Shinji Fujino	$6,666	$—	$6,666

The following table shows the equity awards granted, the grant date fair value and the unvested RSUs to non-employee directors for the fiscal year ended December 31, 2022.

	Stock Awards
		Total RSUs	Grant Date	Unvested
Name	Grant Date	Granted	Fair Value	RSUs
Alan L. Boeckmann	2022	18,627	$267,111	12,908
James T. Hackett	2022	18,627	$267,111	12,908
Kent Kresa	2022	18,627	$267,111	12,908
Christopher Sorrells	2022	18,627	$267,111	12,908
Kimberly O. Warnica	2022	18,627	$267,111	12,908
Bum-Jin Chung	2022	—	—	—
Shinji Fujino	2022	—	—	—

NuScale LLC Board of Managers Compensation

Prior to the merger transaction between Spring Valley, Merger Sub and NuScale LLC (the “Transaction”), Mr. Kresa served as a member of the board of managers of NuScale LLC since August 2019. Beginning in 2020, he received compensation for his service as a member of the board of managers of NuScale LLC in the form of NuScale LLC common units valued at $20,000 per quarter. As a result of his board service, and giving effect to the Transaction, Mr. Kresa owns a total of 19,783 shares of Class B Common Stock of NuScale. Mr. Hackett, who started his board service on November 1, 2021, received a total of $13,333 in manager compensation in 2021.

Other than as described above, none of NuScale LLC’s non-employee managers received compensation in respect of their services as managers of NuScale LLC during 2021. The director compensation program for NuScale directors is described above.

Executive Compensation

This section provides an overview of NuScale’s compensation programs, including a description of the material factors necessary to understand the information disclosed in the summary compensation table below, and an overview of compensation arrangements that were effective in 2022. Information is provided for the executive officers of NuScale LLC, our predecessor, in 2021. None of Spring Valley’s executive officers or directors received any cash compensation for services rendered to Spring Valley. This discussion may contain forward-looking statements that are based on NuScale’s current plans, considerations, expectations and determinations regarding future compensation programs.

For the years ended December 31, 2022 and 2021, our named executive officers (“NEOs”) were:

John L. Hopkins — Chief Executive Officer (CEO) and President

Dale Atkinson — Chief Operating Officer and Chief Nuclear Officer (who retired effective January 5, 2023)

Chris Colbert — Chief Financial Officer

We believe that our success is driven by our employees, and that our employees will only be successful if they have leaders who provide strategic vision and direction. To attract talented leaders, we offer a balanced compensation package that includes competitive base pay and incentive compensation that rewards both short and long-term value creation.

Our compensation program includes the following pay delivery components:

●	Base pay salary structure that is competitive in the labor markets and industries in which we operate;
●	An incentive (cash bonus) program that rewards key employees based on annual results;
●	An equity program that attracts, retains, and motivates longer-term excellence;
●	A performance management system that links performance to desired outcomes; and
●	A job evaluation system that focuses on external cost of labor, with a secondary review of internal equity.

Base Pay

For executives, including our NEOs, we target base pay in the third quartile (50th percent) of base of pay according to industry benchmarking studies with 50th percent being the midpoint of base compensation in the industry.

Our salary structure consists of pay ranges that group jobs having similar value based on internal and/or external comparisons. Each range is assigned a minimum, midpoint and maximum pay. For any given position the purpose of a pay range is to manage pay within these limits as defined below:

●	The minimum reflects the lowest wage an incumbent should receive.
●	The midpoint indicates the “going-rate” or the average pay fully qualified incumbents should receive.
●	The maximum is the highest wage an incumbent should receive.

Pay ranges are also measured in terms of spread and midpoint differential.

●	The spread refers to the width, or the difference, between the minimum pay and the maximum pay of any given grade.
●	Midpoint differential is the percentage difference between pay grade midpoints as they progress from the lowest grade to the highest within the structure.

The range spread is designed to compensate for all levels of skills, knowledge, experience and performance within the job. Our range has a minimum and maximum pay built around the market 5th and 95th percentile; the midpoint is based on the market 50th percentile. Movement through the range generally occurs commensurate with our assessment of an employee’s capabilities and performance.

Our salary structures are to be used as a guide for determining appropriate offers to new hires and salary increases for employees. Each position at NuScale has been assigned to a salary grade that identifies the minimum and maximum amounts we will pay for jobs assigned to that grade. Assignment is based on the competitive marketplace as defined by established industry salary surveys. Depending on the type of position, the grade classification for each position is based on the cost of wages in the industry and/or the Portland, Oregon geographic region, with determination dependent on the position, and the market in which we compete for talent. We review market data periodically and make appropriate adjustments made to the structure.

On March 31, 2022 (prior to the Transactions), Dale Atkinson, NuScale LLC’s Chief Operating Officer, was awarded a bonus as follows: $684,416 in cash payable immediately prior to the Effective Time of the Merger; and 342,778 Pre-Existing NuScale LLC Common Units (less an amount having a value equal to applicable tax withholding) that was issued immediately prior to the Effective Time of the Merger. Effective at the Effective Time of the Merger, these common units converted to shares of Class B Common Stock that became fully vested upon Mr. Atkinson’s retirement on January 5, 2023. See “Certain Relationships and Related Person Transactions — Cash and Equity Award to Dale Atkinson.”

NuScale Professional Incentive Plan

We adopted the NuScale Professional Incentive Plan (the “NuScale Professional Incentive Plan”) on January 1, 2015 to focus senior staff, managers and other personnel designated by our chief executive officer on critical success factors. Under the plan, eligible employees may earn an annual cash bonus equal to a percentage of their base pay if they achieve annual performance goals, which may include company performance measures and individual goals. We set target and maximum incentive payment amounts by job classification. Typically, plan participants are identified in the third quarter; company performance measures are proposed by our chief executive officer and approved by our Compensation Committee, and individual performance measures are proposed by designated managers and approved by our chief executive officer; and goals are fixed in the first quarter.

The Board approves goals for the NuScale Professional Incentive Plan annually and a short-term incentive bonus is paid based on the level of management’s achievement of those goals. The Board applies weight to each goal in proportion to its assessment of the importance of each goal to overall Company success. The Board approved four goals in 2021: Funding, Customer Acquisition, Achievement of Design Certification & Licensing Goals, and Achievement of DOE Milestones. The Board assessed management’s performance against those 2021 goals and determined that performance justified a payout at 193.3 percent of target, which was paid to bonus-eligible employees, including the NEOs in March 2022. In 2022, the Board adopted seven new NuScale Professional Incentive Plan goals for management related to: Funding, Customer Acquisition, Securing New Contracts, Achievement of Development Milestones, Revenue, Spending, and Corporate Excellence. In February 2023, the Board assessed management’s performance against these 2022 incentive goals and determined that performance justified a payout at 126.4 percent of target, which is scheduled to be paid to bonus-eligible employees, including the NEOs, in March 2023.

Legacy NuScale LLC 2011 Equity Incentive Plan and Hopkins UARs

NuScale LLC previously granted equity awards to certain employees, including the NEOs, which were generally subject to vesting based on continued service. Unit option awards under our 2011 Equity Incentive Plan, as amended and restated (the “2011 Plan”), were converted by the Merger into options to purchase Class A Common Stock as set forth in the table below titled “Outstanding Equity Awards at Fiscal Year-End.” In addition, the Unit Appreciation Right awarded by NuScale LLC to John L. Hopkins, our chief executive officer (“Hopkins UARs”), were settled for $1,540,000 in cash after the consummation of the Transactions.

Long-Term Incentive Plan

Our executives, including our NEOs, are eligible for awards under the NuScale Power Corporation 2022 Long-Term Incentive Plan (the “Long-Term Incentive Plan”), and non-executives may also be eligible if approved by the Compensation Committee.

We expect the primary component of our NEO’s total compensation will be equity-based compensation to tie total compensation to long-term shareholder value. Accordingly, we expect to award executives sizeable equity-based awards at the time of hire and on a periodic basis.

We grant 100% time-vested restricted stock units (“RSUs”) as our equity-based compensation vehicle. We believe RSUs align the long-term interests of management and shareholders and help efficiently manage overall shareholder dilution from stock awards. RSU grant amounts and vesting, whether for new hire or subsequent grants, will be established by the Compensation Committee after receiving recommendations from the Senior Human Resources Officer and the Chief Executive Officer. The only employee RSUs currently granted vest over three years, and that, absent a change in control, vesting will not accelerate as a result of termination of employment. We anticipate that grants in future years may include performance shares and stock options in addition to RSUs.

For new hire grants and grants made in connection with internal promotions, the Senior Human Resources Officer and the Chief Executive Officer, and the Compensation Committee will consider a variety of factors, including prior compensation, compensation that will be forfeited upon joining NuScale, the compensation of similarly situated senior executives at NuScale, the executive’s expected level of responsibility and expected contributions to our future success, and the compensation of similarly situated executives at peer companies.

For other periodic grants, the Senior Human Resource Officer and the Chief Executive Officer and the Compensation Committee will consider a variety of factors, included the executive’s level of responsibility, past contributions to performance and expected contributions, and relative compensation of similarly situated leaders both within the company and in companies with whom we compete directly for talent.

Employee Benefits

We provide all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with health and welfare benefits, including medical, dental, vision, life and disability insurance coverage, and the ability for eligible participants to participate in our 401(k) plan.

Summary Executive Compensation Table

The following table shows information concerning the annual compensation for services provided to NuScale by our NEOs for the years ended December 31, 2022 and 2021.

						Non-equity
				Option		incentive plan		All other
			Salary	awards	RSUs	compensation	One-time bonus	Compensation	Total
Name and Position	Year		($)	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)
John L. Hopkins Chief Executive Officer	2022		600,000	—	1,576,472	568,800	450,000	15,355	3,210,627
	2021		544,741	1,094,487	—	531,760	—	4,638	2,175,626
Dale Atkinson Chief Operating Officer	2022	(5)	423,108	—	—	215,839	320,173	1,269,456	2,228,576
	2021		407,259	804,083	—	317,381	—	15,596	1,544,319
Chris Colbert Chief Financial Officer	2022		409,371	—	1,050,978	208,831	309,778	25,469	2,004,427
	2021		347,763	804,083	—	230,308	—	15,338	1,397,492
(1)	The amounts in these columns represent the estimated aggregate grant-date fair value of option awards granted to each NEO, computed in accordance with GAAP. See the Company’s Annual Report on Form 10-K for the Company’s application of GAAP measures in its accounting.
(2)	These time-based RSUs represent the grant-date fair value and vest one-third, annually from May 2, 2022 through May 1, 2025.
(3)	Reflects the amounts earned in 2021 and 2022 under our NuScale Professional Incentive Plan.
(4)	A one-time bonus was granted in connection with the consummation of the Transaction.

(5)	Dale Atkinson’s all other compensation includes a cash bonus of $684,416 and Class B unit award valued at $565,584 (see “Certain Relationships and Related Person Transactions — Cash and Equity Award to Dale Atkinson”) in connection with the consummation of the Transaction.

Outstanding Equity Awards at Fiscal Year-End

The following illustrates outstanding equity awards held by the NEOs as of December 31, 2022.

	Option Awards					RSUs(1)
						Number of
						Shares That	Market Value
				Option	Option	Have Not	of Shares That
		Exercisable	Unexercisable	Exercise	Expiration	Vested	Have Not
Name	Grant Date	(#)	(#)	Price	Date	(#)	Vested
John L. Hopkins	7/08/22	—	—	$—	—	147,059	$1,576,472
	3/31/21	178,613	81,187	$6.41	3/31/31	—	$—
	2/14/18	1,329,136	—	$3.41	2/14/28	—	$—
Dale Atkinson	3/31/21	131,221	—	$6.41	3/31/31	—	$—
	2/14/18	600,449	—	$3.41	2/14/28	—	$—
	2/19/16	207,840	—	$3.24	2/19/26	—	$—
	7/18/14	242,480	—	$0.69	7/18/24	—	$—
Chris Colbert	7/08/22	—	—	$—	—	98,039	$1,050,978
	3/31/21	131,221	59,645	$6.41	3/31/31	—	$—
	2/14/18	244,627	—	$3.41	2/14/28	—	$—
	2/19/16	121,240	—	$3.24	2/19/26	—	$—
	9/13/13	149,644	—	$0.64	9/13/23	—	$—
(1)	These time-based RSUs represent the grant-date fair value and vest one-third, annually from May 2, 2022 through May 1, 2025.

Executive Employment Agreements

The employment agreements for each of Mr. Hopkins and Mr. Atkinson provide that if employment is terminated by us without “cause,” other than in connection with a change of control, the executive will be entitled to severance consisting of (i) a lump sum equal to three years’ base salary plus target bonus; (ii) a pro- rated portion of any annual bonus; (iii) continued medical, dental and vision coverage for up to 18 months; (iv) any equity-based compensation awards, other than performance-based equity awards, that are outstanding will continue to vest as if the executive was still employed; (v) any performance-based equity awards will, to the extent the performance criteria are met, be earned at 100% of target, pro-rated based on the number of months executive worked during the performance period; and (vi) all outstanding retention awards will fully vest. If employment is terminated by us without “cause” or by the executive for “good reason,” each in connection with a change in control, the executive will be entitled to receive severance consisting of (a) a lump-sum equal to three years’ base salary plus target bonus; (b) if the successor fails to assume the annual incentive plan, a pro-rated portion of any annual bonus; (c) continued medical, dental and vision coverage for up to 18 months; (d) reimbursement of outplacement services expenses incurred in the 12 months following termination up to $25,000; (e) the full vesting of any retention awards; and (f) the full vesting of all equity awards other than performance-based awards and, with respect to performance-based awards, vesting at 100% of target. Since Mr. Atkinson retired in January 2023, Mr. Hopkins is the only NuScale executive with an individual employment contract.

In each employment agreement, (1) “cause” is defined as commission of any felony or any crime involving moral turpitude or dishonesty; participation in a fraud against NuScale or any of its affiliates; willful and material breach of the executive’s duties that has not been cured within 30 days after written notice from NuScale of such breach; intentional and material damage to NuScale’s or any of its affiliates’ property; material violation of any policy of NuScale or any of its affiliates or material breach by the executive of his Employee Proprietary Information and Inventions Assignment Agreement with NuScale; and (2) “good reason” is defined as a material diminution of executive’s aggregate compensation, including, without limitation, base salary, annual bonus opportunity, and equity incentive compensation opportunities (other than a base salary, annual bonus opportunity, or equity compensation opportunity reduction of not more than 20% applicable to all similarly situated employees); a material diminution of executive’s authority, duties or responsibilities; or any other action or inaction that constitutes a material breach by NuScale of the agreement under which the executive provides services (e.g., failure of successor to assume the employment agreement or breach of same).

NuScale’s obligation to make the severance payments, and the executive’s right to retain the payments, is wholly conditioned on the executive providing a general release of claims in favor of NuScale and continuing to comply with his obligations under the employment agreement, including the restrictive covenants. The employment agreements each contain (i) a perpetual confidentiality covenant; (ii) non- competition and non-solicitation of business partners covenants during employment and for one year thereafter; (iii) a non-solicitation covenant with respect to employees and other service providers during employment and for twelve months thereafter; and (iv) a non-disparagement obligation.

The employment agreements also provide that, regardless of whether the executive’s employment is terminated, if there is a change in control and (i) if the successor does not assume NuScale’s annual incentive plan, the annual bonus will be paid in the amount of the target bonus; (ii) if the successor does not assume any outstanding retention awards, then such awards will become immediately fully vested; (iii) if the successor does not assume the equity compensation plan in which the executive participates or grant comparable awards in substitution of the outstanding awards under any such plan, then any outstanding equity-based compensation awards granted to the executive under such plan, other than performance-based equity awards, will become immediately fully vested, and any performance-based equity awards will immediately vest assuming target performance.

NuScale and each of its executive officers, including its NEOs other than Mr. Hopkins, are parties to an Agreement to Terminate Employment Agreement, which took effect at the closing of the Transaction and includes an agreement by each executive to be bound by NuScale’s executive severance policy and executive change in control plan.

NuScale’s executive severance policy for its executives who do not have employment agreements provides that if employment is terminated by us without “cause,” the executive will be entitled to severance consisting of a lump sum equal to one year’s base salary plus target bonus; (ii) continued medical, dental and vision coverage for up to one year; and (iii) the vesting of all equity awards other than performance-based awards as and if provided in the award agreements and, with respect to performance-based awards, and other awards subject to further vesting, such unvested awards will be terminated. “Cause” in the policy has the same meaning as in the employment agreements described above. NuScale’s obligation to make the severance payments is wholly conditioned on the executive providing a general release of claims in favor of NuScale.

NuScale’s change of control plan for each of its executives who do not have employment agreements provides that if the executive’s employment is terminated within two years following a change of control by us without “cause,” or by the executive for “good reason” the executive will be entitled to severance consisting of (i) a lump sum equal to one or one and a half times the executive’s base salary plus target bonus; (ii) a prorated annual bonus; (iii) continued medical, dental and vision coverage for up to one year; (iv) reimbursement of outplacement services expenses incurred in the 12 months following termination up to $25,000; and (v) the full vesting of all equity awards other than performance-based awards and, with respect to performance-based awards, vesting based on 100% of target. “Cause” and “good reason” in these agreements have the same meanings as in the employment agreements described above. A change of control includes a person or group holding more than 25% of either (1) the then-outstanding shares of common stock of NuScale or (2) the combined voting power of the then outstanding voting securities of NuScale entitled to vote generally in the election of our Board.

Our obligation to make the severance payments, and the executive’s right to retain the payments, is conditioned on the executive providing a general release of claims in favor of NuScale and continuing to comply with his or her obligations under the Company’s severance policy, including the restrictive covenants. The employment agreements each contain (i) a perpetual confidentiality covenant; (ii) non- competition and non-solicitation of business partners covenants during employment; (iii) a non- solicitation covenant with respect to employees and other service providers during employment and for twelve months thereafter; and (iv) a non-disparagement obligation.

The change in control plan also provides that, regardless of whether the executive’s employment is terminated, if there is a change in control and (i) if the successor does not assume NuScale annual incentive plan, the annual bonus will be paid in the amount of the target bonus; (ii) if the successor does not assume any outstanding retention awards, then such awards will become immediately fully vested; (iii) if the successor does not assume the equity compensation plan in which the executive participates or grant comparable awards in substitution of the outstanding awards under any such plan, then any outstanding equity-based compensation awards granted to executive under such plan, other than performance-based equity awards, will become immediately fully vested, and any performance-based equity awards will immediately vest assuming target performance.

The employment agreements and the change in control plan and severance policy provide that, if payments to the executive pursuant to the agreement (when considered with all other payments made to the executive as a result of a change in control that are subject to section 280G of the Code)) (the amount of all such payments, collectively, the “Parachute Payment”) results in the executive becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code, together with any interest or penalties with respect to such excise tax (“280G Excise Tax”), then NuScale will automatically reduce (the “Reduction”) the executive’s Parachute Payment to the minimum extent necessary to prevent the Parachute Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Parachute Payment exceeds the after-tax benefit if such Reduction were not made. If the after-tax benefit of the reduced Parachute Payment does not exceed the after-tax benefit if the Parachute Payment is not reduced, then the Reduction will not apply. If the Reduction is applicable, the Parachute Payment will be reduced in such a manner that provides the executive with the best economic benefit and, to the extent any portions of the Parachute Payment are economically equivalent with each other, each will be reduced pro rata.

NuScale LLC Manager Compensation

Mr. Kresa served as a member of the board of managers of NuScale LLC since August 2019. Beginning in 2020, he received compensation for his service as a member of the board of managers of NuScale LLC in the form of NuScale LLC Common Units valued at $20,000 per quarter. As a result of his board service, and giving effect to the Transaction, Mr. Kresa owns a total of 19,783 shares of Class B Common Stock of NuScale Corp. Mr. Hackett, who started his board service on November 1, 2021, received a total of $13,333.33 in manager compensation in 2021.

Other than as described above, none of NuScale LLC’s non-employee managers received compensation in respect of their services as managers of NuScale LLC during 2021. The director compensation program for NuScale Corp directors is described above.

Emerging Growth Company (EGC) Status

As an EGC, NuScale is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of NuScale’s chief executive officer to the median of the annual total compensation of all of NuScale’s employees and pay versus performance. In addition, NuScale must disclose compensation for only three NEOs rather than five.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Class A and Class B Common Stock as of March 1, 2023 by:

●	each person known by us to beneficially own more than 5% of NuScale’s outstanding Class A and Class B Common Stock; and
●	NuScale’s executive officers and directors.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, including options, warrants and other conversion, exchange or purchase rights that are currently exercisable or exercisable within 60 days of March 1, 2023.

The percentages in the table below are based on 226,443,839 total voting shares comprised of 69,353,019 shares of NuScale Class A Common Stock and 157,090,820 shares of NuScale Class B Common Stock issued and outstanding as of December 31, 2022.

	Shares Beneficially Owned				% of
	Class A common stock		Class B common stock(1)		Total
Name of Beneficial Owners	Number	%	Number	%	Voting Power
Directors and officers**:
Alan L. Boeckmann	21,439	*	0	—	*
Bum-Jin Chung	0	*	0	—	*
Alvin C. Collins, III	0	*	0	—	*
Shinji Fujino	0	*	0	—	*
James T. Hackett	11,439	*	0	—	*
John L. Hopkins(2)	1,592,181	2.3%	0	—	*
Kent Kresa	11,439	*	19,783	*	*
Christopher J. Panichi	2,775	*	0	—	*
Christopher Sorrells	11,439	*	0	—	*
Kimberly O. Warnica	11,439	*	0	—	*
Julie Adelman	70,446	*	8,660	*	*
Dale Atkinson(2)	1,212,554	1.7%	59,369	*	*
Christopher Colbert(3)	686,853	1.0%	75,585	*	*
Karin Feldman(2)	174,364	*	0	—	*
Rudolph Murgo(2)	36,885	*	0	—	*
José N. Reyes(2)(4)	1,642,566	2.4%	0	—	*
Robert Temple(2)	458,454	*	0	—	*
Clayton Scott(2)	22,875	*	0	—	*
Thomas Mundy(2)	688,809	1.0%	0	—	*
All directors and officers as a group (19 persons)	6,655,957	8.4%	163,397	*	*
Five Percent Holders:
Fluor Enterprises, Inc.(5)	0	—	126,400,219	80.5%	55.8%
Doosan Enerbility Co. Ltd.(6)	3,902,061	7.5%	0	—	1.7%
Next Tech 1 New Technology Investment Fund(7)	3,677,787	7.1%	0	—	1.6%
Next Tech 3 New Technology Investment Fund(8)	3,866,209	7.5%	0	—	1.7%
BH Investment and Liberty Ltd. and Dae Seok Bae (9)	3,980,207	7.7%	0	—	1.8%
IBK Securities Co. Ltd.(10)	6,118,912	11.3%	0	—	2.7%
Japan NuScale Innovation, LLC and Investors(11)	0	—	19,285,070	12.3%	8.5%
DS Private Equity Co Ltd.; DS Asset Management; and Dok Soo Jang(12)	7,699,656	14.8%	0	—	3.4%
LMR Investment Managers(13)	2,970,501	5.4%	0	—	1.3%
Green Energy New Technology Investment Fund(14)	4,196,162	8.1%	0	—	1.9%
The Vanguard Group (23-1945930)(15)	3,427,793	6.6%	0	—	1.5%

*	Denotes less than 1%.

**	Unless otherwise noted, the business address for each of the directors and officer of NuScale Corp is 6650 SW Redwood Lane, Suite 210, Portland, OR 97224.
(1)	Each share of Class B Common Stock represents the right to cast one vote and has no economic rights. Each holder of a share of Class B Common Stock holds one NuScale Power, LLC Class B Unit which is exchangeable for one share of Class A Common Stock; upon such exchange, one share of Class B Common Stock is extinguished.
(2)	Includes shares which the stockholder has the right to acquire upon the exercise of Pre-Existing NuScale LLC Options exercisable or Restricted Stock Units that will vest as of or within 60 days after May 2, 2023.
(3)	Includes 75,585 shares held by Christine Thompson-Colbert and 683,389 shares over which Mr. Colbert has the right to acquire upon the exercise of Pre-Existing NuScale LLC Options exercisable or Restricted Stock Units that will vest as of or within 60 days after March 1, 2023. Mr. Colbert and Ms. Thompson-Colbert are spouses, and each holder disclaims any beneficial ownership of the other’s shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(4)	Includes 151,203 shares held in Donna Jean Reyes Trust, dated August 2, 2021, Donna Jean Reyes as Trustee and 1,491,363 shares which Dr. Reyes owns or has the right to acquire upon the exercise of Pre-Existing NuScale Options exercisable or Restricted Stock Units that will vest as of or within 60 days after March 1, 2023. Dr. Reyes and Ms. Reyes are spouses, and Dr. Reyes holds voting and dispositive power over the shares held in Donna Jean Reyes Trust, dated August 2, 2021, Donna Jean Reyes as Trustee.
(5)	Includes 126,400,219 shares held in the name of Fluor Enterprises, Inc. and 463,747 shares held in the name of NuScale Holdings Corp, of which Fluor Enterprises, Inc. is the majority owner. The business address of Fluor Enterprises, Inc. is 6700 Las Colinas Blvd., Irving, Texas 75039. The business address for NuScale Holdings Corp. is 6650 SW Redwood Lane, Suite 210, Portland, Oregon 97224.
(6)	The business address for Doosan Enerbility Co., Ltd. Is 22, Doosanvolvo-ro, Seongsan-gu Changwon-si 51711, Gyeongsangnam-do, Republic of Korea
(7)	The business address for Next Tech 1 New Technology Investment Fund 11, Gukjegeumyung-ro 6-gil, Yeongdeungpo-gu Seoul 05263, Republic of Korea
(8)	The business address for Next Tech 3 New Technology Investment Fund 8, 301 Seocho-Daero, Seocho-Gu, Seoul 06606, Republic of Korea
(9)	The business address for BHI Investment and Liberty Ltd. and Dae Seok Bae is 9F, 21, Yeouidaebang-ro 67-gil, Yeongdeungpo-gu Seoul 07333, Republic of Korea. Shares consists of (i) 3,677,787 shares of Class A Common Stock directly held by Next Tech 1 and (ii) 302,420 shares of Class A Common Stock directly held by Next Tech 2 New Technology Investment Fund (“Next Tech 2”). BH Investment and Liberty Ltd. (“BHI”) is, together with IBK Securities Co., Ltd. (“IBKS”), the co-general partner of Next Tech 1 and Next Tech 2, with the right to vote or dispose of the shares of Class A Common Stock held by Next Tech 1 and Next Tech 2. Dae Seok Bae is the sole controlling person of BHI and therefore is deemed to be an indirect beneficial owner of the shares of Class A Common Stock held by Next Tech 1 and Next Tech 2.
(10)	The business address of IBK Securities Co. Ltd. Is 11 Gukjegeumyung-ro 6-gil, Yeongdeungpo-gu Seoul 07330, Republic of Korea. Consists of (i) 2,138,705 shares of Class B common stock of the Issuer directly held by NuScale Korea Holdings LLC (“NuScale Korea”), (ii) 3,677,787 shares of Class A Common Stock directly held by Next Tech 1 New Technology Investment Fund (“Next Tech 1”) and (iii) 302,420 shares of Class A Common Stock directly held by Next Tech 2 New Technology Investment Fund (“Next Tech 2”). IBKS is the sole general partner of IBKS SME Accelerating Private Equity Fund, which is, together with each of YJA SME M&A Private Equity Fund and Whale No.1 SME M&A Private Equity Fund, the member of NuScale Korea Ltd., which is the sole controlling person of NuScale Korea, with the indirect right to vote or dispose of the shares of Class B Common Stock held by NuScale Korea as a result of its indirect membership interest in NuScale Korea. In addition, IBKS is, together with BH Investment and Liberty Ltd., a co-general partner of Next Tech 1 and Next Tech 2, with the right to vote or dispose of the shares of Class A Common Stock held by Next Tech 1 and Next Tech 2. Each share of Class B Common Stock, when paired with one Class B Unit of NuScale Power, LLC, may be exchanged at the holder’s election for one share of Class A Common Stock.

(11)	The business address of Japan NuScale Innovation, LLC is 3151 Briarpark Drive, Suite 400, Houston, Texas 77042.
(12)	Includes 7,699,656 shares of NuScale Class A Common Stock purchased by DS Asset Management, DS Private Equity, and Dok Soo Jang. Mr. Jang owns 60% of DS Private Equity and 87.6% of DS Asset Management. The business address of DS Private Equity Co., Ltd. is 14F, One IFC, 10, Gukjegeunmyung-ro, Yeongdeungpogu, Seoul, Republic of Korea, 07326.
(13)	Consists of warrants to purchase Class A common stock, which warrants are held directly by LMR Multi-Strategy Master Fund Limited (warrants to purchase 1,485,251 shares) and LMR CCSA Master Fund Ltd. (warrants to purchase 1,485,250 shares). With respect to the shares of Class A Common Stock issuable upon the exercise the warrants, (a) LMR Partners LLP, LMR Partners Limited, LMR Partners LLC, LMR Partners AG and LMR Partners (DIFC) Limited (collectively, the “LMR Investment Managers”) serve as the investment managers to the warrant holders; and (b) Ben Levine and Stefan Renold ultimately control the investment and voting decisions of the LMR Investment Managers. The address of the principal business office of each of these persons is c/o LMR Partners LLP, 9th Floor, Devonshire House, 1 Mayfair Place, London, W1J 8AJ, United Kingdom
(14)	The business address of Green Energy New Technology Investment Fund is 22F, D Tower 134, Tongil-ro, Jongno-gu, Seoul, Republic of Korea 03181.
(15)	The business address of Vanguard Group (23-1945930) is 100 Vanguard Blvd., Malvern, PA 19355.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of 8,900,000 warrants to purchase Class A Common Stock and an aggregate of 209,870,307 shares of our Class A Common Stock. The selling securityholders may from time to time offer and sell any or all of the warrants or shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the selling securityholders’ interest in the Class A Common Stock other than through a public sale (including a sale pursuant to Rule 144). Such selling securityholders may currently hold shares of our Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part, or may receive shares of Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part upon exchange of NuScale LLC Class B Units for NuScale Class A Common Stock, or upon exercise of a NuScale Corp. Private Placement Warrant.

Certain of our stockholders, including certain selling securityholders, purchased their shares for amounts below recent trading prices of our Class A Common Stock and our warrants. The Spring Valley Founders paid approximately $1.00 per Private Placement Warrant and $0.003 per share for Class A Common Stock; PIPE Investors paid approximately $10.00 per share for Class A Common Stock; and Legacy NuScale Equityholders paid a weighted average ascribed purchase price of $4.74 per unit for Class B Units (which may be exchanged on a one-for-one basis into shares of Class A Common Stock). For example, based on the closing price of our Class A Common Stock of $9.00 as of March 15, 2023, the Spring Valley Founders could experience a potential profit of approximately $9.00 per share, or $49.6 million in the aggregate; the PIPE Investors would realize a potential loss of approximately $1.00 per share, or $23.1 million in the aggregate; and the Legacy NuScale Equityholders would realize a potential profit (on average) of approximately $4.72 per share, or $725.1 million in the aggregate. Similarly, if the Spring Valley Founders sold Private Placement Warrants for $1.63 per warrant, the closing price of our warrants on March 15, 2023, the Spring Valley Founders would realize a potential profit of approximately $0.63 per warrant, or $6.2 million in the aggregate. Purchasers of Class A Common Stock in the offering made by this prospectus may not experience a similar rate of return. See “Risk Factors — Risks Related to this Offering and Ownership of Our Shares of Class A Common Stock or Warrants — You may not experience a rate of return on your investment in Class A Common Stock similar to the return experienced by existing stockholders, including those who hold shares that are registered for resale under this registration statement.”

The following table sets forth, as of the date of this prospectus, (i) the names of the selling securityholders, (ii) the number of NuScale LLC Class B Units held by such selling securityholders, if any, before the exchange of such NuScale LLC Class B Units for shares of Class A Common Stock (and cancellation of a corresponding number of shares of Class B Common Stock), (iii) the number of shares of Class A Common Stock, Class B Common Stock and Private Placement Warrants held by such selling securityholders prior to any exchange by them of NuScale LLC Class B Units (and cancellation of a corresponding number of shares of Class B Common Stock), (iv) the aggregate number of shares of Class A Common Stock that will be owned by such selling securityholders after the exchange of NuScale LLC Class B Units held by them (and cancellation of a corresponding number of shares of Class B Common Stock) and the exercise of Private Placement Warrants, and (v) the aggregate number of shares of Class A Common Stock that will be owned by such selling securityholders following the sale of shares in this offering. The percentage ownership of shares of Class A Common Stock is based on an aggregate of 222,012,015 shares of NuScale Class A Common Stock and NuScale Class B Common Stock issued and outstanding as of the Closing Date.

For purposes of the table below, we have assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. The following table is prepared based on information provided to us by the selling securityholders. In addition, we assume that the selling securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. Any changed or new information given to us by the selling securityholders, including regarding the identity of, and the securities held by, each selling securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

We have determined beneficial ownership in accordance with the rules of the SEC. Beneficial ownership generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each selling securityholder identified in the table possesses sole voting and investment power over the shares of Class A Common Stock shown as beneficially owned by the selling securityholder. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

		NuScale Power Corporation Securities Beneficially Owned Before Exchange and this Offering			Shares of Class A Common Stock Beneficially Owned Following Exchange(2)		NuScale Power Corporation Securities Beneficially Owned Following Exchange and this Offering(3)
Name of Selling Security Holder	NuScale LLC Class B Units Owned Prior to Exchange and this Offering(1)	Shares of Class A Common Stock	Shares of Class B Common Stock(1)	Private Placement Warrants	Number	%	Number	%	Private Placement Warrants
Fluor Enterprises, Inc.	125,936,472	—	125,936,472	—	125,936,472	56.7%	—	—	—
NuScale Holdings Corp.(4)	463,747	—	463,747	—	463,747	*	—	—	—
Japan NuScale Innovation, LLC	19,285,070	—	19,285,070	—	19,285,070	8.7%	—	—	—
Doosan Heavy Industries & Construction Co., Ltd.	3,902,061	—	3,902,061	—	3,902,061	1.8%	—	—	—
GS Energy NA Investments, Inc.	5,157,405	—	5,157,405	—	5,157,405	2.3%	—	—	—
Next Tech 3 New Technology Investment Fund	4,512,729	—	4,512,729	—	4,512,729	2.0%	—	—	—
Next Tech 1 New Technology Investment Fund	4,241,765	—	4,241,765	—	4,241,765	1.9%	—	—	—
Sargent & Lundy NuHoldings, LLC	2,851,696	—	2,851,696	—	2,851,696	1.3%	—	—	—
Samsung C&T Corporation	2,578,702	5,200,002	2,578,702	—	7,778,704	3.5%	—	—	—
NuScale Korea Holdings LLC	2,138,705	—	2,138,705	—	2,138,705	1.0%	—	—	—
Next Tech 2 New Technology Investment Fund	372,420	—	372,420	—	372,420	*	—	—	—
Spring Valley Acquisition Sponsor Sub, LLC	—	5,394,933	—	—	5,394,933	2.4%	—	—	—
Spring Valley Acquisition Sponsor, LLC	—	—	—	8,900,000	8,900,000	4.0%	—	—	—
Debra Frodl(5)	—	40,000	—	—	40,000	*	—	—	—
Richard Thompson(5)	—	40,000	—	—	40,000	*	—	—	—
Patrick Wood III(5)	—	40,000	—	—	40,000	*	—	—	—
CPEI LLC	—	2,000,000	—	—	2,000,000	0.9%	—	—	—
DSPE Alpha Private Equity Fund	—	5,210,000	—	—	5,210,000	2.3%	—	—	—
NH Investment & Securities Co., Ltd. (as a trustee for and on behalf of DS Benefit. N Hedge Fund)	—	2,790,000	—	—	2,790,000	1.3%	—	—	—
Green Energy New Technology Investment Fund	—	5,000,000	—	—	5,000,000	2.3%	—	—	—
Pearl Energy Investments II, L.P.	—	500,000	—	—	500,000	*	—	—	—
Pulsar US Venture Growth LLC	—	100,000	—	—	100,000	*	—	—	—
SailingStone Global Natural Resources Fund	—	59,198	—	—	59,198	*	—	—	—
Uppsala LP	—	157,687	—	—	157,687	*	—	—	—
The Trustees of the University of Pennsylvania	—	144,249	—	—	144,249	*	—	—	—
The University of Pennsylvania Master Retirement Trust	—	56,746	—	—	56,746	*	—	—	—
The Trustees of the University of Pennsylvania Retiree Medical and Death Benefits Trust	—	18,312	—	—	18,312	*	—	—	—
SailingStone Capital Partners LLC, as investment manager on behalf of Victory Global Energy Transition Fund, a series of Victory Portfolio	—	563,808	—	—	563,808	*	—	—	—
Segra Resource Partners, LP	—	400,000	—	—	400,000	*	—	—	—
Nucor Corporation	—	1,500,000	—	—	1,500,000	*	—	—	—
Kent Kresa(6)	19,783	—	19,783	—	19,783	*	—	—	—
Dale Atkinson(7)	59,369	—	59,369	—	59,369	*	—	—	—
Christopher Colbert(8)	75,585	—	75,585	—	75,585	*	—	—	—
José N. Reyes(9)	151,203	—	151,203	—	151,203	*	—	—	—
Julie Adelman(10)	8,660	—	8,660	—	8,660	*	—	—	—
*	Less than one percent
(1)	A holder of one NuScale LLC Class B Unit also holds one share of Class B Common Stock, which has no economic rights and represents only the right to cast one vote at the NuScale Corp level.

(2)	Assumes that we exchange the NuScale LLC Class B Units of such selling securityholder for shares of Class A Common Stock, regardless of whether such they are currently exchangeable, and the exercise of the NuScale Private Placement Warrants. Also assumes that no transactions with respect to the NuScale Private Placement Warrants, share of Class A Common Stock or NuScale LLC Class B Units occur other than the exchange.
(3)	Assumes that the selling securityholders sell all of their shares of Class A Common Stock offered pursuant to this prospectus. The percentage ownership is determined for each selling securityholder by taking into account the issuance and sale of shares of Class A Common Stock of only such selling securityholder.
(4)	Fluor Enterprises, Inc. has a controlling interest in NuScale Holdings Corp.
(5)	Ms. Frodl, Mr. Thompson, and Mr. Wood each served as a director on the board of Spring Valley prior to the Closing.
(6)	Mr. Kresa serves as a director on the board of NuScale.
(7)	Mr. Atkinson serves as chief commercial officer and chief nuclear officer of NuScale.
(8)	Represents 75,585 shares held by Christine Thompson-Colbert. Mr. Colbert and Ms. Thompson-Colbert are spouses, and each holder disclaims any beneficial ownership of the other’s shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Mr. Colbert serves as the chief financial officer of NuScale.
(9)	Represents 151,203 shares held in Donna Jean Reyes Trust, dated August 2, 2021, Donna Jean Reyes as Trustee. Dr. Reyes and Ms. Reyes are spouses, and Dr. Reyes holds voting and dispositive power over the shares. Dr. Reyes serves as the chief technical officer of NuScale.
(10)	Represents 8,660 shares held by Paul Adelman. Ms. Adelman and Mr. Adelman are spouses, and each holder disclaims any beneficial ownership of the other’s shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Ms. Adelman serves as the senior director in accounting and controller of NuScale.

We cannot advise you as to whether the selling securityholders will in fact convert NuScale LLC Class B Units, exercise the Private Placement Warrants, or sell any or all of the shares of Class A Common Stock issued upon exchange or exercise.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of securities registered on its behalf. A selling securityholder may sell or otherwise transfer all, some, or none of such securities in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the selling securityholders, see the section entitled “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

NuScale LLC Related Person Transactions

Private Placements

Series A-4 Financing

Between August 5, 2020, and March 30, 2021, NuScale LLC entered into Series A-4 Preferred Unit Purchase Agreements pursuant to which NuScale LLC issued an aggregate of 30,729,166 NuScale LLC Series A-4 preferred units at a purchase price of $1.92 per unit for aggregate consideration of $59,000,000. In addition, 174,004 units of NuScale LLC Series A-4 preferred units were issued upon the conversion of certain of NuScale LLC’s outstanding accounts payable pursuant to certain of NuScale LLC’s strategic supplier agreements at a purchase price of $1.92 per unit, for aggregate non-cash consideration of $ 334,089. The outstanding NuScale LLC Series A-4 preferred units were converted into NuScale LLC Class B Units and the holders received shares of Class B Common Stock at the closing of the Transactions.

The participants in this financing include certain holders of more than 5% of the outstanding shares of a class of Common Stock. The following table sets forth the aggregate number of NuScale LLC Series A-4 preferred units issued to these related persons in this preferred unit financing:

Name	Units	Aggregate Purchase Price	Date of Issuance
Fluor Enterprises, Inc	5,208,333	$10,000,000	August 5, 2020
Japan NuScale Innovation, LLC	20,833,333	$40,000,000	March 30, 2021

Series A-5 Financing

Between June 1, 2021, and August 1, 2021, NuScale LLC entered into Series A-5 Preferred Unit Purchase Agreements pursuant to which NuScale LLC issued an aggregate of 69,406,392 NuScale LLC Series A-5 preferred units at a purchase price of $2.19 per unit for aggregate consideration of $152,000,000. In addition, 12,039 units of NuScale LLC Series A-5 preferred units were issued upon the conversion of certain of NuScale LLC’s outstanding accounts payable pursuant to certain of NuScale LLC’s strategic supplier agreements at a purchase price of $2.19 per unit, for aggregate non-cash consideration of $ 26,366. The outstanding NuScale LLC Series A-5 preferred units were converted into NuScale LLC Class B Units and the holders received shares of Class B Common Stock at the closing of the Transactions.

The participants in this financing include certain holders of more than 5% of the outstanding shares of a class of Common Stock The following table sets forth the aggregate number of NuScale LLC Series A-5 preferred units issued to these related persons in this preferred unit financing:

Name	Units	Aggregate Purchase Price	Date of Issuance
Japan NuScale Innovation, LLC	9,132,420	$20,000,000	June 1, 2021
Next Tech 3 New Technology Investment Fund	15,981,735	$35,000,000	July 19, 2021
Doosan Heavy Industries & Construction Co., Ltd	11,415,525	$25,000,000	July 19, 2021

Secondary Sale to Japan NuScale Innovation, LLC

On April 4, 2022, Japan NuScale Innovation, LLC purchased 40,145,985 NuScale LLC Series A preferred units from Fluor for an aggregate purchase price of approximately $110 million (the “Fluor-JNI Purchase”). Fluor, Japan NuScale Innovation, LLC and NuScale LLC also entered into a letter agreement (the “JNI Rights Letter”), whereby Japan NuScale Innovation, LLC is entitled to nominate one individual to the NuScale Board Fluor is required to vote its equity interests in NuScale LLC and, upon approval by NuScale’s Nomination and Corporate Governance Committee, the Company in favor of electing such nominee.

Agreements with Legacy NuScale LLC Equityholders and NuScale Corp Stockholders

Fluor Enterprises, Inc.

Fluor owns approximately 60% of the outstanding NuScale Common Units.

In 2011, NuScale LLC and Fluor entered into an Amended and Restated Senior Secured Convertible Loan Agreement, dated as of September 30, 2011 (the “Fluor Convertible Loan Agreement”) pursuant to which NuScale LLC issued to Fluor an amended and restated secured convertible promissory note on September 30, 2011 in the aggregate principal amount of $10,281,427.49 (the “Fluor Convertible Note”).

Pursuant to the Fluor Convertible Loan Agreement, NuScale LLC granted Fluor a first priority security interest and lien upon and in all of NuScale LLC’s right, title and interest in and to all of its assets. Interest accrues at 3% annually under the Convertible Note, and as of March 31, 2022, $14.1 million of principal and accrued and unpaid interest were outstanding under the Convertible Note.

On April 29, 2022, all of the outstanding obligations of NuScale LLC under the Fluor Convertible Loan Agreement, including all security interests and liens, were converted into 8,257,560 Common Units of NuScale LLC and the Fluor Convertible Loan Agreement terminated. The Fluor Convertible Note has been canceled.

On January 8, 2021, NuScale LLC entered into a $30 million line of credit with Fluor (“LOC”), with an interest rate of 10% compounded annually. Under the LOC, NuScale LLC could request an advance of available capacity at any time, subject to approval by Fluor. Any principal balance and accrued and unpaid interest on the LOC were due on the earliest of (a) December 31, 2021 or (b) the next date that NuScale LLC raised an aggregate of $40,000,000 or greater from the sale of preferred equity to one or more investors. As of December 31, 2021, no amounts were drawn under the LOC. The LOC terminated on December 31, 2021.

On September 30, 2011, NuScale LLC entered into an Exclusivity Agreement with NuScale Holdings Corp. and Fluor, which was most recently amended on March 26, 2021. Pursuant to this agreement, NuScale LLC granted Fluor the right to provide EPC Services in connection with NuScale LLC’s general plant design, project-specific designs, and other services typically performed by Fluor or its direct competitors, though this exclusivity is limited to EPC Services and specifically does not include services typically provided by a nuclear steam supply system (“NSSS”) supplier, including NSSS equipment design and supply, safety related instrumentation and controls design and supply, design certification licensing, and internal NuScale LLC infrastructure activities.

On September 2, 2020, NuScale LLC and Fluor entered into an Amended and Restated Master Services Agreement, which was most recently amended on January 4, 2021, and on January 26, 2021, NuScale LLC and Fluor entered into a second Master Services Agreement. Pursuant to these agreements, along with associated task orders and statements of work, Fluor performs engineering services for NuScale LLC.

On October 15, 2020, NuScale LLC entered into a Business Collaboration Agreement with Sarens and Fluor, which was most recently amended on July 15, 2021. Pursuant to this agreement, NuScale LLC grants Sarens rights to certain planning, and field scope related to logistics and installation of NPMs.

On March 29, 2021, NuScale LLC entered into a Business Collaboration Agreement (“JGC BCA”) with Fluor and JGC, an affiliate of Japan NuScale Innovation, LLC, owner of greater than 5% of NuScale Series A-5 preferred units. Pursuant to this agreement, NuScale LLC and Fluor grant JGC certain rights in the engineering, procurement, construction, and commissioning (“EPCC”) of the 6-module power plant to be deployed at the Idaho National Laboratory as part of UAMPS’s CFPP as well as future EPCC opportunities, subject to JGC, Fluor, and NuScale LLC’s commercially reasonable efforts to mutually agree on reasonable pricing.

On May 25, 2021, NuScale LLC entered into a Business Collaboration Agreement (“IHI BCA”) with Fluor and IHI Corporation, an affiliate of Japan NuScale Innovation, LLC, owner of greater than 5% of NuScale LLC Series A-5 preferred units. Pursuant to this agreement, NuScale LLC guaranteed a certain value of scope of work to IHI, a manufacturer of complex heavy equipment and provider of modularization services, subject to NuScale LLC and IHI reaching agreement on pricing.

On July 5, 2021, NuScale LLC entered into an Escrow Agreement with Fluor, and on July 13, 2021, NuScale LLC entered into an Escrow Agreement with Fluor and Bank of America, N.A. Pursuant to these agreements, NuScale LLC and Fluor established a jointly controlled account to hold funds received as a result of certain investments from non-United States companies pending Committee on

Foreign Investment in the United States (“CFIUS”) review of such investments. CFIUS completed its reviews and all NuScale funds were paid out of the escrow account by December 31, 2021.

On July 26, 2021, NuScale LLC entered into a Business Collaboration Agreement with Fluor and Samsung C&T. Pursuant to this agreement, NuScale LLC and Fluor agree to accept secondment of Samsung C&T employees and work to promote Samsung C&T participation as a constructor for potential NuScale projects. On January 28, 2022, in connection with the commitment of Samsung C&T to invest an additional $30 million in the PIPE Investment, NuScale LLC, Samsung C&T and Fluor modified the Business Collaboration Agreement regarding the secondment of personnel, and designated Samsung C&T as a preferred contractor under specified circumstances. NuScale LLC and Samsung C&T have determined that it is appropriate to obtain CFIUS approval of the modification of the Business Collaboration Agreement and Samsung C&T’s participation in the PIPE Investment. On May 4, 2022, Samsung C&T and NuScale received notice of CFIUS approval of the Samsung C&T PIPE Investment.

Doosan Heavy Industries & Construction Co., Ltd.

On April 29, 2019, and July 31, 2019, respectively, NuScale LLC entered into a Master Services Agreement and a Business Collaboration Agreement with Doosan, an owner of greater than 5% of outstanding Class A Common Stock. Pursuant to the Master Services Agreement, along with associated task orders and statements of work, Doosan provides engineering services to NuScale LLC. Pursuant to the Business Collaboration Agreement, which was most recently amended on July 5, 2021, NuScale LLC grants Doosan certain rights to manufacture certain parts of the 6-module power plant to be deployed at the Idaho National Laboratory as part of UAMPS’s CFPP as well as components for other NuScale LLC projects, subject to the requirement that Doosan and NuScale LLC make all reasonable efforts to mutually agree on a reasonable price for the services.

Japan NuScale Innovation, LLC

See the description of the Fluor-JNI Purchase under the subsection labeled “Related Person Transactions  — Secondary Sale to Japan NuScale Innovation, LLC” above.

Tax Receivable Agreement

NuScale LLC and each of its direct or indirect (through subsidiaries that are classified as partnerships or disregarded entities for United States federal income tax purposes) Subsidiaries that are classified as a partnership for United States federal income tax purposes have made an election under Section 754 of the Code for the 2022 taxable year, and such election will remain in effect for any future taxable year in which an exchange of NuScale LLC Common Units for shares of Class A Common Stock under the A&R NuScale LLC Agreement occurs. Such elections are expected to result in increases to the tax basis of the assets of NuScale LLC at the time of any future exchange of NuScale LLC Common Units for shares of Class A Common Stock under the A&R NuScale LLC Agreement. Such increases in the tax basis of the tangible and intangible assets of NuScale LLC, as well as other tax benefits, may reduce the amount of tax that NuScale would otherwise be required to pay in the future. Such increases in tax basis and other tax benefits may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase, other tax benefits, and associated increased deductions, and a court could sustain such a challenge.

In connection with the Closing, NuScale Corp entered into the Tax Receivable Agreement with NuScale LLC, each of the TRA Holders (as defined in the Tax Receivable Agreement) party thereto, and Fluor, in its capacity as TRA Representative (as defined in the Tax Receivable Agreement). Pursuant to the Tax Receivable Agreement, NuScale Corp must pay 85% of the net cash tax savings from certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and other tax benefits resulting from any exchange by the TRA Holders of NuScale LLC Class B Units for shares of Class A Common Stock or cash in the future. NuScale Corp’s obligations under the Tax Receivable Agreement accelerate upon a change in control and certain other termination events, as defined therein.

NuScale Corp will benefit from the remaining 15% of cash tax savings, if any, that NuScale Corp realizes as a result of such tax benefits. For purposes of the Tax Receivable Agreement, the cash tax savings will be computed by comparing NuScale Corp’s actual income tax liability to the amount of such taxes that NuScale Corp would have been required to pay had there been no increase to the tax basis of its assets as a result of the Transactions or the exchanges and had NuScale Corp not entered into the Tax Receivable Agreement (calculated by making certain assumptions).

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless NuScale Corp exercises its right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the agreement (as described in more detail below), there is a change of control (as described in more detail below) or NuScale Corp breaches any of its material obligations under the Tax Receivable Agreement, in which case all obligations will generally be accelerated and due as if NuScale Corp had exercised its right to terminate the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis of the assets of NuScale LLC, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon several factors, including:

●	the timing of exchanges of NuScale LLC Class B Units for shares of Class A Common Stock under the A&R NuScale LLC Agreement — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the relevant NuScale LLC Class B Units at the time of each exchange;
●	the price of Class A Common Stock at the time of the exchange — the increase in any tax deductions, as well as the tax basis increase in other assets or other tax benefits, is proportional to the price of Class A Common Stock at the time of the exchange;
●	the extent to which such exchanges are taxable — if an exchange is not taxable for any reason, an increase in the tax basis of the assets of NuScale LLC (and thus increased deductions) may not be available as a result of such exchange; and
●	the amount and timing of our income — we will be required to pay 85% of the cash tax savings, if any, as and when realized.

If NuScale Corp does not have taxable income (determined without regard to the tax basis and other tax benefits that are subject to the Tax Receivable Agreement), NuScale Corp will generally not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year may generate tax attributes that may be utilized to generate benefits in future tax years. The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.

We expect that future payments under the Tax Receivable Agreement in respect of subsequent exchanges of NuScale LLC Class B Units for shares of NuScale LLC Class A Common Stock under the A&R NuScale LLC Agreement will be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding payments under the Tax Receivable Agreement. There may be a material negative effect on NuScale Corp’s liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax savings we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to NuScale Corp by NuScale LLC are not sufficient to permit NuScale Corp to make payments under the Tax Receivable Agreement after NuScale Corp has paid its taxes. The payments under the Tax Receivable Agreement are not conditioned upon the TRA Holders’ continued ownership of NuScale Corp or NuScale LLC. Based on assumptions as of December 31, 2022, including the number of outstanding and previously exchanged B units, NuScale’s closing stock price, and NuScale’s deferred tax balances; if all remaining B units were exchanged as of December 31, 2022, the total liability associated with the Tax Receivable Agreement would be $476.2 million. As of December 31, 2022, a full valuation allowance would be established on any deferred tax asset created based on NuScale Power Corporation’s current assessment of the future realizability. Therefore, no liability related to the future Tax Receivable Agreement obligation has been recorded.

In addition, the Tax Receivable Agreement provides that upon a change of control, NuScale Corp’s obligations under the Tax Receivable Agreement will accelerate as if NuScale Corp had exercised its early termination right based on certain assumptions (as described below), including that NuScale Corp would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to the Tax Receivable Agreement.

Furthermore, NuScale Corp may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the Tax Receivable Agreement includes several assumptions, including (1) that any NuScale LLC Class B Units that have not been exchanged are deemed exchanged for the market value of Class A Common Stock and the amount of cash that would have been transferred if the exchange had occurred at the time of termination, (2) NuScale Corp will have sufficient taxable income in each future taxable year to fully utilize all relevant tax attributes subject to the Tax Receivable Agreement, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination, and (4) certain non-amortizable, non-deductible assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to the lesser of (i) 6.5% and (ii) LIBOR plus 400 basis points.

As a result of either an early termination or a change of control, NuScale Corp could be required to make payments under the Tax Receivable Agreement that exceed our actual cash tax savings. Consequently, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Finally, because NuScale Corp is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement depends on the ability of NuScale LLC to make distributions to it. To the extent that NuScale Corp is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact NuScale Corp’s results of operations and could also affect its liquidity in periods in which such payments are made.

Support Agreement

The Sponsor entered into an agreement with us, pursuant to which the parties thereto agreed, among other things, (i) to certain vesting and forfeiture terms with respect to up to 35% of the Common Stock beneficially owned by the Sponsor immediately following the Closing, and (ii) to subject the Sponsor to a post-Closing lock-up period that ends on the earlier to occur of one year after the Closing Date and if, following the 150th day after the Closing Date, over any 20 trading days within any 30 trading day period, the VWAP of the Common Stock is greater than or equal to $12.00 per share, then upon the close of such 20th trading day, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor Sub entered into the Sponsor Letter Agreement with Spring Valley and NuScale LLC, pursuant to which the parties thereto agreed to, among other things, (i) certain vesting and forfeiture terms with respect to up to 35% of the Class A Common Stock owned by such parties as a result of conversion of shares of Spring Valley Class B ordinary shares if Closing Acquiror Cash is less than $432 million, (ii) certain vesting and forfeiture terms with respect to up to 35% of Class A Common Stock beneficially owned by the Sponsor Sub immediately following the Closing, (iii) to subject the Sponsor to a post-Closing lock-up period that ends on the earlier to occur of one year after the Closing Date and if, following the 150th day after the Closing Date, over any 20 trading days within any 30 trading day period, the VWAP of the Common Stock is greater than or equal to $12.00 per share, then upon the close of such 20th trading day, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement and (iv) extend the May 27, 2022 deadline by which Spring Valley must complete an initial business combination by six months to November 27, 2022 upon Sponsor’s purchase of 2,300,000 additional Warrants for $2,300,000.

PIPE Investment

Concurrently with the execution of the Merger Agreement (other than for one PIPE Investor who entered into a Subscription Agreement on March 29, 2022, and one PIPE Investor who entered into a Subscription Agreement on April 4, 2022), Spring Valley entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, the PIPE Investors party thereto agreed to purchase an aggregate of 23,700,002 shares of Class A Common Stock immediately prior to the Closing at an aggregate purchase price of $235,000,000. The Subscription Agreements grant the PIPE Investors certain registration rights, on the terms and subject to the conditions therein.

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

NuScale Corp has entered into indemnification agreements with each of NuScale Corp’s executive officers and directors. The indemnification agreements and our Organizational Documents require that NuScale Corp indemnify its directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require NuScale Corp to advance expenses incurred by its directors and officers. NuScale Corp will also maintain a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Registration Rights Agreement

NuScale Corp, the Sponsor, the Sponsor Sub, the former independent directors of Spring Valley and certain of Spring Valley and NuScale LLC securityholders entered into the Registration Rights Agreement covering approximately 193.3 million shares of Class A Common Stock, pursuant to which, among other things, the Sponsor and other holders party thereto have certain registration rights, on the terms and subject to the conditions therein.

In particular, the Registration Rights Agreement provides for the following registration rights:

●	Demand registration rights. At any time after 180 days from the Closing, NuScale Corp will be required, upon the written request of the holders who hold at least a majority in interest of the then- outstanding number of Registrable Securities (as defined in the Registration Rights Agreement), to file a registration statement and use commercially reasonable efforts to effect the registration of all or part of their registrable securities.
●	Shelf registration rights. Within 30 days after the Closing, NuScale Corp will be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use its commercially reasonable efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than 90 days after the Closing Date; provided, that the such deadline shall be extended to 120 days after the Closing Date if the registration statement is reviewed by, and receives comments from, the SEC. At any time NuScale Corp has an effective shelf registration statement with respect to the Registrable Securities (as defined in the Registration Rights Agreement), a holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that such holder reasonably expects the aggregate gross proceeds in excess of $35,000,000 from such underwritten shelf takedown
●	Piggyback registration rights. At any time after the Closing, if NuScale Corp proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the holders are entitled to include their registrable securities in such registration statement.
●	Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by NuScale Corp and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which NuScale Corp is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to NuScale Corp, and holders of registrable securities are obligated to indemnify NuScale Corp for material misstatements or omissions attributable to them.
●	Registrable securities. Securities of NuScale Corp shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement; such securities shall have been otherwise transferred, new certificates for such securities not bearing legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; such securities shall have ceased to be outstanding; following the third anniversary of the Closing, such securities may be sold without registration pursuant to Rule 144 under the Securities Act (“Rule 144”) (but without the requirement to comply with any limitations); or such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Lock-Up Agreements

On the date of the Merger Agreement, certain directors of Spring Valley entered into a lock-up agreement with Spring Valley and NuScale LLC (“Director Lock-Up Agreement”), pursuant to which the parties thereto agreed, among other things, to subject the directors party thereto to a post-Closing lock-up period that ends on the earlier to occur of one year after the Closing Date and if, following the 150th day after the Closing Date, over any 20 trading days within any 30 trading day period, the VWAP of the Common Stock is greater than or equal to $12.00 per share, then upon the close of such 20th trading day, in each case, on the terms and subject to the conditions set forth in the Director Lock-Up Agreement.

Certain Legacy NuScale Equityholders agreed, subject to certain exceptions, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Class A Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of Class A Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for Class A Common Stock held by them immediately after the Effective Time (the “Lock-up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) until 180 days after the Closing Date. These restricted terminated on October 29, 2022.

A&R NuScale LLC Agreement

Concurrent with the Closing, the Fifth Amended and Restated Limited Liability Company Agreement of NuScale LLC was amended and restated in its entirety. In its capacity as the manager of NuScale LLC, NuScale Corp controls all of NuScale LLC’s business and affairs. Any time NuScale Corp issues a share of Class A Common Stock for cash, the net proceeds received by NuScale Corp will be promptly used to acquire a NuScale LLC Class A Unit unless used to settle an exchange of a NuScale LLC Class B Unit for cash. Any time NuScale Corp issues a share of Class A Common Stock upon an exchange of a NuScale LLC Class B Unit or settles such an exchange for cash, as described below, NuScale Corp will contribute the exchanged unit to NuScale LLC and NuScale LLC will issue to NuScale Corp a NuScale LLC Class A Unit. If NuScale Corp issues other classes or series of equity securities, NuScale LLC will issue to NuScale Corp an equal amount of equity securities of NuScale LLC with designations, preferences and other rights and terms that are substantially the same as NuScale Corp’s newly issued equity securities. If NuScale Corp repurchases, redeems or retires any shares of Class A Common Stock (or equity securities of other classes or series), NuScale LLC will, immediately prior to such repurchase, redemption or retirement, repurchase, redeem or retire an equal number of NuScale LLC Class A Units (or its equity securities of the corresponding classes or series) held by NuScale Corp, upon the same terms and for the same consideration, as the shares of Class A Common Stock (or equity securities of such other classes or series) are repurchased, redeemed or retired. In addition, membership units of NuScale LLC, as well as Common Stock, are subject to equivalent stock splits, dividends, reclassifications and other subdivisions. In the event NuScale Corp acquires NuScale LLC Class A Units without issuing a corresponding number of shares of Class A Common Stock, it will make appropriate adjustments to the exchange ratio of NuScale LLC Class B Units to Class A Common Stock.

NuScale Corp will have the right to determine when distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, except as described below, such distribution will be made to the holders of NuScale LLC Class A Units and NuScale LLC Class B Units on a pro rata basis in accordance with the number of units held by such holder.

The holders of units, including NuScale Corp, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of NuScale LLC. Net profits and net losses of NuScale LLC will generally be allocated to holders of units (including NuScale Corp) on a pro rata basis in accordance with the number of units held by such holder; however, under applicable tax rules, NuScale LLC will be required to allocate net taxable income disproportionately to its members in certain circumstances. The A&R NuScale LLC Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the units generally equal to the taxable income allocated to each holder of units (with certain adjustments) multiplied by an assumed tax rate. Generally, these tax distributions will be computed based on our estimate of the net taxable income of NuScale LLC allocable per unit (based on the member which is allocated the largest amount of taxable income on a per unit basis) multiplied by an assumed tax rate equal to the highest combined U.S. federal and applicable state and local tax rate applicable to any natural person residing in, or corporation doing business in, Portland, Oregon, San Francisco, California or New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income) that is taxable on that income (taking into account certain other assumptions, and subject to adjustment to the extent that state and local taxes are deductible for U.S. federal income tax purposes). The A&R NuScale LLC Agreement generally requires tax distributions to be pro rata based on the ownership of NuScale LLC Class A Units and NuScale LLC Class B Units. However, if the amount of tax distributions to be made exceeds the amount of funds available for distribution, NuScale Corp shall receive a tax distribution, before the other members receive any distribution and the balance, if any, of funds available for distribution shall be distributed first to the other members pro rata in accordance with their assumed tax liabilities, and then to all members (including NuScale Corp) pro rata until each member receives the full amount of its tax distribution using the individual tax rate. NuScale LLC will also make non-pro rata payments to NuScale Corp to reimburse it for corporate and other overhead expenses (which payments from NuScale LLC are not to be treated as distributions under the A&R NuScale LLC Agreement). Notwithstanding the foregoing, no distribution will be made pursuant to the A&R NuScale LLC

Agreement to any unitholder if such distribution would violate applicable law or result in NuScale LLC or any of its subsidiaries being in default under any material agreement.

The A&R NuScale LLC Agreement provides that it may generally be amended, supplemented, waived or modified by NuScale Corp in its sole discretion without the approval of any other holder of units, except in the case of amendments that would modify the limited liability of a member or increase the obligation of a member to make capital contributions, adversely affect the right of a member to receive distributions or cause NuScale LLC to be treated as a corporation for tax purposes.

The A&R NuScale LLC Agreement also entitles members to exchange their NuScale LLC Class B Units, together with the cancellation for no consideration of an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for- one basis or, at NuScale Corp’s election in its sole discretion, subject to certain restrictions, for cash. The exchange ratio is subject to appropriate adjustment by NuScale Corp in the event NuScale LLC Class A Units are issued to NuScale Corp without issuance of a corresponding number of shares of Class A Common Stock or in the event of certain reclassifications, reorganizations, recapitalizations or similar transactions.

The A&R NuScale LLC Agreement permits the NuScale LLC Class B unitholders to exercise their exchange rights subject to an exchange policy containing certain timing procedures and other conditions. The A&R NuScale LLC Agreement provides that an owner will not have the right to exchange NuScale LLC Class B Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with NuScale Corp, NuScale LLC or any of their subsidiaries to which NuScale LLC unitholder is subject. We intend to impose additional restrictions on exchanges that we determine to be necessary or advisable so that NuScale LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

The A&R NuScale LLC Agreement also provides for mandatory exchanges under certain circumstances, including at the option of NuScale LLC, if the number of NuScale LLC Class A Units and NuScale LLC Class B Units outstanding and held by its members (other than those held by NuScale Corp) is less than 15% of the outstanding NuScale LLC Class A Units and NuScale LLC Class B Units or in the discretion of NuScale Corp, with the consent of holders of at least 50% of the outstanding NuScale LLC Common Units.

Unit Repurchases to Cover Tax Withholding Obligations

Pre-Existing NuScale LLC Options granted in 2012 under the NuScale LLC 2011 Equity Incentive Plan began to expire in February 2022. The Board of Managers of NuScale LLC authorized NuScale LLC (a) to allow current employees holding Pre-Existing NuScale LLC Options that expired on or prior to March 23, 2022 to elect (in lieu of paying cash) to transfer to NuScale LLC existing Common Units with a value equal to the applicable employment and income tax withholding in connection with the exercise of the Pre-Existing NuScale LLC Options and (b) to allow current employees holding Pre-Existing NuScale LLC Options that are scheduled to expire between March 24, 2022 and the date on which NuScale Corp first has an effective Registration Statement on Form S-8 filed with the SEC with respect to Pre-Existing NuScale LLC Options to “net exercise” such Pre-Existing NuScale LLC Options by making an election (in lieu of paying cash) for NuScale LLC to retain a number of option securities with a value equal to the applicable employment and income tax withholding in connection with the exercise of the Pre-Existing NuScale LLC Option and issue the remaining option securities to the option holder.

On March 26, 2022, family members of Christopher Colbert, NuScale LLC’s Chief Financial Officer, elected to transfer a total of 167,593 Pre-Existing NuScale LLC Common Units, with an aggregate value of $276,528.45, to NuScale LLC to cover the employment and income tax withholding payable by NuScale LLC in connection with their previous exercises of expiring Pre-Existing NuScale LLC Options in 2022.

Cash and Equity Award to Dale Atkinson

On March 31, 2022, the NuScale LLC Board of Managers authorized, and NuScale LLC agreed to provide, a cash bonus of $684,416.30 to Dale Atkinson, NuScale LLC’s Chief Operating Officer, which become payable as of immediately prior to the Effective Time of the Merger, and an award of 342,778 Pre-Existing NuScale LLC Common Units to Mr. Atkinson, subject to reduction by the number of Pre-Existing NuScale LLC Common Units having a value equal to the tax withholding amount otherwise attributable to the issuance of the Pre-Existing NuScale LLC Common Units. The Pre-Existing NuScale LLC Common Units were issued to Mr. Atkinson immediately prior to the Effective Time of the Merger. The Pre-Existing NuScale LLC Common Units issued to Mr. Atkinson (and the NuScale LLC Class B Units into which such Pre-Existing NuScale LLC Common Units were converted in the Merger and any shares of Class A Common Stock for which such NuScale LLC Class B Units may be exchanged in accordance with the A&R NuScale LLC Agreement) will vest on the earlier of (a) the one year anniversary of the issuance date, (b) the effective date of Mr. Atkinson’s retirement, so long as such date is on or after January 1, 2023, or (c) the date of Mr. Atkinson’s death. If Mr. Atkinson’s employment by NuScale LLC or any of its affiliates (including, after the Effective Time of the Merger, NuScale Corp) ceases for any reason (other than Mr. Atkinson’s death), or for no reason, with or without cause, prior to the vesting date, all of the Pre-Existing NuScale LLC Common Units issued to Mr. Atkinson (and the NuScale LLC Class B Units into which such Pre-Existing NuScale LLC Common Units were converted in the Merger and any shares of Class A Common Stock for which such NuScale LLC Class B Units may be exchanged in accordance with the A&R NuScale LLC Agreement) will be forfeited immediately and automatically upon such cessation without payment of any consideration therefore and Mr. Atkinson will have no further right, title or interest in and to such Pre-Existing NuScale LLC Common Units (or the NuScale LLC Class B Units into which such Pre-Existing NuScale LLC Common Units were converted in the Merger or any shares of Class A Common Stock for which such NuScale LLC Class B Units may be exchanged in accordance with the A&R NuScale LLC Agreement). This equity award vested as Mr. Atkinson’s retirement on January 5, 2023.

Policies and Procedures for Related Person Transactions

NuScale has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is defined (consistent with SEC and NYSE listing standards) as a transaction, arrangement or relationship in which NuScale Corp or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to NuScale Corp or any of its subsidiaries as an employee or director will be pre-approved under this policy if such arrangements meet certain requirements specified in the policy. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of NuScale’s executive officers or one of NuScale’s directors or a nominee for director;
●	any person who is the beneficial owner of more than five percent of any class or series of its voting stock; and
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent of its voting stock.

NuScale Corp has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee has the responsibility to review related person transactions.

Under the related person transaction policy, the related person in question (or if the related person is an immediate family member of a director or executive officer, the director or executive officer) will be required to present information regarding the proposed related person transaction to NuScale Corp’s Chief Compliance Officer. The Chief Compliance Officer, in consultation with the General Counsel, will evaluate the information and if the Chief Compliance Officer determines that the proposed transaction would constitute a related person transaction, the Chief Compliance Officer will report the Related Person Transaction and provide a summary of all material facts to the audit committee for review. To identify related person transactions in advance, NuScale Corp expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, NuScale Corp’s Audit Committee is expected to consider the relevant available facts and circumstances, which may include:

●	the related person’s interest in the transaction;
●	the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related person;
●	whether the transaction was initiated by NuScale Corp or the related person;
●	whether the transaction was undertaken in the ordinary course of business of NuScale Corp;
●	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to NuScale Corp than terms that could have been reached with an unrelated third party;
●	the purpose of, and the potential benefits to NuScale Corp of, the transaction; and
●	any other information regarding the transaction or the related person that would be material to investors in light of the circumstances of the particular transaction.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of NuScale Corp’s capital stock and the Class B Units of NuScale LLC does not purport to be complete and is subject to the Charter, the Bylaws, the Registration Rights Agreement, the A&R NuScale LLC Agreement, our warrant agreement and the provisions of applicable law.

Authorized Capitalization

General

Our Charter authorizes the issuance of 512,000,000 shares of capital stock, par value $0.0001 per share, of NuScale Corp, consisting of:

●	332,000,000 shares of Class A Common Stock;
●	179,000,000 shares of Class B Common Stock; and
●	1,000,000 shares of NuScale Corp Preferred Stock.

The following summary describes all material provisions of our capital stock. We urge you to read the Charter, the Bylaws and the Registration Rights Agreement.

Common Stock

Class A Common Stock

At March 15, 2023, we had 69,911,046 shares of Class A Common Stock outstanding.

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Common Stock will vote together as a single class on all matters (or, if any holders of NuScale Corp Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of NuScale Corp Preferred Stock); provided, that the holders of the outstanding shares of Class A Common Stock will be entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class A Common Stock in a manner that is disproportionately adverse compared to the Class B Common Stock.

Subject to the rights of the holders of any one or more series of NuScale Corp Preferred Stock then outstanding, the number of authorized shares of Class A Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of NuScale Corp entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of the Class A Common Stock voting separately as a class will be required therefor; provided, that the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding NuScale LLC Class B Units, and the cancellation of all Class B Common Stock, pursuant to the A&R NuScale LLC Agreement and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

Holders of Class A Common Stock do not have the ability to cumulate votes for the election of directors. The Charter does not require the election of the directors to be by written ballot.

Notwithstanding the foregoing, to the fullest extent permitted by law and subject to the Charter, holders of shares of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of NuScale Corp Preferred Stock) that relates solely to the terms of any outstanding NuScale Corp Preferred Stock if the holders of such NuScale Corp Preferred Stock are entitled to vote as a separate class thereon under our Charter (including any certificate of designations relating to any series of NuScale Corp Preferred Stock) or pursuant to the DGCL.

Dividend Rights. Subject to applicable law and the rights, if any, of the holders of any outstanding series of NuScale Corp Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of NuScale Corp, after payment or provision for payment of the debts and other liabilities of NuScale Corp and of the preferential and other amounts, if any, to which the holders of NuScale Corp Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of NuScale Corp available for distribution ratably in proportion to the number of shares of Class A Common Stock.

Other rights. Except as provided in the Registration Rights Agreement (as applicable), the holders of Class A Common Stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the NuScale Corp Preferred Stock that NuScale Corp may issue in the future and to the Registration Rights Agreement, as applicable.

Subject to the transfer and exchange restrictions set forth in the A&R NuScale LLC Agreement, holders of NuScale LLC Class B Units may exchange them for shares of Class A Common Stock (or cash), subject to certain restrictions.

Class B Common Stock

As of March 15, 2023, we had 157,090,820 shares of Class B Common Stock outstanding. These shares have no economic rights, and entitle the holder only to cast one vote per share on matters submitted to the stockholders of NuScale Corp. Each share of Class B Common Stock is paired with one NuScale LLC Class B Unit. The voting rights of the Class B Common Stock are intended to be identical to the voting rights of the Class A Common Stock.

Voting Rights. Each holder of Class B Common Stock is entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Common Stock vote together as a single class on all matters (or, if any holders of NuScale Corp Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of NuScale Corp Preferred Stock); provided, that the holders of the outstanding shares of Class B Common Stock are entitled to vote separately on any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the rights of the Class B Common Stock in a manner that is disproportionately adverse compared to the Class A Common Stock.

Subject to the rights of the holders of any one or more series of NuScale Corp Preferred Stock then outstanding, the number of authorized shares of Class B Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of NuScale Corp entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of the Class B Common Stock voting separately as a class will be required therefor.

Holders of Class B Common Stock do not have the ability to cumulate votes for the election of directors. Our Charter does not require the election of the directors to be by written ballot.

Notwithstanding the foregoing, to the fullest extent permitted by law and subject to our Charter, holders of shares of Class B Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of NuScale Corp Preferred Stock) that relates solely to the terms of any outstanding NuScale Corp Preferred Stock if the holders of such NuScale Corp Preferred Stock are entitled to vote as a separate class thereon under the Charter (including any certificate of designations relating to any series of NuScale Corp Preferred Stock) or pursuant to the DGCL.

Dividend Rights. Except in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of NuScale Corp, dividends of cash or property may not be declared or paid on shares of Class B Common Stock, and then, only to the extent of the par value thereof.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of NuScale Corp, holders of shares of Class B Common Stock will not be entitled to receive, with respect to such shares, any assets of NuScale Corp in excess of the par value thereof.

Other rights. To the extent NuScale LLC Class B Units are issued pursuant to the A&R NuScale LLC Agreement to anyone other than NuScale Corp or a wholly owned subsidiary of NuScale Corp, an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall be issued to the same Person to which such NuScale LLC Class B Units are issued at par.

Conversion and Retirement of Class B Common Stock. Subject to the transfer and exchange restrictions set forth in the A&R NuScale LLC Agreement and the Merger Agreement, holders of NuScale LLC Class B Units may exchange such units, together with the cancelation for no consideration of an equal number of shares of Class B Common Stock, for shares of Class A Common Stock. Notwithstanding the foregoing, no holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of NuScale LLC Class B Units to the same person in accordance with the provisions of the A&R NuScale LLC Agreement. If any outstanding share of Class B Common Stock ceases to be held by a holder of a corresponding NuScale LLC Class B Unit, such share shall automatically and without further action on the part of NuScale Corp or any holder of Class B Common Stock be transferred to NuScale Corp for no consideration and retired.

Preferred Stock

No shares of NuScale Corp Preferred Stock are currently issued or outstanding. Our Charter authorizes the Board to establish one or more series of NuScale Corp Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders; provided, that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of NuScale Corp Preferred Stock authorized by our Charter, i.e., 1,000,000 shares of NuScale Corp Preferred Stock.

The authority of the Board to issue NuScale Corp Preferred Stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our Common Stock. The issuance of NuScale Corp Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of our Common Stock, including the loss of voting control to others. As a result of these or other factors, the issuance of NuScale Corp Preferred Stock could have an adverse impact on the market price of the Class A Common Stock. At present, we have no plans to issue any NuScale Corp Preferred Stock.

Anti-Takeover Effects of Provisions of Delaware Law and our Organizational Documents

Certain provisions of our Organizational Documents could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders. The DGCL permits stockholder action by written consent unless otherwise provided by our Charter. Our Charter permits stockholder action by written consent until such time as NuScale Corp is no longer a “Controlled Company” pursuant to Section 303A.00 of the NYSE Listed Company Manual. Our Organizational Documents provide that special meetings of stockholders may be called only (i) by the chairperson of the Board, (ii) by our chief executive officer, (iii) at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of directors that NuScale Corp would have if there were no vacancies, or, (iv) until such time as the NuScale Corp is no longer a “Controlled Company” pursuant to Section 303A.00 of the NYSE Listed Company Manual, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of capital stock of the NuScale Corp entitled to vote generally in the election of directors, voting together as a single class; provided, that only proposals included in our notice may be considered at such special meetings.

Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Charter provides otherwise. Our Charter disallows cumulative voting. Any directors or the entire Board may be removed at any time, but only for cause, upon the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of NuScale Corp entitled to vote generally in the election of directors, voting together as a single class. In addition, the certificate of designation pursuant to which a particular series of NuScale Corp Preferred Stock is issued may provide holders of that series of NuScale Corp Preferred Stock with the right to elect additional directors. These provisions could delay a successful tender offeror from obtaining majority control of the Board, and the prospect of that delay might deter a potential offeror.

Authorized but Unissued Shares. Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock (or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then- outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The existence of authorized but unissued and unreserved Common Stock and NuScale Corp Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise and thereby protect the continuity of NuScale Corp management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices. See “—Preferred Stock.”

Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti- takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

Other Limitations on Stockholder Actions. Our Bylaws also impose procedural requirements on stockholders who wish to:

●	make nominations in the election of directors;
●	propose that a director be removed; or
●	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:

●	the stockholder’s name and address;
●	the number of shares beneficially owned by the stockholder and evidence of such ownership;
●	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;
●	a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions;
●	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and
●	any material interest of the stockholder in such business.

Our Bylaws set out the timeliness requirements for delivery of notice.

Limitations on Liability and Indemnification of Officers and Directors

Our Organizational Documents provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held to be not enforceable for violations of the federal securities laws of the United States.

Exclusive Forum

The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, (i) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (ii) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America; provided, that the Charter’s forum selection provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. For purposes of the Charter’s forum selection provision, “internal corporate claims” means claims, including claims in the right of NuScale Corp that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of NuScale Corp’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Charter. However, it is possible that a court could find NuScale Corp’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors, officers and other employees.

Stockholder Registration Rights

The Registration Rights Agreement provides certain Legacy NuScale Equityholders and the Sponsor and its affiliates with certain registration rights whereby, in certain circumstances, subject to certain lock-up restrictions and the other terms and conditions of the Registration Rights Agreement, they have the right to require us to register under the Securities Act certain Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement will also provide for “piggyback” registration rights for certain other parties thereto, subject to certain conditions and exceptions. See “Certain Relationships and Related Person Transactions — Registration Rights Agreement.”

Warrants

Warrants. Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of Spring Valley’s Initial Public Offering (which occurred on November 27, 2020) and 30 days after the completion of the Transactions, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Accordingly, unless you hold at least two Units, you will not be able to receive or trade a whole Warrant. The Warrants will expire five years after the completion of the Transactions, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to issue any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a Warrant unless the share of Class A Common

Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have agreed that as soon as practicable, but in no event later than 20 business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the warrant agreement; provided, that if our shares of Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the Closing, holders of Warrants may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each holder of Warrants; and
●	if, and only if, the closing price of the equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Warrants — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Warrants —Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrant when the price per share of Class A Common Stock equals or exceeds $10.00.

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Spring Valley Private Placement Warrants):

●	in whole and not in part;
●	at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided, that holders will be able to exercise their Warrant on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described below;
●	if, and only if, the closing price of our Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and
●	if the closing price of our Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the VWAP of the shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of Class A Common Stock issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments.” If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-

dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the VWAP of the shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the VWAP of the shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than the Spring Valley Private Placement Warrants) when the trading price for the shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of Class A Common Stock for their Warrants based on an option pricing model with a fixed volatility input as of the date of our Initial Public Offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise of the Warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Class A Common Stock, NuScale Corp (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption Procedures.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding shares of Class A Common Stock is increased by a capitalization or share dividend payable in shares of Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the VWAP of shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of share of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of shares of Class A Common Stock in connection with the Transactions, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants have been issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Warrants and the warrant agreement set forth in Spring Valley’s prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants; provided, that the approval by the holders of at least 50% of the then- outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the Spring Valley Units in the Initial Public Offering. The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants ) will not be transferable, assignable or salable until 30 days after the completion of the Transactions, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants, and they will not be redeemable by us, except as described above when the price per share of Class A Common Stock equals or exceeds $10.00, so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 60% of the number of the then outstanding Private Placement Warrants.

Except as described above regarding redemption procedures and cashless exercise in respect of the Public Warrants, if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “Sponsor fair market value” will mean the average reported closing price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Transactions. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Public Shareholders who could exercise their warrants and sell their shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for the Common Stock and the warrant agent for the NuScale Corp Warrants is Continental Stock Transfer & Trust Company.

Listing

Class A Common Stock and Warrants are listed on the NYSE under the symbols “SMR” and “SMR.WT,” respectively.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of shares of Class A Common Stock, or the availability for future sale of shares of Class A Common Stock, will have on the market price of shares of our Class A Common Stock prevailing from time to time. The sale of substantial amounts of shares of our Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A Common Stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Common Stock — A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Common Stock to drop significantly, even if NuScale Corp’s business is doing well.”

Prior to the issuance of the securities offered by this prospectus, we have a total of 43,615,304 shares of our Class A Common Stock issued and outstanding. Of these shares, all of the shares sold in our Initial Public Offering and not redeemed (totaling 14,400,369 shares of our Class A Common Stock) are freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates.” Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by, or is under common control with that issuer. The remaining shares of our Class A Common Stock are “restricted securities,” as defined in Rule 144 under the Securities Act (“Rule 144”), and may not be sold absent registration under the Securities Act or compliance with Rule 144 thereunder or in reliance on another exemption from registration.

This registration statement registers the issuance to Legacy NuScale Equityholders of up to 178,396,711 of Class A Common Stock in exchange for NuScale LLC Class B Units (and the cancellation of an equal number of shares of Class B Common Stock), and the issuance of up to 20,400,000 shares upon the exercise of NuScale Warrants, and registers for resale 8,900,000 warrants to purchase Class A Common Stock and up to an aggregate of 209,870,307 shares of Class A Common Stock (including the resale of most of the shares registered in the primary offering). The resale registration is made pursuant to our obligations under (a) the Registration Rights Agreement with the Sponsor, the Sponsor Sub, and certain of the Legacy NuScale Equityholders pursuant to which we granted them and their affiliates the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act certain securities held by such holders, including registration of the shares of Class A Common Stock delivered to the Legacy NuScale Equityholders in exchange for NuScale LLC Class B Units, and (b) the Subscription Agreements, pursuant to which we are required to file with the SEC and use commercially reasonable efforts to maintain a registration statement registering the resale of the shares of Class A Common Stock issued to the PIPE Investors.

We expect that substantially all of our outstanding shares may be sold pursuant to this registration statement or otherwise will be freely tradable, subject only to restrictions that apply to our affiliates and to the lock-up agreements described below.

Equity Plans

We filed a registration statement on Form S-8 under the Securities Act to register the offer and sale of all shares of Class A Common Stock or securities convertible or exchangeable for shares of our Class A Common Stock issued or issuable under the Long-Term Incentive Plan and NuScale LLC’s 2011 Plan. Shares of our Class A Common Stock registered under such registration statement are available for resale by nonaffiliates in the public market without restriction under the Securities Act and by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

In connection with the closing of the Transactions, we entered into the Registration Rights Agreement with the Sponsor, the Sponsor Sub, and certain of the Legacy NuScale Equityholders pursuant to which we granted them and their affiliates the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act certain securities held by such holders, including registration of the shares of Class A Common Stock delivered to the Legacy NuScale Equityholders in exchange for NuScale LLC Class B Units and cancellation of shares of Class B Common Stock.

Furthermore, pursuant to the terms of the Subscription Agreements, we are required to file with the SEC and use commercially reasonable efforts to maintain a registration statement registering the resale of the shares of Class A Common Stock issued to the PIPE Investors. Such rights terminate with respect to any shares held by a PIPE Investor on the earliest of (i) the second anniversary of the effective date of the registration statement, (ii) the date on which all such shares have been sold, and (iii) the first date on which such PIPE Investor can sell all such shares under Rule 144 without limitation as to the manner of sale or amount of securities sold.

Lock-Up Agreements

Pursuant to the Sponsor Letter Agreement, the Sponsor Sub has agreed to, among other things, (i) certain vesting and forfeiture terms with respect to up to 35% of the Class A Common Stock owned by it as a result of conversion of shares of Spring Valley Class B ordinary shares if Closing Acquiror Cash is less than $432 million, (ii) certain vesting and forfeiture terms with respect to up to 35% of Class A Common Stock beneficially owned by the Sponsor Sub immediately following the Closing, (iii) to subject the Sponsor Sub to a post-Closing lock-up period that ends on the earlier to occur of one year after the Closing Date and if, following the 150th day after the Closing Date, over any 20 trading days within any 30 trading day period, the VWAP of the NuScale Corp Common Stock is greater than or equal to $12.00 per share, then upon the close of such 20th trading day, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement and (iv) extend the May 27, 2022 deadline by which Spring Valley must complete an initial business combination by six months to November 27, 2022 upon Sponsor’s purchase of 2,300,000 additional Warrants for $2,300,000.

Pursuant to the Director Lock-Up Agreement, certain directors of Spring Valley agreed, among other things, to be subject to a post-Closing lock-up period that ends on the earlier to occur of one year after the Closing Date and if, following the 150th day after the Closing Date, over any 20 trading days within any 30 trading day period, the VWAP of the Class A Common Stock is greater than or equal to $12.00 per share, then upon the close of such 20th trading day, in each case, on the terms and subject to the conditions set forth in the Director Lock-Up Agreement.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned “restricted securities” of NuScale Corp (which includes securities acquired from NuScale Corp or an affiliate of NuScale Corp in a transaction or chain of transactions not involving any public offering) for at least six months generally is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

A person who has beneficially owned restricted securities of NuScale Corp for at least six months but who is our affiliates at the time of, or at any time during the three months preceding, a sale generally is entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Class A Common Stock then outstanding (as of March 15, 2023, NuScale Corp had 69,911,046 shares of Class A Common Stock outstanding); or
●	the average weekly reported trading volume of NuScale Corp common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We have not been a shell company since May 2, 2022, the date on which the Transactions closed, and we filed Form 10 type information in a Current Report on Form 8-K on May 5, 2022. Once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our Class A Common Stock and warrants, which we collectively refer to as our “securities,” but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A Common Stock or warrants.

This discussion is limited to holders of our Class A Common Stock or warrants as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding our securities as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies, and other financial institutions;
●	brokers, dealers, or traders in securities;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell our securities under the constructive sale provisions of the Code;
●	persons who hold or receive our securities pursuant to the exercise of any employee stock option or otherwise as compensation;
●	tax-qualified retirement plans; and
●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of an owner in such an entity will depend on the status of the owner, the activities of such entity, and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes holding our securities and the owners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Class A Common Stock or warrants that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions. As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A Common Stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A Common Stock, the gross amount of distributions made with respect to the Class A Common Stock generally will be includible in a U.S. Holder’s gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will generally be eligible for the dividends received deduction if the requisite holding period is satisfied. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Common Stock, as described under “—Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants” below.

With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants. Upon a sale or other taxable disposition of our Class A Common Stock or warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A Common Stock or warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock or warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the Class A Common Stock or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock or warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock or warrant generally will equal the U.S. Holder’s adjusted cost less, in the case of a share of Class A Common Stock, any prior distributions treated as a return of capital. In the case of any shares of Class A Common Stock or warrants originally acquired as part of an investment unit, the acquisition cost for the share of Class A Common Stock and warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Exercise, Lapse, or Redemption of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant. A U.S. Holder’s tax basis in a share of our Class A Common Stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price. The U.S. Holder’s holding period for the share of Class A Common Stock received upon exercise of the warrant generally will commence on the date of exercise of the warrant or the date following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the share of Class A Common Stock received would equal the holder’s basis in the warrants used to effect the cashless exercise. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the Class A Common Stock generally would be treated as commencing on the date following the date of exercise (or possibly the date of exercise of the warrant). If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in the warrants deemed exercised and the exercise price of such warrants. A U.S. Holder’s holding period for the Class A Common Stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events as discussed in the section of this registration statement captioned “Description of Capital Stock — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of our Class A Common Stock which is taxable to the U.S. Holders of such shares of Class A Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock as described under “—Taxation of Distributions” above. Such constructive distributions would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its warrants should be increased to the extent of any constructive distribution treated as a dividend. For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of warrants not exempt from information reporting. Proposed Treasury Regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding. Distributions with respect to the Class A Common Stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of the Class A Common Stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A Common Stock or warrants that is for U.S. federal income tax purposes:

●	a non-resident alien individual;
●	a foreign corporation; or
●	a foreign estate or trust.

Taxation of Distributions. If we do make distributions of cash or property on our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange, or other Taxable Disposition of Class A Common Stock and Warrants. A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A Common Stock or warrants (including an expiration of warrants) unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our Class A Common Stock and warrants constitute U.S. real property interest (USRPI) by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A Common Stock and warrants by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A Common Stock and warrants are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Exercise, Lapse, or Redemption of a Warrant. The characterization for U.S. federal income tax purposes of the exercise, redemption or lapse of a warrant held by a Non-U.S. Holder will generally correspond to the characterization described under “—U.S. Holders — Exercise, Lapse, or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the consequences would follow those described above in “—Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants.”

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events as discussed in the section of this prospectus captioned “Description of Capital Stock—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The Non-U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Non-U.S. Holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of our Class A Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock. Such constructive distribution to a Non-U.S. Holder of warrants would be treated as if such Non-U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “— Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding. Payments of dividends on our Class A Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock and warrants within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A Common Stock and warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A Common Stock paid, or constructive distributions deemed paid, if any, with respect to our warrants, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A Common Stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our securities.

PLAN OF DISTRIBUTION

We are registering (i) 209,870,307 shares of Class A Common Stock for possible sale by the selling securityholders from time to time (which includes up to 8,900,000 shares of Class A Common Stock that are issuable upon the exercise of Private Placement Warrants by the holders thereof) and (ii) up to 8,900,000 Private Placement Warrants for possible sale by the selling securityholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of Class A Common Stock and Private Placement Warrants to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock and Private Placement Warrants.

The selling securityholders, which as used herein include donees, pledgees, transferees, distributees, or other successors-in-interest selling shares of our Class A Common Stock or Private Placement Warrants or interests in our Class A Common Stock or private placement warrants received after the date of this prospectus from the selling securityholders as a gift, pledge, distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their shares of Class A Common Stock or private placement warrants or interests in our Class A Common Stock or private placement warrants on any stock exchange, market, or trading facility on which shares of our Class A Common Stock or private placement warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

Each selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

The selling securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	one or more underwritten offerings;
●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	distributions to their members, partners, or stockholders;
●	short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
●	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to one or more purchasers;
●	through agents;
●	broker-dealers who may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share or warrant;
●	a combination of any such methods of sale;
●	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock or private placement warrants owned by them and, if a selling securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling securityholders to include the pledgee, transferee, or other successors-in-interest as the selling securityholders under this prospectus. The selling securityholders also may transfer securities in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock or private placement warrants or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling securityholders may also sell shares of our Class A Common Stock or private placement warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock or private placement warrants to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock or private placement warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the selling securityholders from the sale of shares of our Class A Common Stock or private placement warrants offered by them will be the purchase price of such securities, less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A Common Stock or private placement warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling securityholders.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of shares of Class A Common Stock or Private Placement Warrants, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling securityholders also may in the future resell a portion of our Class A Common Stock or private placement warrants in open-market transactions in reliance upon Rule 144 under the Securities Act (provided that they meet the criteria and conform to the requirements of that rule), or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A Common Stock or private placement warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any selling securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the selling securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the number of shares of our Class A Common Stock or private placement warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of securities offered by the selling securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Common Stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock or warrants by bidding for or purchasing shares of Class A Common Stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common stock is currently listed on the NYSE under the symbol “SMR” and our warrants are currently listed on the NYSE under the symbol “SMR.WT”.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Under the Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the selling securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the selling securityholders may be required to make with respect thereto. In addition, we and the selling securityholders may agree to indemnify any underwriter, broker-dealer, or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until all such securities have been sold under such registration statement or under Rule 144 under the Securities Act or are no longer outstanding, or under other circumstances as described in the Registration Rights Agreement and the Subscription Agreements. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses. The selling securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses relating to the offering.

The selling securityholders may use this prospectus in connection with resales of shares of our Class A Common Stock and private placement warrants. This prospectus and any accompanying prospectus supplement will identify the selling securityholders, the terms of our Class A Common Stock or private placement warrants, and any material relationships between us and the selling securityholders. The selling securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock or private placement warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling securityholders will receive all the net proceeds from the resale of shares of our Class A Common Stock or private placement warrants.

A selling securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock or private placement warrants to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, or stockholders are not affiliates of ours, such members, partners, or stockholders would thereby receive freely tradable shares of Class A Common Stock or warrants pursuant to the distribution through a registration statement.

To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify certain selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of Common Stock. The selling securityholders may indemnify any broker-dealer, agent or underwriter that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock and private placement warrants to be offered and sold pursuant to this prospectus.

A holder of Warrants may exercise its warrants in accordance with the warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.

Restrictions to Sell

The Sponsor Sub, certain directors of Spring Valley and certain Legacy NuScale Equityholders agreed to certain restrictions on transfer with respect to their securities pursuant to the agreements described in the section entitled “Securities Eligible for Resale — Lock-Up Agreements.”

LEGAL MATTERS

Stoel Rives LLP has passed upon the validity of the securities of NuScale Corp offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of NuScale Power Corporation at December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Spring Valley Acquisition Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020, included in this Prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for NuScale Corp’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.nuscalepower.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Page(s)
Audited Financial Statements of NuScale Power Corporation
Report of Independent Registered Public Accounting Firm (PCAOB ID: 42)	F-2
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2022, 2021 and 2020	F-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2022, 2021 and 2020	F-5
Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2022, 2021 and 2020	F-6
Notes to Consolidated Financial Statements	F-8
Audited Financial Statements of Spring Valley Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-27
Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020	F-28
Consolidated Statements of Operations for the Year Ended December 31, 2021 and for the Period from August 20, 2020 (inception) through December 31, 2020	F-29
Consolidated Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2021 and for the Period from August 20, 2020 (inception) through December 31, 2020	F-30
Consolidated Statements of Cash Flows for the Year Ended December 31, 2021 and for the Period from August 20, 2020 (inception) through December 31, 2020	F-31
Notes to Consolidated Financial Statements	F-32

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of NuScale Power corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NuScale Power Corporation (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Portland, Oregon

March 15, 2023

NUSCALE POWER CORPORATION

CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
(in thousands, except share and per share amounts)	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$217,685	$77,094
Short-term investments	50,000	—
Prepaid expenses	5,531	4,147
Accounts and other receivables	11,199	4,833
Total current assets	284,415	86,074
Property, plant and equipment, net	4,770	4,960
In-process research and development	16,900	16,900
Intangible assets, net	1,059	1,236
Goodwill	8,255	8,255
Restricted cash	26,532	—
Other assets	6,704	3,772
Total assets	$348,635	$121,197
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$27,951	$22,375
Accrued compensation	9,038	10,552
Convertible note payable	—	14,041
Other accrued liabilities	1,568	1,440
Total current liabilities	38,557	48,408
Warrant liabilities	29,349	—
Noncurrent liabilities	2,786	2,976
Deferred revenue	856	1,415
Total liabilities	71,548	52,799
Mezzanine equity	—	2,140
Stockholders’ Equity
Convertible preferred units	—	819,694
Common units	—	28,184
Class A common stock, par value $0.0001 per share, 332,000,000 shares authorized, 69,353,019 shares issued and outstanding as of December 31, 2022	7	—
Class B common stock, par value $0.0001 per share, 179,000,000 shares authorized, 157,090,820 shares issued and outstanding as of December 31, 2022	16	—
Additional paid-in capital	296,748	—
Accumulated deficit	(182,092)	(781,620)
Total Stockholders’ Equity Excluding Noncontrolling Interests	114,679	66,258
Noncontrolling interests	162,408	—
Total Stockholders’ Equity	$277,087	$66,258
Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$348,635	$121,197

The accompanying notes are an integral part of these financial statements.

NUSCALE POWER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in thousands, except share and per share amounts)	2022	2021	2020
Revenue	$11,804	$2,862	$600
Cost of sales	(7,317)	(1,770)	(355)
Gross margin	4,487	1,092	245
Research and development expenses	123,416	93,136	95,267
General and administrative expenses	63,057	45,226	37,176
Other expenses	48,009	37,030	26,645
Loss from operations	(229,995)	(174,300)	(158,843)
Department of Energy cost share	72,336	73,522	71,109
Decrease (increase) in fair value of warrant liabilities	12,148	—	—
Interest income and other cost share (interest expense)	3,938	(1,715)	(653)
Loss before income taxes	(141,573)	(102,493)	(88,387)
Provision (benefit) for income taxes	—	—	—
Net loss	(141,573)	(102,493)	(88,387)
Net loss attributable to legacy NuScale LLC holders prior to Transaction	(31,155)	—	—
Net loss attributable to noncontrolling interests	(84,504)	—	—
Net Loss Attributable to Class A Common Stockholders	(25,914)	(102,493)	(88,387)
Loss Per Share of Class A Common Stock:
Basic and Diluted	$(0.51)	$—	$—
Weighted-Average Shares of Class A Common Stock Outstanding:
Basic and Diluted	50,763,844	—	—

The accompanying notes are an integral part of these financial statements.

NUSCALE POWER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2022	2021	2020
OPERATING CASH FLOW
Net loss	$(141,573)	$(102,493)	$(88,387)
Adjustments to reconcile net loss to operating cash flow:
Depreciation	2,521	2,018	1,900
Amortization of intangibles	177	177	178
Equity-based compensation expense	9,331	6,441	3,718
Accrued interest on convertible note payable	—	127	701
Change in fair value of warrant liabilities	(12,148)	—	—
Net noncash change in right of use assets and lease liabilities	2,385	1,501	1,486
Changes in assets and liabilities:
Prepaid expenses and other assets	(2,243)	(1,540)	(462)
Accounts receivable	(6,366)	(2,043)	18,042
Accounts payable and accrued expenses	2,987	5,886	6,493
Lease liability	(1,504)	(1,650)	(1,594)
Deferred DOE cost share	(104)	(13,254)	13,358
Deferred revenue	(559)	1,148	224
Accrued compensation	(1,513)	4,520	(2,892)
Net cash used in operating activities	(148,609)	(99,162)	(47,235)
INVESTING CASH FLOW
Purchase of short-term investments	(50,000)	—	—
Purchases of property, plant and equipment	(2,332)	(1,952)	(3,526)
Net cash used in investing activities	(52,332)	(1,952)	(3,526)
FINANCING CASH FLOW
Proceeds from Transaction, net	341,462	—	—
Payments of Transaction costs	(2,401)	—	—
Proceeds from debt issuance	—	—	23,000
Repayment of debt	—	(20,000)	(3,000)
Proceeds from short-term borrowings	—	27,200	—
Repayment of short-term borrowings	—	(27,200)	—
Proceeds from sale of convertible preferred units	—	192,500	18,500
Proceeds from exercise of common unit options	847	748	43
Repurchase of common units	(566)	(17)	(49)
Issuance of treasury units	20	113	—
Proceeds from exercise of warrants and common share options	28,702	—	—
Net cash provided by financing activities	368,064	173,344	38,494
Net increase (decrease) in cash, cash equivalents and restricted cash	167,123	72,230	(12,267)
Cash, cash equivalents and restricted cash:
Beginning of period	77,094	4,864	17,131
End of period	$244,217	$77,094	$4,864
Summary of noncash investing and financing activities:
Assumption of Transaction warrant liabilities	$47,532	$—	$—
Debt converted to equity	14,181	—	—
Conversion of equity options to liability award	50	—	—
Conversion of accounts payable to convertible preferred units	—	65	378
Warrants converted into equity	6,268	—	—
Equity issuance fees	—	1,960	1,960
Capital expenditures in accounts payable	—	—	290
Increase in lease liability	—	—	846
Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$1,478	$—

The accompanying notes are an integral part of these financial statements.

NUSCALE POWER CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Members’ Equity
			Convertible
			Preferred		Common			Total
	Mezzanine Equity		Units		Units		Accumulated	Member’s
	Units	Amount	Units	Amount	Units	Amount	Deficit	Equity
Balances at December 31, 2019	6,000	$2,140	532,888	$610,211	5,442	$17,187	$(590,740)	$36,658
Sale of convertible preferred units	—	—	9,635	18,500	—	—	—	18,500
Issuance of convertible preferred	—	—	206	378	—	—	—	378
Exercise of common unit options	—	—	—	—	105	43	—	43
Repurchase of common units	—	—	—	—	(55)	(49)	—	(49)
Issuance of treasury units	—	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	3,718	—	3,718
Net loss	—	—	—	—	—	—	(88,387)	(88,387)
Balances at December 31, 2020	6,000	$2,140	542,729	$629,089	5,492	$20,899	$(679,127)	$(29,139)
Sale of convertible preferred units	—	—	90,500	190,540	—	—	—	190,540
Issuance of convertible preferred units	—	—	32	65	—	—	—	65
Exercise of common unit options	—	—	—	—	3,483	748	—	748
Repurchase of common units	—	—	—	—	(15)	(17)	—	(17)
Issuance of treasury units	—	—	—	—	114	113	—	113
Equity-based compensation expense	—	—	—	—	—	6,441	—	6,441
Net loss	—	—	—	—	—	—	(102,493)	(102,493)
Balances at December 31, 2021	6,000	$2,140	633,261	$819,694	9,074	$28,184	$(781,620)	$66,258

The accompanying notes are an integral part of these financial statements.

NUSCALE POWER CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

							Common Stock
			Convertible Preferred								Additional			Total
	Mezzanine Equity		Units		Common Units		Class A		Class B		Paid-in	Accumulated	Noncontrolling	Stockholders’
(in thousands)	Units	Amount	Units	Amount	Units	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interests	Equity
Balances at December 31, 2021	6,000	$2,140	633,261	$819,694	9,074	$28,184	—	$—	—	$—	$—	$(781,620)	$—	$66,258
Sale of convertible preferred units	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of convertible preferred units	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise of common unit options	—	—	—	—	3,764	847	—	—	—	—	—	—	—	847
Repurchase of common units	—	—	—	—	(358)	(566)	—	—	—	—	—	—	—	(566)
Issuance of treasury units	—	—	—	—	12	20	—	—	—	—	—	—	—	20
Conversion of equity award to liability award	—	—	—	—	—	(50)	—	—	—	—	—	—	—	(50)
Equity-based compensation expense	—	—	—	—	—	1,359	—	—	—	7,972	—	—	—	9,331
Reverse recapitalization, net	(6,000)	(2,140)	(633,261)	(819,694)	(12,492)	(29,794)	41,971	4	178,397	18	220,606	656,597	280,113	307,850
Exercise of common share options and warrants	—	—	—	—	—	—	4,432	1	—	—	34,969	—	—	34,970
Issuance of earn-out shares upon triggering event	—	—	—	—	—	—	1,644	—	—	—	—	—	—	—
Conversion of combined interest into Class A shares	—	—	—	—	—	—	21,306	2	(21,306)	(2)	—	—	—	—
Rebalancing of ownership percentage for conversion of combined interest into Class A shares	—	—	—	—	—	—	—	—	—	—	33,201	—	(33,201)	—
Net loss attributable to legacy NuScale prior to Transaction	—	—	—	—	—	—	—	—	—	—	—	(31,155)	—	(31,155)
Net loss after the Transaction	—	—	—	—	—	—	—	—	—	—	—	(25,914)	(84,504)	(110,418)
Balances at December 31, 2022	—	$—	—	$—	—	$—	69,353	$7	157,091	$16	$296,748	$(182,092)	$162,408	$277,087

The accompanying notes are an integral part of these financial statements.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

1.	The Company

Organization

NuScale Corp (“NuScale” or the “Company”) is incorporated under the laws of the state of Delaware. The Company is the primary beneficiary of NuScale LLC, a variable interest entity, and all activity of NuScale LLC and the Company are consolidated herein. NuScale LLC is a limited liability company organized in the State of Oregon in 2011. The Company is majority owned by Fluor Enterprises, Inc., a subsidiary of Fluor.

Operations

The Company is commercializing a modular, scalable 77 megawatt (gross) electric Light Water Reactor nuclear power plant using exclusive rights to a nuclear power plant design obtained from Oregon State University. The Company also uses the test facility at OSU through a technology transfer agreement. The following represents key milestones in the development of this technology:

●	December 2016: DCA completed
●	January 2017: DCA submitted to the NRC
●	March 2017: DCA accepted for review by the NRC
●	August 2020: NRC issued the Final Safety Evaluation Report (“FSER”)

The FSER represents the NRC’s completion of its technical review and approval of the NuScale SMR design. With this final phase of NuScale’s DCA now complete, customers may proceed with plans to develop NuScale power plants with the understanding that the NRC has approved the safety aspects of the NuScale design.

All the Company’s operations and long-lived assets were attributable to operations in the United States as of and for the years ended December 31, 2022, 2021 and 2020.

U.S. Department of Energy Funding

Beginning in 2014, the U.S. DOE has provided critical funding to NuScale through a series of cooperative agreements which support ongoing commercialization activities. The agreements which were active during 2022, 2021 and 2020 are discussed below.

U.S. Department of Energy NuScale SMR FOAK Nuclear Demonstration Readiness Project Completion (Award 8928)

In February 2020, the Company was awarded up to $350,000 under “SMR FOAK Nuclear Demonstration Readiness Project Completion” (“Award 8928”). This program is expected to complete all remaining licensing activities, first-of-a-kind engineering, supply chain development, testing and other required activities to have the NuScale SMR ready to enable timely client project deployment. The award consisted of NuScale cost share of $350,000 (50%) and the government cost share of $350,000 (50%). NuScale was permitted to request reimbursement of 73% of its program costs from August 2019 through September 2020. Because the government’s cost share of total program funds must be no more than 50% over the duration of the 5 years award, 23% of the reimbursement requests made for the August 2019 through September 2020 costs were deferred and recognized as a liability in the accompanying balance sheet. At December 31, 2021, $10,237 of deferred DOE cost share is netted in related DOE accounts receivable due to a right of offset. No amounts were eligible to be offset at December 31, 2022. These deferred reimbursement costs were recognized as reimbursement requests were made at less than 50%. The DOE obligated a total of $233,000 to date, of which $225,000 was collected, through December 31, 2022.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

U.S. Department of Energy Carbon Free Power Project Award (Award 8369)

In April 2015, the Company was awarded an Assistance Agreement, “Site Permitting and Licensing of the NuScale Small Modular Reactor”. Utah Associated Municipal Power Systems was identified as a sub-recipient under the Carbon Free Power Project (“CFPP”) award. UAMPS is considering developing, constructing and owning a 462 MWe (gross) nuclear powered energy center using NuScale’s SMR technology. The CFPP award consisted of DOE cost share of $16,617 (50%) and NuScale and UAMPS cost share of $16,617 (50%) to facilitate site permitting and related licensing activities. In January 2019 the DOE renewed the award extending the period of performance through December 2023 and increasing the total amount of the award to $126,694. The cost sharing percentages remained at DOE cost share of 50% and NuScale and UAMPS cost share of 50% of the total award. This award was later amended to consist of DOE cost share of $8,250 (50%) and NuScale and UAMPS cost share of $8,250 (50%). Cumulative cash received through December 31, 2021 was $7,451, with an additional $70 obligated and included in accounts receivable. The remaining $729 was paid by the DOE to a third party, in accordance with the Award, for services provided. The period of performance under this award ended October 31, 2021 due to UAMPS applying as prime recipient for Award 8935. NuScale has no cost share under Award 8935.

Subsequently, an “Agreement for a Cost Sharing Option Associated with the Siting and Licensing of a Small Modular Reactor” and a “Subaward Agreement between the Company and UAMPS” were executed in December 2015. These agreements were subsequently amended various times. Under these amended agreements, NuScale will reimburse UAMPS 25% of the UAMPS project costs associated with the CFPP award up to a maximum of $4,100.

Under the amended agreements, when UAMPS submits the combined construction and operating license application, it will pay NuScale an amount equal to the sum of all CFPP project costs reimbursed by NuScale. Upon such payment, UAMPS will assume full ownership interest in all project assets free of any claim by NuScale.

As described more thoroughly in note 16, we entered into a DCRA with Carbon Free Power Project, LLC (“CFPP LLC”). Under the DCRA, we may be obligated to refund to UAMPS a percentage of its net development costs. As of December 31, 2022 the net development costs incurred by UAMPS totaled $17,834. Further the DCRA requires we have credit support for these costs, resulting in NuScale obtaining a letter of credit in the amount of $26,000.

2.	Merger Transaction

Merger with Spring Valley

In December 2021, NuScale LLC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spring Valley Acquisition Corp. (“Spring Valley”) and Spring Valley Merger Sub, LLC (“Merger Sub”), a wholly owned subsidiary of Spring Valley. Pursuant to the Merger Agreement, Merger Sub merged with and into NuScale LLC (the “Merger”), with NuScale LLC surviving the Merger, Spring Valley being renamed NuScale Corp, and NuScale LLC continuing to be held as a wholly controlled subsidiary of NuScale Power Corporation in an “Up-C” structure. On May 2, 2022, the Merger Agreement and Merger (collectively the “Transaction”) was completed.

The Transaction is shown as a reverse recapitalization under GAAP. Spring Valley is the acquired company, with NuScale LLC treated as the acquirer. This determination reflects Legacy NuScale Equityholders holding a majority of the voting power of NuScale Corp, NuScale LLC’s pre-merger operations being the majority post-merger operations of NuScale Corp and NuScale LLC’s management team retaining similar roles at NuScale Corp. Accordingly, although Spring Valley is the legal parent company, GAAP dictates that the financial statements of NuScale Corp will represent a continuation of NuScale LLC’s operations, with the Transaction being treated as though NuScale LLC issued ownership interests for Spring Valley, accompanied by a recapitalization. The net assets of NuScale LLC are stated at historical cost, with no incremental goodwill or other intangible assets recorded for the effects of the Transaction with Spring Valley.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

The following table provides the historical cost of the assets and liabilities assumed as a result of the Transaction:

Cash	$341,462
Warrant liabilities	(47,532)
Total net assets	$293,930

In connection with the Transaction:

●	Each Convertible Preferred Unit of NuScale LLC was converted into common units using an exchange ratio, and each NuScale LLC common unit holder received a certain number of NuScale LLC Class B units and non-economic voting shares of NuScale Corp Class B common stock based on an exchange ratio. Holders of NuScale LLC Class B units have the right to exchange each Class B unit, together with the cancellation for no consideration of one share of NuScale Corp Class B common stock, par value $0.0001, for one share of NuScale Corp Class A common stock, par value $0.0001, or cash, subject to certain restrictions.
●	Institutional and accredited investors purchased 23,700,002 shares of Class A common stock for an aggregate amount of $235,000.
●	The convertible loan held by Fluor, identified in the December 31, 2021 balance sheet as convertible note payable, was converted into 8,257,560 NuScale LLC Class B units in April 2022 (which then received NuScale LLC Class B units and non-economic voting shares of Class B common stock).

The Transaction resulted in NuScale LLC receiving cash in the amount of $341,462, consisting of $235,000 through the private sale of equity securities (“PIPE”) and $145,525 in cash in trust, partially offset by transaction costs of $39,063.

The following summarizes the common stock outstanding immediately following the Transaction, on May 3, 2022:

	Shares	%
Spring Valley Class A Shareholders	14,400,369	6.5%
Spring Valley Founders(A)	3,871,009	1.8%
Total Spring Valley	18,271,378	8.3%
Legacy NuScale Equityholders	178,396,711	81.0%
PIPE Shares	23,700,002	10.8%
Total Shares at Closing (excluding shares below)	220,368,091	100.0%
Remaining NuScale Consideration Shares - upon Exercise of NuScale Corp Options	14,742,933
Other - Earn Out Shares(B)	1,643,924
Total Shares	236,754,948
(A)	Includes an aggregate of 120,000 Spring Valley Class B ordinary shares that were issued to Spring Valley’s independent directors.
(B)	Spring Valley Founders Shares included “Earn Out Shares”. Fifty percent of the Earn Out Shares vest, pursuant to the sponsor letter agreement, dated as of December 31, 2021, between SV Acquisition Sponsor Sub, LLC, Spring Valley and NuScale LLC, if NuScale Corp trades at $12.00 per share or higher over any 20 trading days within a 30-day window during the 60 months following the closing and the dollar volume-weighted average price (“VWAP”) is greater than or equal to $12.00 per share. The remainder of the Earn Out Shares vest if NuScale Corp trades at $14.00 per share or higher over any 20 trading days within a 30-day window during the 60 months following the closing and the VWAP is greater than or equal to $14.00 per share. The Earn Out Shares associated with the merger became vested during 2022, as the VWAP of the Company’s share price exceeded $12.00 and then $14.00 for the required time period.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

Warrants

The Private Placement Warrants and the Public Warrants (collectively the “Warrants”) are included on the balance sheet as Warrant liabilities. We are required to measure the fair value of the Warrants at the end of each reporting period. The rights of Warrant holders are described in note 5 and the valuation methodology for the Warrants is described in note 6.

Tax Receivable Agreement

Substantially all of the assets of the combined company are held by NuScale LLC, and NuScale Corp’s only assets are its equity interest in NuScale LLC and prepaid assets. NuScale Corp entered into a Tax Receivable Agreement (“TRA”) with NuScale LLC, each of the TRA Holders (as defined in the TRA), and Fluor, in its capacity as TRA Representative. Pursuant to the TRA, NuScale Corp must pay 85% of the net cash tax savings from certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and other tax benefits resulting from any exchange by the TRA holders of NuScale LLC Class B units for shares of Class A common stock or cash in the future.

NuScale Corp will benefit from the remaining 15% of cash tax savings, if any, realized as a result of such tax benefits. Cash tax savings will be computed by comparing NuScale Corp’s actual income tax liability to the amount of such taxes that NuScale Corp would have been required to pay had there been no increase to the tax basis of its assets as a result of the Transaction or the exchanges and had NuScale Corp not entered into the TRA (calculated by making certain assumptions). As of December 31, 2022, there have been 21,305,891 Class B units exchanged for shares of Class A common stock. NuScale Corp maintains a full valuation allowance and no liability related to projected obligations under the TRA has been recorded. See note 14 for details of the income tax impact from the TRA.

As of December 31, 2022, there have been 21,305,891 Class B Units exchanged for shares of Class A common stock. Associated with the exchanged units we have calculated an implied TRA obligation of $54,651 as of December 31, 2022. However, NuScale Corp maintains a full valuation allowance and thus no liability related to projected obligations under the TRA has been recorded.

3.	Summary of Significant Accounting Policies

Principles of Consolidation

As part of the Transaction, NuScale Corp has been determined to be the primary beneficiary of NuScale Power, LLC (“NuScale LLC”), a variable interest entity (“VIE”). As the sole managing member of NuScale LLC, NuScale Corp has both the power to direct the activities, and direct ownership to share in the revenues and expenses of NuScale LLC. As such, all the activity of NuScale LLC has been consolidated in the accompanying consolidated financial statements. All assets and liabilities included in the balance sheet are that of NuScale LLC, other than the Warrants and $1,566 of prepaid assets. All intercompany transactions have been eliminated upon consolidation.

Changes in Presentation

Prior year amounts totaling $1,498 and $1,505 have been reclassified out of G&A expenses to other expenses for the years ended December 31, 2021 and 2020, respectively, to conform to the current year presentation on the accompanying consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates, judgments and assumptions. NuScale believes that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, depreciation, amortization, in-process research and development (“IPR&D”), asset valuations, equity-based compensation and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as amounts reported on the statements of operations during the periods presented. Actual results could differ from those estimates.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

Cash, Cash Equivalents and Restricted Cash

Cash equivalents represent short-term, highly liquid investments, which are readily convertible to cash and have maturities of three months or less at time of purchase. Cash equivalents with an initial maturity of between three and twelve months at time of purchase are presented as short-term investments on the accompanying consolidated balance sheet. Cash equivalents and short-term investments consist of certificates of deposit. These certificates of deposit are classified as held-to-maturity, and the estimated fair value of the investment approximates its amortized cost.

Cash in the amount of $26,532 is restricted as collateral for the letter of credit associated with the DCRA at December 31, 2022. There were no such restrictions at December 31, 2021 and 2020. The DCRA spans multiple years requiring the amount to be classified as a noncurrent asset, included in restricted cash in the consolidated balance sheet. The restricted cash balance plus cash and cash equivalents on the consolidated balance sheet equals cash, cash equivalents and restricted cash, as reflected in the consolidated statements of cash flows.

Accounts and Other Receivables

Accounts and other receivables include reimbursement requests outstanding from the DOE awards, interest receivable and commercial accounts receivable associated with other federal projects. The reimbursement requests outstanding from the DOE awards are recognized as eligible costs are incurred. Reimbursement under the awards are included in Department of Energy Cost Share in the consolidated statements of operations.

The majority of our receivables are either due from the U.S. federal government or have to do with a federal project. For these reasons, all receivables are deemed to be fully collectible and no allowance has been recorded.

In-process Research and Development

IPR&D represents incomplete research and development projects that had not reached technological feasibility as of their acquisition date in 2011. Due to the nature of IPR&D, the expected life is indefinite and it will be evaluated periodically for attainment of technological feasibility or impairment. Technological feasibility is established when an enterprise has completed all planning, designing, coding and testing activities that are necessary to establish that a product can be produced to meet its design specifications including functions, features and technical performance requirements. IPR&D was concluded to include both fundamental and defensive technologies comprised of OSU licensed and NuScale owned patented and unpatented technology and trade secrets. Such technologies are designed to work together in the operation of a nuclear power module.

The IPR&D is anticipated to begin generating cash flows in 2026 and is expected to contribute to all of the Company’s revenues for the foreseeable future after being placed in service.

IPR&D is amortized over its estimated useful life once technological feasibility is reached. As the Company has not yet completed all designing, coding and testing activities, management has determined that technological feasibility has not yet been reached. Management has not identified any indicators that would suggest any impairment of the IPR&D. If IPR&D is determined not to have technological feasibility or is abandoned, it will be impaired or written off at such time.

Revenue Recognition

In addition to advancing the commercialization of its SMR, the Company provides engineering services to customers.

The Company recognizes fixed price contract revenue with multiple performance obligations as each obligation is completed. The Company allocates the transaction price to each performance obligation using an estimate of the stand-alone selling price of each distinct service in the contract. Revenue recognized on contracts that has not been billed to customers is classified as a current asset under accounts and other receivables on the consolidated balance sheet. Amounts billed to clients in excess of revenue recognized are classified as a current liability under deferred revenue.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

The Company recognizes time and material contract revenue as incurred, while our cost plus fixed-fee contract revenue is recognized over time, matching continuous transfer of control to the customer. The Company accounts for these contracts as a single performance obligation and recognizes revenue using the percentage-of-completion method, based primarily on contract cost incurred to date compared to total estimated contract cost. The percentage-of-completion method (an input method) is the most faithful depiction of the Company’s performance because it directly measures the value of the services transferred to the customer. Changes to total estimated contract cost or losses, if any, are recognized in the period in which they are determined as assessed at the contract level. Pre-contract costs are expensed as incurred unless they are expected to be recovered from the client.

The Company excludes from its measurement of transaction prices all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of sales.

Customer payments on contracts are typically due within 30 days of billing, depending on the contract.

The Company generally provides limited warranties for work performed under its engineering contracts. The warranty periods typically extend for a limited duration following substantial completion of the Company’s work on a project. Historically, warranty claims have not resulted in material costs incurred, and for the periods presented, no warranty liability has been recorded.

Fair Value Measurement

The Company measures certain financial assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company uses a three-level hierarchy, which prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach).

The levels of hierarchy are described below:

Level 1	Quoted prices in active markets for identical instruments;
Level 2

Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Financial assets and liabilities are classified in their entirety based on the most stringent level of input that is significant to the fair value measurement.

The carrying amount of certain financial instruments, including prepaid expenses and deposits, accounts payable, accrued expenses and convertible note payable approximates fair value due to their short maturities.

Property, Plant and Equipment

All additions, including betterments to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation is derecognized with any gain or loss recorded in the year of disposition.

Depreciation is based on the estimated useful lives of the assets using the straight-line method. Furniture and fixtures are depreciated over useful lives of seven years. Computer software is depreciated over useful lives of three to five years. Office and

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

computer equipment is depreciated over useful lives of five years. Test equipment is depreciated over useful lives of five years. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease.

Long-Lived Assets

Long-lived assets including primarily property and equipment and acquired IPR&D are reviewed for impairment annually and when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If this review indicates that the carrying amount will not be recoverable, as determined based on comparing the estimated undiscounted future cash flows to the carrying amount, impairment is measured by comparing the carrying amount to fair value. No impairment charges were incurred for the years ended December 31, 2022, 2021 and 2020.

Goodwill

Goodwill is the excess of the purchase price paid over the fair value of the net assets of a business acquired in a purchase business combination. Goodwill is not amortized but is reviewed for impairment annually or whenever events or changes in circumstances arise during the year that indicate the carrying amount of goodwill may not be recoverable. Impairment exists when the carrying amount of the reporting unit exceeds its fair value and an impairment loss is recognized.

Leases

The Company recognizes right-of-use assets and lease liabilities for leases with terms greater than 12 months. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. As of December 31, 2022 and 2021, the Company has only operating leases.

The Company’s right-of-use assets relate to office facilities, some of which include one or more options to renew, with renewal terms that can extend the lease term up to 5 years. The exercise of the lease renewal is at the Company’s discretion. Renewal periods are included in the expected lease term if they are reasonably certain of being exercised by the Company. None of the Company’s lease agreements contain material residual value guarantees or material restrictions or covenants.

Long-term leases (leases with initial terms greater than 12 months) are capitalized at the present value of the minimum lease payments not yet paid. The Company uses its incremental borrowing rate to determine the present value of the lease when the rate implicit in the lease is not readily determinable.

Short-term leases (leases with an initial term of 12 months or less or leases that are cancelable by the lessee and lessor without significant penalties) are not capitalized but are expensed on a straight-line basis over the lease term. The Company’s short-term leases relate to office facilities or office equipment.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815, “Derivatives and Hedging”, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The fair value of the Public and Private Placement Warrants has been estimated using the Public Warrants’ quoted market price. See note 5 for further discussion of the terms of the Warrants and note 6 for further discussion of the methodology used to determine the value of the Warrants.

Equity-Based Compensation

Our long-term incentive plan provides for grants of nonqualified or incentive stock options, restricted stock award units (“RSU”s) and performance-based award units.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

Equity-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. The determination of fair value for nonqualified or incentive stock options requires significant judgment and the use of estimates, particularly with regard to Black-Scholes assumptions such as stock price, volatility and expected option lives to value equity-based compensation, while forfeitures are recognized as incurred. The grant date fair value of RSUs is based on the closing market price of our Class A common stock on the grant date as stated on the NYSE.

Equity-based compensation is recorded as a general and administrative expense and other expense in the statements of operations.

The option valuation model used to calculate the Company’s options uses the treasury yield curve rates for the risk-free interest rate for a period equal to the expected option life and the simplified method to calculate the expected option life (options qualified as ‘plain vanilla’ under the provisions of SAB 107). Volatility is determined by reference to the actual volatility of several publicly traded companies that are similar to NuScale in its industry sector. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. Forfeitures are recognized as they occur. All equity-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards.

Segment Information

The Company has determined that its Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) are its chief operating decision makers (“CODMs”). The CODMs review financial information presented for purposes of assessing performance and making decisions on how to allocate resources at the overall company level. The Company has determined that it currently operates as a single segment, though it will periodically revisit the information used by its CODMs to allocate resources and to manage the operations as it nears commercialization and deployment of its NPMs.

Research and Development

R&D expenses represent costs incurred for designing and engineering products, including the costs of developing design tools. All research and development costs related to product development are expensed as incurred.

Advertising

Advertising costs are expensed as incurred and are recognized as a component of general and administrative expenses on the consolidated statement of operations. Advertising costs expensed were approximately $7,340, $2,600 and $1,057 for the years ended December 31, 2022, 2021 and 2020, respectively.

Income Taxes

NuScale Corp accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the year of the enacted rate change.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. Once identified, the Company will

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

recognize penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying consolidated statements of operations.

NuScale LLC is a limited liability company treated as a partnership for U.S. federal income tax purposes that is not subject to U.S. federal income tax. As such, its net taxable income or loss and any related tax credits are allocated to its members.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standards Updates issued by the Financial Accounting Standards Board (“FASB”). There are no accounting pronouncements which have been issued but are not yet effective that would have a material impact on our current financial statements.

4.	Equity and Loss Per Share

Noncontrolling Interests

Following the Transaction, holders of Class A common stock own direct controlling interest in the results of the combined entity, while the Legacy NuScale Equityholders own an economic interest in NuScale LLC, shown as noncontrolling interests (“NCI”) in equity in NuScale Corp’s consolidated financial statements. The indirect economic interests are held by Legacy NuScale Equityholders in the form of NuScale LLC Class B units. The following table summarizes the economic interests of NuScale Corp between the holders of Class A common stock and indirect economic interests held by NuScale LLC Class B unitholders as of and for the period from May 2, 2022 through December 31, 2022.

As of and for the period
from May 2, 2022
through
December 31, 2022
NuScale Corp Class A common stock
Beginning of period	41,971,380
Conversion of combined interests into Class A common stock	21,305,891
Exercise of options and warrants	4,431,824
Vesting of earn out shares	1,643,924
End of period	69,353,019

NuScale LLC Class B units (NCI)
Beginning of period	178,396,711
Conversion of combined interests into Class A common stock	(21,305,891)
End of period	157,090,820

Total
Beginning of period	220,368,091
Conversion of combined interests into Class A common stock	—
Exercise of options and warrants	4,431,824
Vesting of earn out shares	1,643,924
End of period	226,443,839

Ownership Percentage

NuScale Corp Class A common stock
Beginning of period	19.0%
End of period	30.6%

NuScale LLC Class B units (NCI)
Beginning of period	81.0%
End of period	69.4%

The NCI may decrease according to the number of shares of Class B common stock and NuScale LLC Class B units that are exchanged for shares of Class A common stock or, in certain circumstances including at the election of NuScale Corp, cash in an

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

amount equal to the fair value of Class A common stock received in a contemporaneous equity issuance. After each exchange, NuScale LLC equity attributable to NuScale Corp is rebalanced to reflect the change in ownership percentage, which is calculated above based on Class B units and Class A shares, as a percentage of combined interests.

The earn out shares associated with the merger became vested during 2022, as the VWAP of the Company’s share price exceeded $12.00 and then $14.00 for the required time period. These Class A shares are now outstanding and included in our weighted-average shares calculation.

Members’ Equity of NuScale LLC

Prior to the Transaction, NuScale LLC issued equity consisting of common units and convertible preferred units (“CPU”s). Each common unit was entitled to one vote, while holders of CPUs had voting rights equivalent to the number of CPUs held multiplied by a common equivalent ratio, as defined, which was set at 100% at the time of the Company’s recapitalization in 2011. The CPUs had a 10.0% cumulative preferred return per year compounded quarterly on the unreturned preferred capital, beginning on the date such CPU was issued. In addition, as discussed further in note 9, NuScale LLC had mezzanine equity.

As consideration for the reverse recapitalization, 178,396,711 shares of NuScale Corp’s Class B common stock were issued. Simultaneously, all NuScale LLC units and CPUs outstanding were reclassified to common stock and additional paid-in capital at carrying value, including NuScale LLC units previously presented as mezzanine equity. In addition, the accumulated preferred return was nullified upon conversion.

Loss Per Share

Prior to the Transaction, the membership structure of NuScale LLC included units that had profit interests. The Company analyzed the calculation of net loss per unit for periods prior to the Transaction and determined that it resulted in values that would not be meaningful to the readers of these financial statements. Therefore, net loss per unit information has not been presented for periods prior to May 2, 2022.

Basic loss per share is based on the average number of shares of Class A common stock outstanding during the period. Diluted loss per share is based on the average number of shares of Class A common stock used for the basic earnings per share calculation, adjusted for the dilutive effect of RSUs, Stock Options, Warrants and Earn Out Shares, if any, using the “treasury stock” method and for all other interests that convert into potential shares of Class A common stock, if any, using the “if converted” method. Net loss attributable to Class A common stockholders for diluted loss per share is adjusted for the Company’s share of NuScale LLC’s net loss, net of NuScale Corp taxes, after giving effect to all other interests that convert into potential shares of Class A common stock, to the extent it is dilutive. In addition, net loss attributable to Class A common stockholders for diluted loss per share is adjusted for the after-tax impact of changes to the fair value of warrant liabilities, to the extent the Company’s Warrants are dilutive.

The following table sets forth the computation of basic and diluted net loss per share of Class A common stock and represents the period from May 2, 2022 to December 31, 2022, the period where the Company had Class A and Class B common stock outstanding. Class B common stock represents a right to cast one vote per share at the NuScale Corp level, and carry no economic rights, including rights to dividends or distributions upon liquidation, and as a result, is not considered a participating security for basic and diluted loss per share. As such, basic and diluted loss per share of Class B common stock has not been presented.

May 2, 2022 Through
December 31, 2022
Net loss attributable to Class A common stockholders	(25,914)
Weighted-average shares for basic and diluted loss per share	50,763,844
Basic and Diluted loss per share of Class A common stock	$(0.51)
Anti-dilutive securities excluded from shares outstanding:
Class B common shares	157,090,820
Stock options	12,224,783
Warrants	18,458,703
Time-based RSUs	2,140,651
Total	189,914,957

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

5.	Warrant Liabilities

As of December 31, 2022, the Company had 9,558,703 Public Warrants and 8,900,000 Private Placement Warrants outstanding. For the period from May 2, 2022 through December 31, 2022, 1,941,297 Public Warrants were exchanged for cash of $22,325.

Warrants may only be exercised for a whole number of shares at a price of $11.50. No fractional shares will be issued upon exercise of the Warrants. The Warrants are currently exercisable and will expire five years from the date of the Transaction or earlier upon redemption or liquidation.

Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00. The Company may redeem the outstanding Warrants (except as described with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and
●	if the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00. The Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A common stock;
●	if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the Warrant holders; and
●	if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

If the Company calls the Public Warrants for redemption, as described above, the exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

Beginning on the 30th day following the Transaction, the Private Placement Warrants became almost identical to the Public Warrants sold in the Spring Valley Initial Public Offering. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

6.	Fair Value Measurement

Our Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in fair value of the Warrants are recorded in the statement of operations each period. Due to the similarity of the features of the Public and Private Warrants, management has concluded that the price of the Public Warrants would be used in the valuation of the Private Placement Warrants. However, since the two types of Warrants are not identical and the Private Warrants are not actively traded, we have classified the Private Placement Warrants as Level 2, while the Public Warrants are classified as Level 1.

The following table represents the Company’s financial liabilities measured at fair value on a recurring basis as of December 31, 2022:

(in thousands)	Level 1	Level 2	Level 3	Total
Warrant Liabilities:
Public Warrants	$15,198	$—	$—	$15,198
Private Placement Warrants	—	14,151	—	14,151
Total Warrant Liabilities as of December 31, 2022	$15,198	$14,151	$—	$29,349

7.	Accounts and Other Receivables

Accounts and other receivables include reimbursement requests outstanding from the DOE awards, interest receivable and commercial accounts receivable associated with other federal projects. The DOE reimbursement requests are recognized as eligible costs are incurred. At December 31, 2021, accounts receivable are presented net of $10,237 of related deferred DOE cost share liabilities that have the right of offset. As of December 31, 2022, there were no amounts required to be offset. Reimbursement under the awards is recognized as award funds are obligated, and are included in Department of Energy Cost Share in the consolidated statement of operations. Interest receivable of $1,021 was outstanding at December 31, 2022.

The majority of our receivables are either due from the U.S. federal government or have to do with a federal project. For these reasons, all receivables are deemed to be fully collectible and no allowance has been recorded. Further, in January 2023, the DOE increased its funds obligation to us by $15,000.

8.	Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2022	2021
Furniture and fixtures	$173	$173
Office and computer equipment	7,393	5,638
Software	13,864	15,227
Test equipment	347	347
Leasehold improvements	2,312	2,689
	24,089	24,074
Less: Accumulated depreciation	(19,431)	(20,632)
Add: Assets under development	112	1,518
Net property, plant and equipment	$4,770	$4,960

Depreciation of property, plant and equipment for the years ended December 31, 2022, 2021 and 2020 was $2,521, $2,018 and $1,900, respectively. Depreciation in the amount of $770 and $1,751 is included in G&A expenses and Other expense, respectively, for the 2022 fiscal year, $876 and $1,142, respectively, for the 2021 fiscal year and $1,015 and $885, respectively, for the 2020 fiscal year.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

9.	Intangible Assets and Redeemable Common Units

In 2007, NuScale entered into a patent license agreement (the “Agreement”) with OSU, which granted the Company a worldwide, exclusive license under three patents. In 2015, NuScale entered into a “Purchase, Sale and License Agreement” (“PLA”) with OSU, whereby OSU sold and assigned to NuScale certain patent and intellectual property rights, including the patent intellectual property rights that OSU formerly exclusively and non-exclusively licensed to NuScale under the Agreement; and granted NuScale a license to use, reproduce, prepare derivative works of, distribute, transmit, publicly perform and publicly display the testing data.

As consideration of this purchase, NuScale issued a cash payment of $1,000 upon execution of the agreement as well as on-going $25 quarterly cash payments continuing until the earlier of (i) such time as NuScale completes the sale of its first commercial-scale nuclear module (exclusive of modules designated to validate the operability of a NuScale module) to a commercial customer or (ii) expiration of the term of the last valid claim under the assigned patents to expire. Additionally, NuScale will make royalty payments to OSU on the sale of NuScale’s first and subsequent commercial-scale nuclear modules to a commercial customer as follows:

●	0.25% of the then current commercial price paid to NuScale for the first twenty-four (24) NuScale modules sold to commercial customers.
●	0.15% of the then current commercial price paid to NuScale for the next twelve (12) NuScale modules sold to commercial customers.

Under the initial PLA, the Company granted OSU 2,750,000 NuScale LLC common units valued at a weighted average price per unit of $0.25 determined on their respective grant date. Additionally, under the updated agreement, NuScale granted OSU 3,250,000 NuScale LLC common units valued at $0.45 per unit on the grant date, resulting (in addition to the cash payment of $1,000) in a value assigned to the patents of $2,462 which is being amortized on a straight-line basis over the remaining life of the patents which is estimated to be through 2034. The gross carrying amount of the patents, and the associated accumulated amortization was $2,462 and $1,403, respectively, at December 31, 2022 and $2,462 and $1,226, respectively, at December 31, 2021. Estimated amortization expense for each of the five succeeding years is expected to be $177 per year.

Accordingly, as of December 31, 2021, the 6,000,000 NuScale LLC common units subject to possible redemption are presented as mezzanine equity, outside of Member’s Equity. Upon consummation of the Transaction, these 6,000,000 NuScale LLC common units were converted into NuScale Corp Class B common stock and are now included in Stockholders’ Equity.

Commencing on the effective date of the agreement and continuing until such time as NuScale completes the sale of its first commercial-scale nuclear module to a commercial customer, OSU shall have the right, but not the obligation, to sell all of its then current common share holdings in NuScale Holdings and all of its then current common stock in NuScale Corp (collectively the “NuScale Shares”) to NuScale if, but only if, the NRC issues a written determination that : (a) OSU’s ownership of the NuScale Shares creates a conflict of interest for OSU; and (b) OSU must divest the entirety of such NuScale Shares in order to continue performing work on NuScale’s behalf for certification of the NuScale reactor design. In the event OSU exercises such option, the parties shall enter into a Share Purchase and Sale Agreement, in form and substance reasonably acceptable to each party, pursuant to which OSU would agree to sell and NuScale would agree to purchase all of the NuScale Shares for a price equal to the then current market value of the NuScale Shares.

Payments made to OSU for research and testing were $959, $893 and $1,104 for years ended December 31, 2022, 2021 and 2020, respectively. Amounts payable to OSU included in accounts payable and accrued expenses on the consolidated balance sheet were $150 and $186 at December 31, 2021 and 2020, while no amounts were outstanding as of December 31, 2022.

10.	Leases

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

	Balance Sheet	As of December 31,
Lease Assets and Liabilities	Classification	2022	2021
Right-of-use Assets
Operating lease assets	Other assets	$3,870	$1,268
Total right-of-use assets		3,870	1,268
Lease Liabilities
Operating lease liabilities, current	Other accrued liabilities	1,568	1,190
Operating lease liabilities, noncurrent	Noncurrent liabilities	2,786	211
Total lease liabilities		$4,354	$1,401

Supplemental information related to the Company’s leases follows:

	As of December 31,
	2022	2021
Right-of-use assets obtained in exchange for new operating leases	$—	$—
Weighted-average remaining lease term – operating leases	2.74 years	1.05 years
Weighted average discount rate-operating leases	4.92%	3.35%

The remaining lease payments under the Company’s leases follows:

Year ended December 31,	Operating Leases
2023	$1,741
2024	1,555
2025	1,341
2026	18
Total lease payments	$4,655
Less: interest	(301)
Present value of lease liabilities	$4,354

Lease expense for the years ended December 31, 2022, 2021 and 2020 totaled $2,063, $1,695 and $1,874, respectively. Of these amounts $1,851, $1,505 and $1,578 consist of operating lease costs for the years ended December 31, 2022, 2021 and 2020 while $212, $190 and $296 account for short-term lease costs for the same time period.

11.	Notes Payable

Convertible Note Payable:

In September 2011, NuScale signed a convertible loan agreement with Fluor in the amount of $10,281 with a maturity date of September 30, 2013. The loan had been extended annually and was due on June 30, 2022. The debt was convertible at Fluor’s option at the original issue price per unit of the Company’s next round of financing securities amounting to no less than $16,000.

At December 31, 2021, the convertible debt outstanding was $14,041, comprised of the original borrowing of $11,331 less the amortized premium of $1,050 plus accrued interest of $3,760.

In April 2022, Fluor elected to convert all of its outstanding debt, totaling $14,181, into 8,257,560 NuScale LLC units (which then converted into NuScale LLC Class B units and non-economic voting shares of NuScale Corp Class B common stock in the Merger) at a price per unit of $9.91, which is equivalent to the PIPE price per unit received in conjunction with the Transaction.

Other Notes Payable

In January 2021, NuScale signed a Line of Credit Promissory Note (“LOC”) with Fluor allowing the Company to borrow funds in a series of draws up to a total principal sum of $30,000. NuScale was required to pay all unpaid amounts of principal and interest on

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

the earlier of August 31, 2021 or the date by which the Company raised an aggregate of $40,000 or greater from the sale of preferred equity to one or more investors. This agreement was later extended through December 31, 2021.

In April 2021, the Company used a portion of the proceeds received from a preferred units purchase agreement to pay all outstanding principal and interest and retire a promissory note entered into in 2020.

In June 2021, the Company used a portion of proceeds received from preferred units purchase agreements to repay the remaining unpaid interest and the principal balance of $27,200 associated with the LOC. The LOC expired at December 31, 2021.

12.	Employee Benefits

401(k) Plan

The Company sponsors a defined contribution 401(k) Plan with Company contributions to be made at the sole discretion of the management. Under the provisions of the 401(k) Plan, the Company matches the employees’ contributions for the first 3% of compensation and matches 50% of the employees’ contributions for the next 2% of compensation. The expense for the 401(k) Plan was $2,511, $1,878 and $1,813 for 2022, 2021 and 2020, respectively.

13.	Equity-Based Compensation

The total compensation expense recognized for common share options, time-based RSU awards and common unit appreciation rights during the years ended December 31, 2022, 2021 and 2020 was $10,821, $6,441 and $3,718, respectively. This includes G&A expenses of $5,197 and other expense of $5,624 in 2022, $3,257 of G&A expenses and $3,184 in other expense in 2021 and $3,718 of G&A expenses in 2020.

Options to purchase common units of NuScale LLC under the Fourth Amended and Restated 2011 Equity Incentive Plan of NuScale LLC (the “Legacy Plan”) were granted, before completion of the Transaction, at an exercise price equal to the fair value of the NuScale LLC units at the date of grant. In connection with the Transaction, all outstanding options to purchase NuScale LLC units converted into options to purchase 14,742,933 shares of NuScale Corp Class A common stock with no change to the remaining vesting schedule. Shares underlying those options, and an additional 17,760,961 shares of Class A common stock issuable under the Company’s 2022 long-term incentive plan (“2022 LTIP”), were registered on a registration statement on Form S-8, filed with the SEC on July 5, 2022. Except with respect to equity awards outstanding as of the completion of the Transaction, the Legacy Plan terminated on May 2, 2022, and no further equity awards will be made, or have been made since, under the Legacy Plan.

Unit options granted became exercisable 25% after one year of service and on a monthly basis over three years of service thereafter. In February 2014, the Board of Managers of NuScale LLC approved amendments to NuScale LLC’s “Amended and Restated Equity Incentive Plan” and unit option agreements. The amendments generally allowed terminated and retiring employees with over five years of service to NuScale LLC an extended period of time, up to the expiration of the option, during which to exercise their fully vested options when employment ceases.

Under the Company’s 2022 LTIP there have been no options granted but there were two director RSU awards and an employee RSU award. The vesting schedule differed for each award and is explained further under Time-based RSUs below. Further, in February 2023, the Board of Directors approved an additional 1,835,016 employee RSU awards that vest one-third annually starting in February 2024 for a period of three years.

Effective January 1, 2023, the share pool was automatically increased by 8,972,128, which is the number of shares of Class A common stock equal to four percent (4%) of the aggregate number of shares of Class A common stock and Class B common stock outstanding on December 31, 2022, excluding any such outstanding shares of Class A common stock that were granted under the 2022 long-term incentive plan and remain unvested and subject to forfeiture as of December 31, 2022.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

Stock Options

The following table summarizes the stock options activity relating to the Legacy Plan of NuScale LLC (historical NuScale LLC units and weighted average exercise price were adjusted using the exchange ratio) as of and for the period ended December 31, 2022:

		Weighted Average	Aggregate
Share Options	Number of Shares	Exercise Price	Intrinsic Value
Outstanding at December 31, 2021	15,393,670	$3.64	$101,906
Granted	208,013	$9.53	$—
Exercised	(3,197,310)	$2.24	$25,642
Forfeited	(63,012)	$6.70	$—
Expired	(116,578)	$2.40	$—
Outstanding at December 31, 2022	12,224,783	$4.09	$75,427
Exercisable at December 31, 2022	10,795,243	$3.73	$70,493
Vested at December 31, 2022	12,224,783	$4.09	$75,427

The total fair value of options that vested during 2022, 2021 and 2020 was $3,986, $6,291 and $3,673, respectively. The weighted average remaining contractual term for all options outstanding at December 31, 2022 was 5.4 years and the remaining weighted average contractual term of options exercisable was 5.0 years.

The weighted-average grant date fair value of options granted for the year ended December 31, 2022 and 2021 was $6.29 and $4.16, respectively. These awards were granted under the Legacy Plan and required their fair value be adjusted using the exchange ratio. Prior to the Transaction, the options had no intrinsic value. Cash received for the exercise of stock options for the years ended December 31, 2022 and 2021 totaled $7,224 and $748, respectively. Total unrecognized stock option expense as of December 31, 2022 totaled $5,985 with a weighted-average period over which it is expected to be recognized of 1.8 years.

The following assumptions were used in determining the fair value of options granted during the years ended December 31, 2022, 2021 and 2020:

	2022	2021
Risk-free interest rate	1.44%	0.62%-1.31%
Expected dividend yield	NA	NA
Expected option life	6.25 years	6.25 years
Expected price volatility	73.98%	64.60%-73.98%

Time-based RSUs

In July 2022, under the Company’s 2022 long-term incentive plan, the Board approved 2,091,282 employee time-based RSU awards that vest one-third annually starting in May 2023 for a period of three years. In addition, 39,215 and 53,920 time-based RSU awards were approved for certain members of the Board of Directors that vest quarterly over one and three years, respectively. The employee and Board time-based RSU awards had an aggregate fair value of $22,373 and $950, respectively. Total unrecognized RSU award expense as of December 31, 2022 totaled $18,656.

The February 2023 RSU award has an aggregate fair value of $18,992.

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

The following table summarizes the activity of our time-based RSUs as of and for the year ended, December 31, 2022:

		Weighted Average
Time-based RSUs	Number of RSUs	Grant-Date Fair Value
Outstanding at December 31, 2021	—	$—
Granted	2,184,417	10.71
Vested	(28,595)	10.20
Forfeited/Expired	(15,171)	11.82
Outstanding at December 31, 2022	2,140,651	$10.71

Common Unit Appreciation Rights

In 2013, NuScale LLC granted its Chief Executive Officer 1,000 common unit appreciation rights (“UARs”). The UARs vested one-third each year on the anniversary of the grant date. Upon exercise of a UAR, the holder would receive common units equal to the excess of the fair value of the common units over the strike price of $0.11 at the grant date multiplied by the number of rights exercised and divided by the fair value of the common unit upon exercise.

In February 2022, the NuScale LLC Board of Managers approved a $1,540 cash payment (paid during the three months ended June 30, 2022) in lieu of equity issuance related to the UARs, which triggered recognition of $1,490 of equity-based compensation expense, included in G&A expenses.

14. Income Taxes

As of December 31, 2022, NuScale Corp holds 30.6% of the economic interest in NuScale Power, LLC, which is treated as a partnership for U.S. federal income tax purposes. As a partnership, NuScale Power, LLC is itself generally not subject to U.S. federal income tax under current U.S. tax laws as its net taxable income (loss) and any related tax credits are passed through to its members and included in their tax returns, even though such net taxable income (loss) or tax credits may not have actually been distributed. NuScale Power Corp is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to its distributive share of the net taxable income (loss) and any related tax credits of NuScale Power, LLC. For the days and periods prior to the Reverse Recapitalization, NuScale Power, LLC was a partnership. As such, its net taxable loss and any related tax credits were allocated to its members. The period as of and for the year ended December 31, 2022 discussed below represents the period beginning January 1, 2022 and ending December 31, 2022.

The Company had no current or deferred income tax expense for the year ended December 31, 2022.

A reconciliation of income tax expense with amounts computed at the federal statutory tax rate is as follows:

Year Ended
December 31,
2022
Computed tax (21%)	$(29,730)
Income attributable to legacy NuScale LLC holders	$6,543
Income tax benefit attributable to NCI	$17,746
Change in valuation allowance	$9,227
State income tax benefit, net of effect on federal tax	$(1,235)
Other, net (none in excess of 5% of computed tax)	$(2,551)
Income tax expense	$—

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Non-current deferred tax assets (liabilities) were as follows:

Year Ended
Deferred Taxes	December 31, 2022
Deferred Tax Assets:
Investment in NuScale Power LLC	$122,982
Net operating loss and credit carryforwards	$3,577
Stock Compensation	$95
Total deferred tax assets	$126,654
Valuation allowance	$(126,654)
Total	$—
Deferred Tax Liabilities (none noted)
Net deferred tax asset	$—

The Company has assessed the realizability of the net deferred tax assets, and in that analysis, has considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, the Company considered all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent results of operations. A significant piece of objective negative evidence evaluated was the cumulative loss incurred by NuScale Power, LLC over the three year period ended December 31, 2022. Such objective evidence limits the ability to consider other subjective evidence, such as projections for future growth. After consideration of all these factors, the Company has recorded a full valuation allowance against the deferred tax assets at NuScale Power Corp as of the Closing Date of the Transaction and as of December 31, 2022, which will be maintained until there is sufficient evidence to support the reversal of all or some portion of these allowances. The initial recognition of the Company’s deferred tax assets and valuation allowance in connection with the Transaction was recorded to “Additional paid-in-capital” on the consolidated balance sheet. As noted above, the valuation allowance completely offset the deferred tax assets of NuScale Power Corp, which resulted in a net zero impact to the Company’s consolidated balance sheet as of the Closing Date of the Transaction.

As of December 31, 2022, the Company had U.S. federal net operating loss (“NOL”) and credit carryforwards totaling $3,099, which do not expire, as well as state NOL carryforwards totaling $478, which have various expiration dates extending through 2041.

The Company recognizes the financial statement effects of uncertain income tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. To the extent the Company’s assessment of such tax positions changes, the change in estimate will be recorded in the period in which the determination is made. As of December 31, 2022, the Company has not recorded any uncertain tax positions, as well as any accrued interest and penalties on the consolidated balance sheet. During the year ended December 31, 2022, the Company did not record any interest and penalties in the consolidated statements of operations.

The Company’s income tax filings will be subject to audit by various taxing jurisdictions. The Company will monitor the status of U.S. federal, state and local income tax returns that may be subject to audit in future periods. No U.S. federal, state, and local income tax returns are currently under examination by the respective taxing authorities.

15.	Related Party Transactions

From time to time, the Company enters into strategic agreements with Fluor, whereby Fluor or NuScale perform services for one another. For the years ended December 31, 2022, 2021 and 2020, NuScale incurred expenses for services by Fluor of $31,289, $18,113 and $4,452, respectively. As of December 31, 2022 and 2021, NuScale owes Fluor, as accounts payable and accrued expenses on the consolidated balance sheet, amounts totaling $7,694 and $3,731, respectively. For the years ended December 31, 2022 and 2021, NuScale earned revenue of $8,550 and $1,553, respectively, with no revenue earned in 2020. As of December 31, 2022 and

NUSCALE POWER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

2021 Fluor owes NuScale $1,508 and $612, respectively, amounts which are included in accounts and other receivables on the consolidated balance sheet.

For 2022, revenue earned from Fluor accounted for 72.4% of total revenue.

16.	Commitments and Contingencies

In the regular course of business, the Company is involved in various legal proceedings and claims incidental to the normal course of business. Additionally, we are involved in various legal proceedings and claims relating to the Transaction with Spring Valley. These legal proceedings relate to the level of disclosure of matters prior to the Transaction, which the Company believes were timely addressed well before the Transaction. We do not believe that any of the claims are material to the Company. Management does not believe that resolution of any of these matters will materially affect the Company’s financial position or results of operations.

On September 19, 2022, thirteen purported members of NuScale LLC filed suit in the U.S. District Court for the District of Oregon against NuScale LLC, Fluor Enterprises, Japan NuScale Innovation, Inc., and Sargent & Lundy Holdings, LLC. The plaintiffs purport to represent a class of individuals who held common units or options to purchase common units in NuScale LLC and seek declaratory relief and damages based on breach of contract and other common law claims. The claims are based on amendments to the operating agreement of NuScale LLC in connection with the Merger between NuScale LLC and Spring Valley Acquisition Corp. Plaintiffs claim that such amendments required the consent of holders of common units in NuScale LLC voting as a separate class. NuScale LLC’s response to the complaint was filed on November 21, 2022. Plaintiffs’ reply was filed on January 17, 2023. While no assurance can be given as to the ultimate outcome of this matter, we do not believe it is probable that a loss will be incurred and we have not recorded any liability as a result of these actions.

In conjunction with DOE Office of Nuclear Energy Award DE-NE0008935 with Utah Associated Municipal Power Systems’ (“UAMPS”) wholly owned subsidiary, Carbon Free Power Project, LLC (“CFPP LLC”), we entered into a DCRA, pursuant to which we are developing the NRC license application and performing other site licensing and development activities. Under the DCRA, we may be obligated to refund to UAMPS a percentage of its net development costs up to a specified cap, which varies based on the stage of project development, if certain performance criteria are not met. As of March 7, 2023, when we entered into Amendment 3 of the DCRA and the Long Lead Material Reimbursement Agreement with CFPP LLC, the maximum reimbursement based on the current stage of project development is $81,000. As of December 31, 2022 the net development costs incurred by UAMPS totaled $17,834.

Under this agreement, the Company is required to have credit support to fund the amount of its potential reimbursement of these net development costs. This letter of credit is updated quarterly based on an agreed upon forecasted estimate of net development costs. A stipulation of attaining the letter of credit is for the Company to segregate funds from the operating bank accounts as collateral for the letter of credit. This account is identified as restricted cash in the amount of $26,532, on the accompanying consolidated balance sheet and acts as collateral for the $26,000 letter of credit outstanding at December 31, 2022.

In December 2022, NuScale and Fluor provided CFPP LLC with the results of an economic competitiveness test (“ECT”) comparing the calculated LCOE for CFPP with the price target of $58.00/MWh as provided for under the amended DCRA. The LCOE exceeded the price target, meaning there was an ECT Failure. As a result of the ECT Failure UAMPS Members participating in the CFPP were given the opportunity to exit the Project. CFPP LLC had until March 1, 2023, to deliver notice that it intended to terminate its participation in the Project. If CFPP LLC had issued notice that it intended to terminate its participation in the Project by March 1, 2023, the Company could have been liable to pay CFPP LLC approximately $17.8 million and would then have had the option to take over the Project assets and continue to develop CFPP. However, on March 1, 2023, UAMPS notified NuScale that sufficient Project Participants have opted to continue with CFPP development notwithstanding the ETC failure. The next ECT is scheduled to be run in conjunction with the submission of the Class 2 PCE.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Spring Valley Acquisition Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Spring Valley Acquisition Corporation (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2021 and the period from August 20, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from August 20, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 27, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 10, 2022

PCAOB ID Number 100

SPRING VALLEY ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
Assets
Current assets:
Cash	$985,114	$1,906,348
Prepaid expenses	101,192	237,088
Total current assets	1,086,306	2,143,436
Investments held in Trust Account	232,320,939	232,301,973
Total Assets	$233,407,245	$234,445,409

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$305,022	$—
Accrued expenses	40,000	49,934
Total current liabilities	345,022	49,934
Derivative warrant liabilities	29,149,000	33,660,000
Deferred underwriting fee payable	8,050,000	8,050,000
Total liabilities	37,544,022	41,759,934

Commitments and Contingencies (Note 6)

Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at redemption value of $10.10 per share	232,300,000	232,300,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	—	—
Accumulated deficit	(36,437,352)	(39,615,100)
Total shareholders’ deficit	(36,436,777)	(39,614,525)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$233,407,245	$234,445,409

The accompanying notes are an integral part of these consolidated financial statements.

SPRING VALLEY ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the Period from
		August 20, 2020
	For the	(Inception)
	Year Ended	through
	December 31,	December 31,
	2021	2020
General and administrative expenses	$1,327,217	$114,144
Loss from operations	(1,327,217)	(114,144)

Other income (expenses):
Change in fair value of derivative warrant liabilities	4,511,000	(12,110,000)
Offering costs allocated to derivative warrant liabilities	—	(749,253)
Income from investments held in Trust Account	18,965	1,973
Net income (loss)	$3,202,748	$(12,971,424)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	23,000,000	6,052,632
Basic and diluted net income (loss) per share, Class A ordinary shares	$0.11	$(1.15)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,750,000	5,197,368
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.11	$(1.15)

The accompanying notes are an integral part of these consolidated financial statements.

SPRING VALLEY ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2021

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2021	—	$—	5,750,000	$575	$—	$(39,615,100)	$(39,614,525)
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(25,000)	(25,000)
Net income	—	—	—	—	—	3,202,748	3,202,748
Balance - December 31, 2021	—	$—	5,750,000	$575	$—	$(36,437,352)	$(36,436,777)

FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - August 20, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425		25,000
Accretion of Class A ordinary shares to redemption amount					(24,425)	(26,643,676)	(26,668,101)
Net loss	—	—	—	—	—	(12,971,424)	(12,971,424)
Balance - December 31, 2020	—	$—	5,750,000	$575	$—	$(39,615,100)	$(39,614,525)

The accompanying notes are an integral part of these consolidated financial statements.

SPRING VALLEY ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year	For the Period from
	Ended	August 20, 2020
	December 31,	(Inception) through
	2021	December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$3,202,748	$(12,971,424)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(4,511,000)	12,110,000
Offering costs allocated to derivative warrant liabilities	—	749,253
Payment of formation costs through issuance of Class B ordinary shares	—	5,000
Income from investments held in Trust Account	(18,965)	(1,973)
Changes in operating assets and liabilities:
Prepaid expenses	135,895	(237,088)
Accounts payable	305,022	—
Accrued expenses	(9,934)	—
Net cash used in operating activities	(896,234)	(346,232)

Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(232,300,000)
Net cash used in investing activities	—	(232,300,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid and reimbursements	—	226,150,000
Proceeds from sale of Private Placement Warrants	—	8,900,000
Repayment of promissory note-related party	—	(124,826)
Payment of offering costs	(25,000)	(372,594)
Net cash provided by (used in) financing activities	(25,000)	234,552,580

Net change in cash	(921,234)	1,906,348

Cash - beginning of the period	1,906,348	—
Cash - ending of the period	$985,114	$1,906,348

Supplemental disclosure of noncash financing activities:
Warrant liabilities in connection with initial public offering	$—	$22,529,000
Deferred underwriting fee payable	$—	$8,050,000
Accrued offering costs	$—	$49,934
Offering costs paid by Sponsor in exchange for Founder Shares	$—	$20,000
Offering costs paid directly through note payable	$—	$124,826

The accompanying notes are an integral part of these consolidated financial statements.

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 1 — Description of Organization and Business Operations

Spring Valley Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 20, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, searching for a business combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on November 23, 2020. On November 27, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriters of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,900,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Spring Valley Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 4.

Offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to shareholders’ equity upon the completion of the Initial Public Offering in November 2020. Offering costs amounting to $12,492,354 (consisting of $3,800,000 in underwriting commissions, $8,050,000 of deferred underwriters’ fee and $592,354 of other offering costs, offset by $750,000 in reimbursement received from underwriters) were incurred, of which $749,253 were allocated to warrants and expensed and $11,743,101 were allocated against the Class A shares.

Following the closing of the Initial Public Offering, an amount of $232,300,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commission and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, for an amount equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest and other income earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The Company will initially have until May 27, 2022 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by May 27, 2022, it may, by resolution of the board of directors if requested by the Sponsor, extend the initial period of time to consummate a Business Combination one time, by an additional six months, subject to the Sponsor, its affiliates or permitted designees purchasing additional Private Placement Warrants. The shareholders will not be entitled to vote or redeem their Public Shares in connection with any such extension. In order to extend the initial period of time to consummate a Business Combination for such six-month period, the Sponsor, its affiliates or permitted designees, must purchase an additional 2,300,000 Private Placement Warrants at $1.00 per warrant and deposit the $2,300,000 in proceeds into the Trust Account on or prior to May 27, 2022. The Sponsor, its affiliates or permitted designees are not obligated to purchase additional Private Placement Warrants to extend the time for the Company to complete a Business Combination.

However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the per share value deposited into the Trust Account.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.10 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern Considerations

As of December 31, 2021, the Company we had approximately $985,000 of cash held outside of the Trust Account and working capital of approximately $0.7 million.

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until May 27, 2022, to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these consolidated financial statements. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 27, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by May 27, 2022.

Proposed Business Combination — NuScale Power, LLC

On December 13, 2021, the Company, Spring Valley Merger Sub, LLC, an Oregon limited liability company and wholly owned subsidiary (“Merger Sub”), and NuScale Power, LLC, an Oregon limited liability company (the “NuScale”), entered into an agreement and plan of merger (the “Merger Agreement”), pursuant to which, subject to obtaining the Acquiror Stockholder Approvals (as defined in the Merger Agreement), (i) Spring Valley will domesticate as a corporation in the State of Delaware and (ii) Merger Sub will be merged with and into NuScale (the “Merger,” together with the other transactions related thereto, the “Proposed Transactions”), with NuScale being the surviving entity following the Merger (the “Surviving Company”). Following the Merger, Spring Valley will be renamed NuScale Power Corporation and is expected to trade on The Nasdaq Stock Market LLC under the ticker “SMR”. After the closing of the Merger, NuScale, as the Surviving Company, will continue to be held as a wholly controlled subsidiary of NuScale Power Corporation in a customary “Up-C” holding structure.

Refer to the Form 8-K as filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2021 and January 4, 2022 for additional information.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements of the Company include its wholly owned subsidiary in connection with the planned merger. All inter-company accounts and transactions are eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have cash and cash equivalents as of December 31, 2021 and 2020, respectively.

Derivative Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815, “Derivatives and Hedging”, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The Private Placement Warrants are valued using a Modified Black Scholes Option Pricing Model. See Note 9 for further discussion of the pertinent terms of the Warrants and Note 10 for further discussion of the methodology used to determine the value of the Warrants.

Class A Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, 23,000,000 Class A ordinary shares subject to possible redemption are presented as temporary equity outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with the Class A ordinary shares are charged against their carrying value upon the completion of the Initial Public Offering. Deferred underwriting commissions are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the Over-allotment) and the private placement warrants to purchase an aggregate of 22,529,000 Class A ordinary shares in the calculation of diluted income (loss) per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

A reconciliation of net income (loss) per ordinary share is as follows:

			Period From August 20, 2020
	Year Ended December 30,		(Inception) through
	2021		December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net income (loss)	$2,562,198	$640,550	$(6,978,778)	$(5,992,646)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	23,000,000	5,750,000	6,052,632	5,197,368

Basic and diluted net income (loss) per ordinary share	$0.11	$0.11	$(1.15)	$(1.15)

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s consolidated balance sheet, primarily due to their short-term nature.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 5 — Related Party Transactions

Founder Shares

On August 21, 2020, the Sponsor paid $25,000 to the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). In September 2020, the Sponsor transferred 40,000 Founder Shares to each of the Company’s directors (120,000 shares in total). On October 22, 2020, the Sponsor effected a surrender of 1,437,500 Founder Shares to the Company for no consideration, resulting in 5,750,000 Founder Shares outstanding. The Sponsor transferred all of the Founder Shares owned by the Sponsor to SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Sponsor (“Holdco”), prior to the closing of the Initial Public Offering. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 750,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Support Agreement

Commencing on November 23, 2020, the Company entered into an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020, $120,000 and $0, respectively, has been expensed related to the agreement. As of December 31, 2021, the Company had accrued $40,000, for services in connection with such agreement on the accompanying consolidated balance sheets. There was no outstanding balance under this agreement as of December 31, 2020.

Promissory Note — Related Party

On August 21, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. As of December 31, 2021 and 2020, there is no outstanding amounts under the Promissory Note. Subsequent to the repayment, the facility was no longer available to the Company.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of  $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, there were no Working Capital Loans outstanding.

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 6 — Commitments And Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholders’ Rights

Pursuant to a registration and Shareholders’ rights agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration and shareholder rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In addition, the underwriters reimbursed the Company an aggregate of $750,000 for costs incurred in connection with the Initial Public Offering.

Anchor Investments

Certain qualified institutional buyers or institutional accredited investors not affiliated with any member of the Company’s management (the “anchor investors”) purchased 1,980,000 Units each in the Initial Public Offering and the Company directed the underwriters to sell to the anchor investors such number of Units. Further, each of the anchor investors entered into a separate agreement with the Sponsor pursuant to which each such investor purchased membership interests in Holdco representing an indirect beneficial interest in up to 142,187 Founder Shares upon the closing of the Initial Public Offering for $495.

Contingent Fees

The Company entered into a contingent fee arrangement with one of the Company’s service providers in connection with the search for a prospective initial Business Combination. Per the arrangement, fees for services performed were contingent upon the closing of a Business Combination and therefore not included as liabilities on the accompanying balance sheets. As of December 31, 2021, these fees were approximately $4.0 million. There were no such fees outstanding under the arrangement as of December 31, 2020.

Note 7  — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 23,000,000 Class A ordinary shares outstanding, which were all subject to possible redemption and classified outside of permanent equity in the consolidated balance sheets.

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The Class A ordinary shares subject to possible redemption reflected on the consolidated balance sheet is reconciled on the following table:

Gross proceeds from Initial Public Offering	$230,000,000
Less:
Fair value of Public Warrants at issuance	(12,650,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(11,743,101)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	26,693,101
Class A ordinary shares subject to possible redemption	$232,300,000

Note 8 — Shareholders’ Deficit

Preference Shares - The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue 300,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 23,000,000 Class A ordinary shares issued and outstanding, all of which were subject to possible redemption and are classified as temporary equity.

Class B Ordinary Shares - The Company is authorized to issue 30,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 5,750,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of  (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private

Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 9 — Derivative Warrant Liabilities

As of December 31, 2021 and 2020, the Company had 11,500,000 Public Warrants and 8,900,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

●	if, and only if, the closing price of the Class A ordinary shares equal or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and
●	if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 10 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020, by level within the fair value hierarchy:

December 31, 2021		Significant	Significant
	Quoted Prices	Other	Other
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account - Mutual funds	$232,320,939	$—	$—
Liabilities:
Derivative warrant liabilities - Public Warrants	$14,375,000	$—	$—
Derivative warrant liabilities - Private Warrants	$—	$—	$14,774,000

December 31, 2020		Significant	Significant
	Quoted Prices	Other	Other
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account - Mutual funds	$232,301,973	$—	$—
Liabilities:
Derivative warrant liabilities - Public Warrants	$18,975,000	$—	$—
Derivative warrant liabilities - Private Warrants	$—	$—	$14,685,000

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. During the year ended December 31, 2021 there were no transfers to/from Levels 1, 2, and 3. During the period from August 20, 2020 (inception) through December 31, 2020, the estimated fair value of Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in an active market in December 2020. There were no transfers during the year ended December 31, 2021.

Level 1 instruments include investments in mutual funds invested in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the consolidated statements of operations in each period.

The following table presents a summary of the changes in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, measured on a recurring basis.

For the year ended December 31, 2021
Derivative warrant liabilities at January 1, 2021	$14,685,000
Change in fair value of derivative warrant liabilities	89,000
Derivative warrant liabilities at December 31, 2021	$14,774,000

SPRING VALLEY ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

For the period from August 20, 2020 (inception) through December 31, 2020
Derivative warrant liabilities at August 20, 2020 (inception)	$—
Issuance of Public and Private Warrants	22,529,000
Transfer of Public Warrants to Level 1	(12,650,000)
Change in fair value of derivative warrant liabilities	4,806,000
Derivative warrant liabilities at December 31, 2020	$14,685,000

The initial fair value of the Public and Private Placement Warrants, issued concurrently and in connection with the Initial Public Offering, has been estimated using a Least Squares Monte Carlo Model, which is considered to be a Level 3 fair value measurement. As the path-dependent nature of the redemption provisions does not apply to the Private Placement warrants, the Company estimated the fair value using a Least Square Monte Carlo Model framework with significant assumptions including the price of the Company’s ordinary shares, risk-free rate, volatility, and term to the Company’s initial business combination.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of December 31,	As of December 31,
	2021	2020
Exercise price	$11.50	$11.50
IPO price	$10.00	$10.00
Implied share price range (or underlying asset price)	$10.03	$10.12
Volatility	26.60%	21.0%
Term (years)	5.50	5.70
Risk-free rate	1.30%	0.46%
Dividend yield	0.0%	0.0%

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date through the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that have not been disclosed in the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses are estimates, other than the filing fee payable to the U.S. Securities and Exchange Commission (the “SEC”).

SEC registration fee	$120,314.19
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*
Total		*

*These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the registrant’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) limit the liability of the registrant’s directors to the fullest extent permitted by the DGCL, and provide that the registrant will indemnify its directors to the fullest extent permitted by the DGCL.

The registrant has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers, and other employees as determined by its board of directors. Under the terms of such indemnification agreements, the registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was the registrant’s director or officer or was serving at the registrant’s request in an official capacity for another entity. The registrant must indemnify its officers and directors against all reasonable fees, expenses, charges, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness, or participate in any completed, actual, pending, or threatened action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the registrant, if so requested, to advance all reasonable fees, expenses, charges, and other costs that such director or officer incurred; provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the registrant. Any claims for indemnification by the registrant’s directors and officers may reduce its available funds to satisfy successful third-party claims against the registrant and may reduce the amount of money available to the registrant.

The registrant also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all of the registrant’s securities sold in the last three years which were not registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The descriptions of these issuances are historical and have not been adjusted to give effect to the Transactions. Capitalized terms used and not defined in this Item 15 have the meaning given to them in the prospectus which forms a part of this registration statement.

On August 21, 2020, prior to the closing of Spring Valley’s Initial Public Offering (“IPO”), Spring Valley issued 7,187,500 Spring Valley Class B ordinary shares (“Founder Shares”) to the Sponsor in exchange for a capital contribution of $25,000. On September 30, 2020, the Sponsor transferred 40,000 Founder Shares to each of Debora Frodl, Richard Thompson and Patrick Wood, III, Spring Valley’s independent director nominees. On October 22, 2020, the Sponsor irrevocably surrendered to Spring Valley for cancellation and for no consideration 1,437,500 Founder Shares resulting in 5,750,000 Founder Shares outstanding. On November 18, 2020, Spring Valley entered into commitment letter agreements with certain investors pursuant to which such investors (i) expressed an interest to purchase an aggregate of 48.6% of the units which Spring Valley sold in the IPO consisting of one Spring Valley Class A ordinary share and one half of a Spring Valley Public Warrant (“Units”) (assuming no exercise by the underwriters of the over-allotment) and (ii) agreed to purchase a non-controlling economic interest in the Sponsor Sub. On November 23, 2020, the Sponsor transferred 5,630,000 Founder Shares to the Sponsor Sub, and as a result of such transfer, the Sponsor no longer holds any Founder Shares. The registrant issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act in reliance on the exemption afforded by Section 4(a)(2) thereof.

On November 27, 2020, Spring Valley completed its IPO of 23,000,000 Units. Simultaneous with the closing of its IPO, Spring Valley completed the private placement of 8,900,000 Spring Valley private placement warrants to the Sponsor at a price of $1.00 per warrant generating gross proceeds of $8,900,000. The registrant issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act in reliance on the exemption afforded by Section 4(a)(2) thereof.

In connection with the Closing and as contemplated by the Merger Agreement and the Subscription Agreements:

●	On May 2, 2022, NuScale sold 23,700,002 unregistered shares of NuScale Class A Common Stock to the PIPE Investors for aggregate consideration of $235,000,000. The shares were sold in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act in reliance on the exemption afforded by Section 4(a)(2) thereof.
●	On May 3, 2022, NuScale issued 178,396,711 shares of NuScale Class B Common Stock to the Legacy NuScale Equityholders for no cash consideration. Each of the Legacy NuScale Equityholders received a number of shares of NuScale Class B Common Stock equal to the number of NuScale LLC Class B Units they received in the recapitalization of NuScale LLC, and upon the exchange of NuScale LLC Class B Units for shares of NuScale Class A Common Stock as provided in the A&R NuScale LLC Agreement, a corresponding number of shares of Class B Common Stock will be cancelled. Each share of NuScale Class B Common Stock represents one vote on matters submitted to the stockholders of NuScale and carries no economic interests. To the extent the Class B Common Stock constitutes a “security” that was offered and sold to Legacy NuScale Equityholders, the shares were sold in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act in reliance on the exemption afforded by Section 3(a)(9) or Section 4(a)(2) thereof.
●	NuScale issued shares of Class A Common Stock to former employees upon the exercise of options for aggregate consideration of $190,830.69 as follows: 47,630 shares on May 2, 2022; 2,814 shares on May 5, 2022; 5,737 shares on May 6, 2022; and 780 shares on May 9, 2022. The options, which were originally issued under the Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC before the Merger, were converted into options to purchase Class A Common Stock of NuScale in the Merger. The issuances of shares upon exercise of the options were exempt under Rule 701 under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits. See the exhibit index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.
(b)	Financial Statement Schedules. None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)  that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)  that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1 †

Agreement and Plan of Merger, dated as of December 13, 2021, by and among Spring Valley, Merger Sub and NuScale LLC (incorporated by reference to Annex A to the Proxy Statement/Prospectus filed with the SEC on April 8, 2022)

2.2

Amendment to Agreement and Plan of Merger, dated as of December 28, 2021, by and among Spring Valley, Merger Sub and NuScale LLC (incorporated by reference to Annex A-I to the Proxy Statement/ Prospectus filed with the SEC on April 8, 2022)

2.3

Second Amendment to Agreement and Plan of Merger, dated as of April 14, 2022, by and among Spring Valley, Merger Sub and NuScale LLC (incorporated by reference to Exhibit 2.1 to Spring Valley’s Current Report on Form 8-K, filed with the SEC on April 15, 2022)

3.1	Certificate of Incorporation of NuScale Power Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 5, 2022)
3.2	Bylaws of NuScale Power Corporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on May 5, 2022)
4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on November 20, 2020)
4.2

Warrant Agreement between Continental Stock Transfer & Trust Company and Spring Valley Acquisition Corp., dated November 23, 2020 (incorporated by reference to Annex L to the Proxy Statement/ Prospectus filed on April 8, 2022)

5.1*	Opinion of Stoel Rives LLP
10.1	Form of NuScale Corp Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 filed on February 11, 2022)
10.2 +	2022 Long-Term Incentive Plan, as amended, and forms of equity agreements thereunder (incorporated by reference to Annex E to the Proxy Statement/ Prospectus filed on April 8, 2022)
10.3

Sponsor Letter Agreement, dated as of November 23, 2020, by and among Spring Valley Acquisition Sponsor, LLC, Spring Valley and certain other parties thereto (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed by the Registrant on November 30, 2020 and included as Annex H to the Proxy Statement/ Prospectus)

10.4

Sponsor Support Agreement, dated as of December 13, 2021, by and among Sponsor Sub, Spring Valley and NuScale LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 14, 2021)

10.5

Director Support Agreement, dated as of December 13, 2021, by and among Debora Frodl, Richard Thompson, Patrick Wood, III, Spring Valley and NuScale LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 14, 2021)

10.6

Sponsor Letter Agreement, dated as of December 13, 2021, by and among Sponsor Sub, Spring Valley and NuScale LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on December 14, 2021)

10.7	Form of PIPE Subscription Agreement (included as Annex F to the Proxy Statement/Prospectus filed on April 8, 2022)
10.8	Form of Amendment to PIPE Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on April 15, 2022)
10.9 +	Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC; Form of Option Agreement (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on May 5, 2022)
10.10

Amended and Restated Registration Rights Agreement dated May 2, 2022, by and among NuScale Power Corporation, Spring Valley Acquisition Sponsor, LLC, SV Acquisition Sponsor Sub, LLC, and certain members of NuScale Power, LLC and shareholders of NuScale Power Corporation (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on May 5, 2022)

10.11

Tax Receivable Agreement dated May 2, 2022, by and among NuScale Power Corporation, NuScale Power, LLC, and certain members of NuScale Power, LLC (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed on May 5, 2022)

10.12

Sixth Amended and Restated Limited Liability Company Agreement dated May 2, 2022, by and among NuScale Power Corporation, NuScale Power, LLC and the members of NuScale Power, LLC (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on May 5, 2022)

10.13 +

Employment Agreement between John Hopkins and NuScale Power, LLC dated November 1, 2021 (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4, filed on February 11, 2022)

10.14 +	Amendment No. 1 to Employment Agreement with John Hopkins effective May 2, 2022 (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed on May 5, 2022)

Exhibit Number	Description

10.15 +	Employment Agreement between Dale Atkinson and NuScale Power, LLC dated July 11, 2019 (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed on February 11, 2022)
10.16 +	Amendment No. 1 to Employment Agreement with Dale Atkinson effective May 2, 2022 (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed on May 5, 2022)
10.17†

Assistance Agreement with the U.S. Department of Energy dated January 7, 2022 (portions of the agreement have been redacted) (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed on March 14, 2022)

10.18 +*	Form of Agreement to Terminate Employment Agreement, including Executive Change in Control Plan and Executive Severance Policy
10.19 +	Executive Severance Policy (incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed on May 5, 2022)
10.20	NuScale Power, LLC Fourth Amended and Restated 2011 Equity Incentive Plan; Form of Option Agreement (incorporated by reference to Exhibit 10.20 to the Current Report on Form 8-K filed on May 5, 2022)
10.21

Exclusivity Agreement among NuScale Power, LLC, NuScale Holdings Corp., and Fluor Enterprises, Inc. dated September 30, 2011, as amended by First Amendment to Exclusivity Agreement dated July 31, 2019 and Second Amendment to the Exclusivity Agreement dated March 26, 2021 (portions of the agreement have been redacted) (incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed on May 5, 2022)

10.22

Development Cost Reimbursement Agreement between NuScale Power, LLC and Utah Associated Municipal Power Systems dated December 31, 2020, as amended by Amendment No. 1 dated April 30, 2021 and Amendment No. 2 dated May 31, 2021 (portions of the agreement have been redacted) (incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K filed on May 5, 2022)

10.23 +

Letter Agreement among NuScale Power, LLC, Fluor Enterprises, Inc., Japan NuScale Innovation, LLC, and Japan Bank for International Cooperation dated April 4, 2022 (incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K filed on May 5, 2022)

10.24+*	Executive Change in Control Plan
10.25+*	Restricted Unit and Bonus Award Agreement between NuScale Power, LLC and Dale Atkinson
10.26+	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed on May 5, 2022)
10.27†

Amendment No. 3 to Development Cost Reimbursement Agreement, dated February 28, 2023, between NuScale LLC and CFPP LLC (portions of this exhibit have been redacted) (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K filed on March 16, 2023)

10.28†

Long Lead Material Reimbursement Agreement, dated February 28, 2023, between NuScale LLC and CFPP LLC (portions of this exhibit have been redacted) (incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K filed on March 16, 2023)

23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Spring Valley
23.2	Consent of Ernst & Young LLP independent registered accounting firm for NuScale Power Corporation
23.3*	Consent of Stoel Rives LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-1)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL).
107*	Filing Fee Table

*    Previously filed.

†     Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+     Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, Oregon on the 20th day of March, 2023.

NUSCALE POWER CORPORATION

By:	/s/ Chris Colbert
	Name:	Chris Colbert
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John L. Hopkins, Chris Colbert and Robert Temple, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ John L. Hopkins	Chief Executive Officer, Director
John L. Hopkins	(Principal Executive Officer)	March 20, 2023

/s/ Chris Colbert	Chief Financial Officer
Chris Colbert	(Principal Financial and Accounting Officer)	March 20, 2023

* /s/ Chris Colbert	Director
Alan L. Boeckmann		March 20, 2023

* /s/ Chris Colbert	Director
Alvin C. Collins, III		March 20, 2023

* /s/ Chris Colbert	Director (Chairman)
James T. Hackett		March 20, 2023

* /s/ Chris Colbert	Director
Kent Kresa		March 20, 2023

* /s/ Chris Colbert	Director
Christopher J. Panichi		March 20, 2023

* /s/ Chris Colbert	Director
Christopher Sorrells		March 20, 2023

* /s/ Chris Colbert	Director
Kimberly O. Warnica		March 20, 2023

Director
Bum-Jin Chung

Director
Shinji Fujino

*By:	/s/ Chris Colbert
Chris Colbert, Attorney-in-fact